UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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AT&T Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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When:	9:00 a.m., local time, Friday, April 29, 2011

Where:	Statehouse Convention Center 1 Statehouse Plaza Little Rock, Arkansas 72201

Items of business:

—   Election of 12 Directors

—   Ratification of Ernst & Young LLP as independent auditors

—   Advisory vote on executive compensation

—   Advisory vote on frequency of submission of vote on executive compensation

—   Approve 2011 Incentive Plan

—   Such other matters, including certain stockholder proposals, as may properly come before the meeting.

Who can vote:	Holders of AT&T Inc. common stock of record at the close of business on March 1, 2011, are entitled to vote at the meeting and any adjournment of the meeting.

Voting by proxy:	Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors.

Ann Effinger Meuleman Senior Vice President and Secretary March 10, 2011

Proxy Statement

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on April 29, 2011:

The proxy statement and annual report to security

holders are available at www.edocumentview.com/att.

  General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AT&T Inc. (“AT&T,” the “Company,” or “we”) for use at the 2011 Annual Meeting of Stockholders of AT&T. The meeting will be held at 9:00 a.m. local time on Friday, April 29, 2011, in the Wally Allen Ballroom at the Statehouse Convention Center, 1 Statehouse Plaza, Little Rock, Arkansas 72201.

The purposes of the meeting are set forth in the Notice of Annual Meeting of Stockholders (preceding the table of contents). This Proxy Statement and form of proxy are being sent beginning March 10, 2011, to certain stockholders who were record holders of AT&T’s common stock, $1.00 par value per share, at the close of business on March 1, 2011. These materials are also available at www.edocumentview.com/att. Each share entitles the registered holder to one vote. As of January 31, 2011, there were 5,911,433,420 shares of AT&T common stock outstanding.

If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy card or the Annual Meeting Notice and Admission Ticket) to the Annual Meeting. If you do not have an admission ticket, you will be admitted upon presentation of photo identification at the door.

AT&T’s executive offices are located at Whitacre Tower, One AT&T Plaza, 208 S. Akard Street, Dallas, Texas 75202.

All shares represented by proxies will be voted by one or more of the persons designated on the form of proxy in accordance with the stockholders’ directions. If the proxy card is signed and returned or the proxy is submitted by telephone or through the Internet without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any stockholder giving a proxy may revoke it at any time before the proxy is voted at the meeting by giving written notice of revocation to the Senior Vice President and Secretary of AT&T, by submitting a later-dated proxy or by attending the meeting and voting in person. The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received before the closing of the polls in order to be counted.

Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the form of proxy. Similar procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

If a stockholder participates in the plans listed below and/or maintains stockholder accounts under more than one name (including minor differences in registration, such as with or without a middle initial), the stockholder may receive more than one set of proxy materials. To ensure that all shares are voted, please submit proxies for all of the shares you own.

Where the stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.

A stockholder may designate a person or persons other than those persons designated on the form of proxy to act as the stockholder’s proxy by striking out the name(s) appearing on the proxy card, inserting the name(s) of another person(s) and delivering the signed card to that person(s). The person(s) designated by the stockholder must present the signed proxy card at the meeting in order for the shares to be voted.

The proxy card, or a proxy submitted by telephone or through the Internet, will also serve as voting instructions to the plan administrator or trustee for any shares held on behalf of a participant under any of the following employee benefit plans: the AT&T Savings Plan, the AT&T Savings and Security Plan, the AT&T Long Term Savings and Security Plan, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the AT&T Puerto Rico Savings Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Subject to the trustee’s fiduciary obligations, shares in each of the above employee benefit plans for which voting instructions are not received will not be voted. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 26, 2011.

In addition, the proxy card or a proxy submitted by telephone or through the Internet will constitute voting instructions to the plan administrator under The DirectSERVICE Investment Program sponsored and administered by Computershare Trust Company, N.A. (AT&T’s transfer agent) for shares held on behalf of plan participants.

No more than one annual report and Proxy Statement are being sent to multiple stockholders sharing an address unless AT&T has received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the most recent annual report and/or the Proxy Statement by writing the transfer agent at: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, or by calling (800) 351-7221. Stockholders calling from outside the United States may call (781) 575-4729. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the annual report and/or the Proxy Statement may write or call the transfer agent at the above address or phone numbers to request a change.

The cost of soliciting proxies will be borne by AT&T. Officers, agents and employees of AT&T and its subsidiaries and other solicitors retained by AT&T may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of AT&T. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. AT&T has retained D. F. King & Co., Inc. to aid in the solicitation of proxies at a fee of $19,500, plus expenses.

Stockholders who together represent 40% of the common stock outstanding and are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting.

YOUR VOTE IS IMPORTANT

Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

  Board of Directors

The Board of Directors is responsible for our management and direction and for establishing broad corporate policies. In addition, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and other members of management as well as reports by experts and other advisors. Corporate review sessions are also offered to Directors to give them more detailed views of our businesses and matters that affect our businesses, corporate opportunities, technology, and operations.

Assessing and managing risk is the responsibility of the management of AT&T. The Board of Directors oversees and reviews certain aspects of the Company’s risk management efforts. Annually, the Board reviews the Company’s strategic business plans, which includes evaluating the objectives of and risks associated with these plans (e.g., competitive, technology, economic, etc.).

In addition, under its charter, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Members of the Finance and Compliance groups are responsible for managing risk in their areas and reporting regularly to the Audit Committee.

The Company’s chief audit executive meets annually in executive session with the Audit Committee. The chief audit executive reviews with the Audit Committee each year’s annual internal audit plan, which is focused on significant areas of financial, operating, and compliance risk. The Audit Committee also receives regular reports on completed internal audits of these significant risk areas.

The Finance/Pension Committee reviews policies designed by management regarding financial and market risk and actions taken by management to control the risk (e.g., the nature and extent of insurance coverage, interest rate and foreign currency exposure, counterparty risk, etc.).

Members of the Board are expected to attend Board meetings in person, unless the meeting is held by teleconference. The Board held eight meetings in 2010. All of the Directors attended at least 75% of the total number of meetings of the Board and Committees on which each served. Directors are also expected to attend the Annual Meeting of Stockholders. All of the Directors were present at the 2010 Annual Meeting.

At least four times a year, the non-management members of the Board of Directors meet in executive session, i.e., without management Directors or management personnel present. The Lead Director, who is appointed for a two-year term, presides over these meetings. Jon C. Madonna currently serves as Lead Director; his term is scheduled to expire January 31, 2012.

Responsibilities of the Lead Director include:

—	Leading the non-management Directors in executive session,
—	Preparing the agenda for the executive sessions of the non-management Directors,
—	Acting as the principal liaison between the non-management Directors and the Chairman and Chief Executive Officer,
—	Coordinating the activities of the non-management Directors when acting as a group,
—	Establishing together with the Chairman and Chief Executive Officer the agenda for each Board meeting, and
—

Advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management, including the materials provided to Directors at Board meetings.

In addition, the Lead Director may:

—	Call meetings of the non-management Directors in addition to the quarterly meetings,
—	Approve the addition of any item to the agenda for any Board meeting, and
—	Require information relating to any matter be distributed to the Board.

Interested persons may contact the Lead Director or the non-management Directors by sending written comments through the Office of the Secretary of AT&T Inc. The Office will either forward the original materials as addressed or provide Directors with summaries of the submissions, with the originals available for review at the Directors’ request.

Randall Stephenson currently serves as both Chairman of the Board and Chief Executive Officer. The Board believes that having Mr. Stephenson serve in both capacities is in the best interests of AT&T and its stockholders because it enhances communication between the Board and management and allows Mr. Stephenson to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. The Board believes that the appointment of an independent Lead Director and the use of regular executive sessions of the non-management Directors, along with the Board’s strong committee system and substantial majority of independent Directors, allow it to maintain effective oversight of management.

The Corporate Governance and Nominating Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in our Corporate Governance Guidelines to serve as members of the Board. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates whom stockholders suggest. Candidates are recommended to the Board after consultation with the Chairman of the Board. In recommending Board candidates, the Committee considers a candidate’s:

—	general understanding of elements relevant to the success of a large publicly traded company in the current business environment,
—	understanding of our business, and
—	educational and professional background.

The Committee also gives consideration to a candidate’s judgment, competence, anticipated participation in Board activities, experience, geographic location and special talents or personal attributes. Although the Committee does not have a formal diversity policy, it believes that diversity is an important factor in determining the composition of the Board. Stockholders who wish to suggest qualified candidates should write to the Senior Vice President and Secretary, AT&T Inc., 208 S. Akard Street, Suite 3241, Dallas, Texas 75202, stating in detail the qualifications of the persons proposed for consideration by the Committee.

Under our Bylaws, the Board of Directors has the authority to determine the size of the Board and to fill vacancies. Currently, the Board is comprised of 13 Directors, one of whom is an executive officer of AT&T. We have included biographical information about each continuing Director on pages 14-20. Holdings of AT&T common stock by AT&T Directors are shown on the table on page 12.

The Board of Directors has nominated the 12 persons listed in this Proxy Statement, beginning on page 14, for election as Directors. Each of the nominees is an incumbent Director of AT&T recommended for re-election by the Corporate Governance and Nominating Committee. Under AT&T’s Corporate Governance Guidelines, a Director will not be nominated for re-election if the Director has reached age 72. Accordingly, Patricia P. Upton will not stand for re-election at the 2011 Annual Meeting and the Board has voted to reduce its size to 12 Directors effective immediately before the meeting. There are no vacancies on the Board.

Board Committees

From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established seven standing committees of Directors, the principal responsibilities of which are described below. The charters for each of these committees may be found on our web site at www.att.com.

Committee	Members	Functions and Additional Information	Meetings in 2010
Audit	Jon C. Madonna, Chair Jaime Chico Pardo James P. Kelly Laura D’Andrea Tyson	Consists of four independent Directors. Oversees the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of internal audit function and the independent auditors, and our compliance with legal and regulatory matters, including environmental matters. Responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The independent auditor audits the financial statements of AT&T and its subsidiaries.	13

Corporate Development	James H. Blanchard, Chair Jaime Chico Pardo Jon C. Madonna Laura D’Andrea Tyson	Consists of four independent Directors. Reviews mergers, acquisitions, dispositions and similar transactions.	3

Corporate Governance and Nominating	Lynn M. Martin, Chair James P. Kelly John B. McCoy Joyce M. Roché	Consists of four independent Directors. Responsible for recommending candidates to be nominated by the Board for election by the stockholders, or to be appointed by the Board of Directors to fill vacancies, consistent with the criteria approved by the Board, and recommending committee assignments and the appointment of the Lead Director. Periodically assesses AT&T’s Corporate Governance Guidelines and makes recommendations to the Board for amendments and also recommends to the Board the compensation of Directors. Takes a leadership role in shaping corporate governance and oversees an annual evaluation of the Board.	5

Executive	Randall L. Stephenson, Chair Gilbert F. Amelio Reuben V. Anderson James H. Blanchard Jon C. Madonna Lynn M. Martin John B. McCoy	Consists of the Chairman of the Board and the chairpersons of our six other standing committees. Established to assist the Board by acting upon matters when the Board is not in session. Has full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.	0

Finance/ Pension	John B. McCoy, Chair Reuben V. Anderson Lynn M. Martin Laura D’Andrea Tyson	Consists of four independent Directors. Assists the Board in its oversight of our finances, including recommending the payment of dividends and reviewing the management of our debt and investment of our cash reserves.	5

Human Resources	Gilbert F. Amelio, Chair James H. Blanchard John B. McCoy Matthew K. Rose Patricia P. Upton*	Consists of five independent Directors. Oversees the compensation practices of AT&T, including the design and administration of employee benefit plans. Responsible for establishing the compensation of the Chief Executive Officer and the other executive officers, establishing stock ownership guidelines for officers and developing a management succession plan.	7

Public Policy	Reuben V. Anderson, Chair Gilbert F. Amelio Joyce M. Roché Patricia P. Upton*	Consists of four independent Directors. Assists the Board in its oversight of policies related to corporate social responsibility, as well as political and charitable contributions.	3

* Retiring effective April 29, 2011

Independence of Directors

The New York Stock Exchange (“NYSE”) prescribes independence standards for companies listed on the NYSE, including us. These standards require a majority of the Board to be independent. They also require every member of the Audit Committee, Human Resources Committee, and Corporate Governance and Nominating Committee to be independent. A Director is considered independent only if the Board of Directors “affirmatively determines that the Director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).” In addition, the Board of Directors has adopted certain additional standards for determining the independence of its members. In accordance with the NYSE standards, a Director is not independent if:

—	The Director is, or has been within the last three years, an employee of AT&T, or an immediate family member is, or has been within the last three years, an executive officer of AT&T;

—

The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from AT&T, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service);

—

(a) The Director is a current partner or employee of a firm that is our internal or external auditor; (b) the Director has an immediate family member who is a current partner of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the Director or an immediate family member was within the last three years a partner or an employee of such a firm and personally worked on our audit within that time period;

—

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

—

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is more than the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Additional standards for determining independence of Directors have been established by our Board and are set forth in our Corporate Governance Guidelines, which can be found on our web site at www.att.com. These additional standards are:

—

A Director who owns, together with any ownership interests held by members of the Director’s immediate family, 10% of another company that makes payments to or receives payments from us (together with our consolidated subsidiaries) for property or services in an amount which, in any single fiscal year, is more than the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

—

A Director who is, or whose immediate family member is, a director, trustee or officer of a charitable organization, or holds a similar position with such an organization, and we (together with our consolidated subsidiaries) make contributions to the charitable organization in an amount which exceeds, in any single fiscal year, the greater of $1 million per year or at least 5% of such organization’s consolidated gross revenues, is not independent until three years after falling below such threshold.

The Board of Directors, using these standards for determining the independence of its members, has determined that the following Directors are independent: Gilbert F. Amelio, Reuben V. Anderson, James H. Blanchard, Jaime Chico Pardo, James P. Kelly, Jon C. Madonna, Lynn M. Martin, John B. McCoy, Joyce M. Roché, Matthew K. Rose, Laura D’Andrea Tyson and Patricia P. Upton. Each member of the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources Committee is independent.

Compensation of Directors

The compensation of Directors is determined by the Board with the advice of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed entirely of independent Directors. None of our employees serve on this Committee. The Committee’s current members are Lynn M. Martin (Chairperson), James P. Kelly, John B. McCoy, and Joyce M. Roché. Under its charter (available on our web site at www.att.com), the Committee periodically, and at least every two years, reviews the compensation and benefits provided to Directors for their service and makes recommendations to the Board for changes. This includes not only Director retainers and fees, but also Director compensation and benefit plans.

The Committee’s charter authorizes the Committee to employ independent compensation and other consultants to assist in fulfilling its duties. The Committee may also form and delegate authority to subcommittees. From time to time, the Committee engages Total Rewards Strategies, LLC, an employee benefits and compensation consulting firm (which also acts as a consultant to the Human Resources Committee on executive compensation matters), to provide the Committee with information regarding director compensation paid by companies principally in the Fortune 50, Fortune 100 and a special comparator group used by the Human Resources Committee. In reviewing Director compensation, the Committee may request Total Rewards Strategies to provide a study of director compensation disclosed in proxy statements of companies in the comparison groups. After reviewing the study, the Committee may make recommendations to the Board for modifying the compensation of Directors. In addition, from time to time, the Chief Executive Officer may make recommendations to the Committee or the Board about types and amounts of appropriate compensation and benefits for Directors.

Directors who are employed by us or one of our subsidiaries receive no separate compensation for serving as Directors or as members of Board committees. Non-employee Directors receive an annual retainer of $85,000, together with $2,000 for each Board meeting or corporate strategy session attended. Committee members receive $1,700 for each committee meeting attended, except that members of the Audit and Human Resources Committees receive $2,000 for each meeting attended in person. The Chairperson of each committee receives an additional annual retainer of $10,000, except for the Chairpersons of the Audit and Human Resources Committees, each of whom receives an additional annual retainer of $25,000. The Lead Director receives an additional annual retainer of $30,000. Retainers may be taken in cash or invested in AT&T stock.

Under the AT&T Non-Employee Director Stock and Deferral Plan (the “Director Deferral Plan”), Directors may choose to defer the receipt of their fees and all or part of their retainers into either deferred stock units or into a cash deferral account. Each deferred stock unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional deferred stock units. Directors purchase the deferred stock units at the fair market value of AT&T common stock. Deferred stock units are paid in cash in a lump sum or in up to 15 annual installments, at the Director’s election, after the Director ceases service with the Board. In addition, under the Director Deferral Plan each non-employee Director annually receives $150,000 in the form of deferred stock units. The annual grants are fully earned and vested at issuance.

Deferrals into the cash deferral account under the Director Deferral Plan earn interest during the calendar year at a rate equal to the Moody’s Long-Term Corporate Bond Yield Average for September of the preceding year (“Moody’s Rate”). This interest rate roughly approximates the market interest rate prescribed by the Securities and Exchange Commission (“SEC”) for disclosure purposes. Amounts earned above the SEC interest rate, if any, are included in the “Director Compensation” table on page 9 under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Directors may annually choose to convert their cash deferral accounts into deferred stock units at the fair market value of our stock at the time of the conversion.

AT&T does not offer non-employee Directors a retirement plan or pension. However, Directors who joined the Board before 1997 have vested rights in a former pension plan that we no longer offer. Only benefits that have already vested are payable under the plan. Each Director who is vested in the former pension plan, upon retirement, will receive an annual pension equal to 10% of the annual retainer in effect at the time of his or her retirement multiplied by the number of years of service not to exceed ten years. The payments will continue for the life of the Director. If the Director dies before receiving ten years of payments, the Director’s beneficiaries will receive the payments for the remainder of the ten-year period.

Upon our acquisition of Pacific Telesis Group (“PTG”) on April 1, 1997, certain of the former PTG Directors joined our Board. As part of their service with PTG, these Directors previously received PTG Deferred Stock Units, which were issued in exchange for a waiver by the Directors of certain retirement benefits. The PTG Deferred Stock Units are fully vested, earn dividend equivalents and are paid out in the form of cash after the retirement of the Director. After the acquisition of PTG, the Deferred Stock Units were modified so that their value was based on AT&T stock instead of PTG stock. Service as a Director of AT&T is deemed service with PTG for these benefits. In addition, these Directors were allowed to continue their prior deferrals of PTG retainers and fees made before they joined the AT&T Board at the PTG rates. Under the PTG plans, deferrals earn a rate of interest equal to Moody’s Rate plus 4% for deferrals from 1985 through 1992, Moody’s Rate plus 2% for deferrals from 1993 through 1995, and the ten-year Treasury Note average for the month of September for the prior year plus 2% for deferrals after 1995.

Similarly, upon our acquisition of BellSouth Corporation on December 29, 2006, certain of the former BellSouth Directors joined our Board. These Directors had previously made cash- and stock-based deferrals under the BellSouth Corporation Directors’ Compensation Deferral Plan, which was no longer offered after 2006. These deferrals pay out in accordance with the choices of the Directors. Cash deferrals earn a rate of interest equal to Moody’s Monthly Average of Yields of Aa Corporate Bonds for the previous July, while earnings on deferrals in the form of stock units are reinvested in additional deferred stock units at the fair market value of the underlying stock.

In addition, under the BellSouth Nonqualified Deferred Compensation Plan offered to BellSouth Directors prior to its acquisition, Directors were permitted to make up to five annual deferrals of up to 100% of their compensation. For deferrals made for the 1995 and 1996 plan years, the plan returned the original deferred amount in the 7th year after the deferral year. Interim distributions were not made with respect to subsequent deferral periods. For deferrals made for the 1995 through 1999 plan years, Directors received fixed interest rates of 16%, 12.7%, 12.8%, 12.4% and 11.8%, respectively. Distributions are made at times elected by the Directors. BellSouth discontinued offering new deferrals beginning in 2000.

Director Compensation

Director	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
William F. Aldinger III (6)	48,533	0	0	256,281	304,814
Gilbert F. Amelio	141,167	127,500	765	4,884	274,316
Reuben V. Anderson	130,367	127,500	56,382	2,806	317,055
James H. Blanchard	133,000	127,500	50,333	6,260	317,093
August A. Busch III (6)	39,100	0	0	290,749	329,849
Jaime Chico Pardo	129,400	127,500	0	15,102	272,002
James P. Kelly	135,100	127,500	35	3,755	266,390
Jon C. Madonna	170,033	127,500	0	7,168	304,701
Lynn M. Martin	130,850	127,500	0	14,757	273,107
John B. McCoy	131,000	127,500	0	7,073	265,573
Mary S. Metz (6)	39,433	0	2,242	267,974	309,649
Joyce M. Roché	116,600	127,500	0	24,078	268,178
Matthew K. Rose (6)	30,333	0	0	26	30,359
Laura D’Andrea Tyson	128,800	127,500	1,768	6,177	264,245
Patricia P. Upton	121,200	127,500	24,148	4,314	277,162

1.	The following table shows the number of deferred stock units purchased in 2010 by each Director with deferrals of their retainers and fees. Each year, Directors may elect to make monthly purchases during the following calendar year of deferred stock units at the fair market value of our stock at the time of the purchase.

Director	Deferred Stock Units Purchased in 2010	Director	Deferred Stock Units Purchased in 2010
Reuben V. Anderson	3,466	John B. McCoy	4,958
August A. Busch III	1,529	Joyce M. Roché	1,609
James P. Kelly	1,907

2.	This represents an annual grant of deferred stock units that are immediately vested, valued using the grant date value in accordance with FASB ASC Topic 718, and deferred. The deferred stock units will be paid out in cash after the Director ceases his or her service with the Board at the times elected by the Director.
3.	Mr. Madonna holds 2,496 options that were originally granted by AT&T Corp. while he served on the Board of Directors of AT&T Corp. before its 2005 acquisition by AT&T Inc. (then known as SBC Communications Inc.). Similarly, Mr. Anderson, Mr. Blanchard, and Mr. Kelly hold 37,970 options, 43,464 options, and 35,799 options, respectively, that were originally granted by BellSouth Corporation while they served on the BellSouth Board before its 2006 acquisition by AT&T Inc.
4.	The amount shown for Ms. Upton represents the total change in the actuarial present value of her pension during 2010. (The pension plan was discontinued for new Directors joining the Board in 1997 and later.) Amounts shown for all other Directors represent the difference between market interest rates determined pursuant to SEC rules and actual rates used to determine earnings on deferred compensation.
5.	Under the AT&T Higher Education/Cultural Matching Gift Program, which covers AT&T employees as well as Directors, the AT&T Foundation matches charitable contributions ranging from $25 to $15,000 per year by active Directors. In 2010, a total of $63,235 was paid on behalf of active Directors under this program. The amounts reported in this column include the following matching contributions paid on behalf of the following Directors under this program: Mr. Chico—$15,000, Dr. Metz—$10,750, and Ms. Roché—$17,985 ($5,872 of which relates to contributions made in 2009). In addition, in 2010, AT&T created a special, one-time matching gift program covering contributions by AT&T employees and Directors of $25 or more to organizations supporting those affected by the Fort Hood shootings. In 2010, a total of $27,200 was paid on behalf of active Directors under this program. The amounts reported in this column include a matching contribution of $25,000 paid on behalf of Mr. Busch under this program. Also reported in this column are charitable contributions of $250,000 that AT&T made in 2010 on behalf of each of Mr. Aldinger, Mr. Busch, and Dr. Metz in connection with their retirement from the Board.
6.	Mr. Aldinger, Mr. Busch, and Dr. Metz retired from the Board in April 2010; Mr. Rose joined the Board in September 2010.

  Related Person Transactions

Under the rules of the SEC, public issuers, such as AT&T, must disclose certain “Related Person Transactions.” These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our common stock has a direct or indirect material interest.

AT&T has adopted a written policy requiring that each Director or executive officer involved in such a transaction notify the Corporate Governance and Nominating Committee and that each such transaction be approved or ratified by the Committee.

In determining whether to approve a Related Person Transaction, the Committee will consider the following factors, among others, to the extent relevant to the Related Person Transaction:

—	whether the terms of the Related Person Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person,

—	whether there are business reasons for the Company to enter into the Related Person Transaction,

—	whether the Related Person Transaction would impair the independence of an outside director, and

—

whether the Related Person Transaction would present an improper conflict of interest for any of our Directors or executive officers, taking into account the size of the transaction, the overall financial position of the Director, executive officer or other related person, the direct or indirect nature of the Director’s, executive officer’s or other related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

A Related Person Transaction entered into without the Committee’s pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.

During 2010, a brother of Ronald E. Spears, who was an executive officer in 2010, was employed by a subsidiary with an approximate rate of pay, including commissions, of $210,000. This rate of pay is similar to those paid for comparable positions at the Company. The employment of this person was approved by the Corporate Governance and Nominating Committee under the Company’s Related Party Transactions Policy.

During 2010, John T. Stankey, President and Chief Executive Officer, AT&T Business Solutions, relocated from San Antonio, Texas to Dallas, Texas and was eligible to receive assistance under the AT&T’s relocation plan offered by the Company’s relocation agent to eligible managers. Under the plan, if an employee finds a buyer for his or her home, the relocation agent will complete the sale for the employee by taking possession of the home for later transfer to the buyer and paying the employee the purchase price. The agent will also pay the employee a bonus of 2% of the sales price, not to exceed $15,000 (since the agent avoids the expense of remarketing the home). Because Mr. Stankey found a buyer for his home, he received the sales price of $1.9 million and the full $15,000 bonus. The agent is also responsible for commissions and closing costs on the sale of the home. Under the relocation plan, if the employee voluntarily terminates employment prior to one year after the relocation, the employee is required to repay the relocation costs to the Company. This transaction was approved by the Corporate Governance and Nominating Committee under the Company’s Related Party Transactions Policy. See note 4 to the “Summary Compensation Table” for moving expenses and other relocation benefits provided to Mr. Stankey in connection with his relocation.

As disclosed in AT&T’s 2010 proxy statement, since mid-2009 the Company has been distributing copies of the book Obstacles Welcome: How to Turn Adversity into Advantage in Business and in Life, by Ralph de la Vega (President and Chief Executive Officer, AT&T Mobility and Consumer Markets) to participants in the AT&T/Junior Achievement Worldwide Job Shadow Initiative, which is part of the AT&T Aspire initiative. AT&T Aspire initiative is an education initiative offered by the AT&T Foundation to provide grants focused on high school retention programs and better preparing students for college and the workforce. The AT&T Foundation has committed a total of $100 million in grants to schools and non-profit organizations under the Aspire initiative through 2011. For purposes of this initiative, the publisher prints an “Aspire edition” of the book at a reduced rate. Mr. de la Vega has declined all profits from the Aspire edition. AT&T expects to spend approximately $225,000 through mid-2011 in purchasing copies of the Aspire edition. While Mr. de la Vega receives no direct benefit from these purchases and thus the transactions do not constitute Related Person Transactions, these purchases were reviewed and approved by the Corporate Governance and Nominating Committee under the Company’s Related Party Transactions Policy because of the importance of the initiative.

  Common Stock Ownership

Certain Beneficial Owners

The following table lists the beneficial ownership of each person holding more than 5% of AT&T’s outstanding common stock as of December 31, 2010 (as reported in filings made with the Securities and Exchange Commission on Schedule 13G by the stockholder listed below).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock Inc., 55 East 52nd St., New York, NY 10055	318,386,677	5.39%

Directors and Officers

The following table lists the beneficial ownership of AT&T common stock and non-voting stock units as of December 31, 2010, held by each Director, nominee and officer named in the “Summary Compensation Table” on page 51. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than 1% of our outstanding common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options) (1)	Non-Voting Stock Units (2)	Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options) (1)	Non-Voting Stock Units (2)
Gilbert F. Amelio	5,403	95,624	Patricia P. Upton	15,387	55,895
Reuben V. Anderson	58,910	29,826	Randall L. Stephenson	1,792,625	350,538
James H. Blanchard	111,385	20,491	Richard G. Lindner	522,138	95,686
Jaime Chico Pardo	50,000	10,514	Rafael de la Vega	739,290	26,193
James P. Kelly	41,766	25,546	John T. Stankey	522,382	41,534
Jon C. Madonna	17,069	23,042	D. Wayne Watts	334,629	25,155
Lynn M. Martin	4,139	56,310	All executive officers	6,718,189	1,252,825
John B. McCoy	31,584	108,665	and Directors as a
Joyce M. Roché	2,041	86,348	group (consisting of 22
Matthew K. Rose	43,000	0	persons, including
Laura D’Andrea Tyson	11,648	60,809	those named above)

1.	The table above includes presently exercisable stock options and stock options that became exercisable within 60 days of the date of this table. The following Directors and executive officers hold the following numbers of options: Mr. Anderson—37,970, Mr. Blanchard—43,464, Mr. Kelly—35,799, Mr. Madonna—2,496, Mr. Stephenson—1,292,248, Mr. Lindner—235,310, Mr. de la Vega—390,786, Mr. Stankey—166,408, Mr. Watts—274,910, and all executive officers and Directors as a group—3,937,933. In addition, of the shares shown in the table above, the following persons share voting and investment power with other persons with respect to the following numbers of shares: Dr. Amelio—5,383, Mr. Blanchard—390, Mr. Madonna—14,573, Mr. Rose—43,000, Dr. Tyson—11,648, Ms. Upton—5,025, Mr. Stephenson—498,429, Mr. Lindner—164,084, Mr. Stankey—100,566, and Mr. Watts—54,461.
2.	Represents number of vested stock units held by the Director or executive officer, where each stock unit is equal in value to one share of AT&T stock. The stock units are paid in stock or cash depending upon the plan and the election of the Director at times specified by the relevant plan. None of the stock units listed may be converted into common stock within 60 days of the date of this table. As noted under “Compensation of Directors,” AT&T’s plans permit non-employee Directors to acquire stock units (also referred to as deferred stock units) by deferring the receipt of fees and retainers into stock units and through a yearly grant of stock units. Officers may acquire stock units by participating in stock-based compensation deferral plans. Certain of the Directors also hold stock units issued by companies prior to their acquisition by AT&T that have been converted into AT&T stock units. Stock units carry no voting rights.

  Matters To Be Voted Upon

Each share of AT&T common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All matters, except as provided below, are determined by a majority of the votes cast, unless a greater number is required by law or the Certificate of Incorporation for the action proposed. A majority of votes cast means the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter.

In the election of Directors, each Director is elected by the vote of the majority of the votes cast with respect to that Director’s election. Under our Bylaws, if a nominee for Director is not elected and the nominee is an existing Director standing for re-election (or “incumbent” Director), the Director must promptly tender his or her resignation to the Board, subject to the Board’s acceptance. The Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. Any Director who tenders his or her resignation as described above will not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation.

If the number of persons nominated for election as Directors as of ten days before the record date for determining stockholders entitled to notice of or to vote at such meeting shall exceed the number of Directors to be elected, then the Directors shall be elected by a plurality of the votes cast. Because no persons other than the incumbent Directors have been nominated for election at the 2011 Annual Meeting, each nominee must receive a majority of the votes cast for that nominee to be elected to the Board.

The advisory votes on executive compensation and the frequency of submitting the compensation vote are non-binding. In each case, the Board will consider the choice receiving the greatest number of votes as the preference of the stockholders.

All other matters at the 2011 Annual Meeting will be determined by a majority of the votes cast. Shares represented by proxies marked “abstain” with respect to the proposals described on the proxy card and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If the proxy is submitted and no voting instructions are given, the person or persons designated on the card will vote the shares for the election of the Board of Directors’ nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card and at their discretion on any other matter that may properly come before the meeting.

Under the rules of the NYSE, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the ratification of the appointment of the independent auditors. In instances where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares they hold are not included in the vote totals and therefore have no effect on the vote. At the 2011 Annual Meeting, brokers will be prohibited from exercising discretionary authority with respect to each of the matters submitted, other than the ratification of the auditors.

Election of Directors (Item No. 1)

The following persons, each of whom is currently a Director of AT&T, have been nominated by the Board of Directors on the recommendation of the Corporate Governance and Nominating Committee for election to one-year terms of office that would expire at the 2012 Annual Meeting. In making these nominations, the Board reviewed the background of the nominees (each nominee’s biography is set out below) and determined to nominate each of the current Directors for re-election, other than the retiring Director.

The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight of a large and varied enterprise like AT&T. As indicated in the following biographies, the nominees have significant leadership skills and extensive experience in a variety of fields, including telecommunications, technology, public accounting, education, economics, financial services, law, consumer marketing, transportation and logistics, labor, academic research, consulting and nonprofit organizations, each of which the Board believes provides valuable knowledge about important elements of AT&T’s business. A number of the nominees also have extensive experience in international business and affairs, which the Board believes affords it an important global perspective in its deliberations.

All the nominees have significant experience in the oversight of large public companies due to their service as directors of AT&T and other companies. In addition, many of our Directors served on the boards of Ameritech Corporation, AT&T Corp., BellSouth Corporation, Pacific Telesis Group, and Southern New England Telecommunications Corporation, all large, publicly traded telecommunications companies that we acquired. These Directors provide historical perspective on the acquired companies, facilitate integration and continuity, and provide direction for the combined businesses. The Board believes that these skills and experiences qualify each nominee to serve as a Director of AT&T.

The Board recommends you vote FOR each of the following candidates:

RANDALL L. STEPHENSON, age 50, is Chairman of the Board, Chief Executive Officer and President of AT&T Inc. and has served in this capacity since June 2007. Mr. Stephenson has held a variety of high-level finance, operational, and marketing positions with AT&T, including serving as Chief Operating Officer from 2004 until his appointment as Chief Executive Officer in 2007 and as Chief Financial Officer from 2001 to 2004. He began his career with the Company in 1982. Mr. Stephenson received his B.S. in accounting from Central State University (now known as the University of Central Oklahoma) and earned his Master of Accountancy degree from the University of Oklahoma. He is the Chairperson of the Executive Committee. He has been a Director of AT&T since 2005. Mr. Stephenson is a Director of Emerson Electric Co. Mr. Stephenson’s qualifications to serve on the Board include his 28 years of experience in the telecommunications industry, his intimate knowledge of our company and its history, his expertise in finance and operations management, and his years of executive leadership experience across various divisions of our organization, including serving as Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President of Finance, and Senior Vice President of Consumer Marketing.

GILBERT F. AMELIO, age 68, who began his career at AT&T Bell Laboratories, is Senior Partner of Sienna Ventures (a privately-held venture capital firm in Sausalito, California) and has acted in this capacity since 2001. Dr. Amelio was Chairman and Chief Executive Officer of Jazz Technologies, Inc. (an analog-intensive mixed-signal semiconductor foundry solutions company) from 2005 until 2008 (at which time he was named Chairman Emeritus). Dr. Amelio was Chairman and Chief Executive Officer of Beneventure Capital, LLC (a venture capital firm) from 1999 to 2005 and was Principal of Aircraft Ventures, LLC (a consulting firm) from 1997 to 2004. Prior to that, he served as Chief Executive Officer of Apple Computer Inc. from 1996 to 1997 and National Semiconductor Corporation from 1991 to 1996. Dr. Amelio is responsible for a number of patents. He previously served as a Director of Jazz Technologies, Inc. (2005-2008). In 2008, Acquicor Management LLC (a former shareholder of Jazz Technologies, Inc.), where Dr. Amelio has served as the sole managing member since 2005, declared bankruptcy. In 2003, AmTech, LLC (a technology investments and consulting services firm), where Dr. Amelio served as Chairman and Chief Executive Officer from 1999 to 2004, declared bankruptcy. Dr. Amelio graduated from Georgia Institute of Technology where he earned his B.S., M.S. and Ph.D. degrees in physics. He was elected a Director of AT&T in 2001 and had previously served as an Advisory Director of AT&T from 1997 to 2001. He served as a Director of Pacific Telesis Group from 1995 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1997. He is the Chairperson of the Human Resources Committee and a member of the Executive Committee and the Public Policy Committee. He is a Director of InterDigital, Inc. and Pro-Pharmaceuticals, Inc. Dr. Amelio’s qualifications to serve on the Board include his executive leadership experience in the oversight of other large publicly traded companies, his prior service as a director of a telecommunications company that we acquired, his technical background and expertise, and his experience and expertise in venture capital. These attributes are valuable particularly for a technology and innovation driven company like AT&T.

REUBEN V. ANDERSON, age 68, is a senior partner in the law firm of Phelps Dunbar, LLP in Jackson, Mississippi, where he has served as a partner since 1991. He practices in the areas of commercial and tort litigation and regulatory and governance matters. Prior to that, Mr. Anderson served as a judge in Mississippi for 15 years, including serving as a Mississippi Supreme Court Justice from 1985 to 1990. Mr. Anderson received his B.A. from Tougaloo College and his J.D. from University of Mississippi School of Law. Mr. Anderson was elected a Director of AT&T in 2006. He served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006. He is the Chairperson of the Public Policy Committee and a member of the Executive Committee and the Finance/Pension Committee. Mr. Anderson is a Director of The Kroger Co. He previously served as a Director of Burlington Resources, Inc. (2001-2006) and Trustmark Corporation (1978-2009). Mr. Anderson’s extensive knowledge and judgment in litigation matters and his legal expertise in regulatory and governance matters are important qualifications given the regulatory and legal issues faced by AT&T and our industry. His qualifications to serve on the Board also include his years of service as a judge, including on the Mississippi Supreme Court, and his extensive service on the boards of other public companies. His qualifications also include his 12 years of service on the board of a telecommunications company that we acquired.

JAMES H. BLANCHARD, age 69, was Chairman of the Board of Synovus Financial Corp. (a diversified financial services holding company in Columbus, Georgia) and served in this capacity from 2005 to 2006, and prior to that served as its Chief Executive Officer from 1971 to 2005. Mr. Blanchard has over 35 years of finance and banking experience and in 2005 received recognition by US Banker Magazine as one of the “25 Most Influential People in Financial Services.” Mr. Blanchard received his B.B.A. in business administration and his law degree from the University of Georgia. Mr. Blanchard was elected a Director of AT&T in 2006. He served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006. He previously served as a Director of BellSouth Telecommunications Inc. from 1988 to 1994. He is the Chairperson of the Corporate Development Committee and a member of the Executive Committee and the Human Resources Committee. Mr. Blanchard is a Director of Synovus Financial Corp. and Total System Services, Inc. Mr. Blanchard’s qualifications to serve on the Board include his long-standing service in executive leadership positions and his decades of experience in the financial services industry, all of which enable him to provide valuable insight to a large, publicly traded company like AT&T. His qualifications also include his 18 years of service as a director of telecommunications companies that we acquired.

JAIME CHICO PARDO, age 61, is President and Chief Executive Officer of ENESA (a private fund investing in the energy and health care sectors in Mexico) and has served in this capacity since March 2010. He was Co-Chairman of the Board of Teléfonos de México, S.A.B. de C.V. (Telmex) (a telecommunications company based in Mexico City) from April 2009 to April 2010, and previously served as its Chairman from 2006 until 2009 and its Vice Chairman and Chief Executive Officer from 1995 until 2006. He was Co-Chairman of IDEAL (Impulsora del Desarrollo y el Empleo en América Latina, S.A. de C.V., a publicly listed company in Mexico in the business of investing and managing infrastructure assets in Latin America) from 2006 to 2010 and served as Chairman of Carso Global Telecom, S.A. de C.V. from 1996 to 2010. Mr. Chico has spent a number of years in the international and investment banking business. He holds a B.A. in industrial engineering from Universidad Iberoamericana and earned his M.B.A. from the University of Chicago Graduate School of Business. Mr. Chico was elected a Director of AT&T in 2008. He is a member of the Audit Committee and the Corporate Development Committee. Mr. Chico is a Director of CICSA (Carso Infraestructura y Construccíon), where he is not planning to stand for reelection in 2011; Honeywell International Inc.; and IDEAL. He also serves as a Board member of certain American Funds. He previously served as a Director of Grupo Carso, S.A. de C.V. (1991-2010) and the following of its affiliates: América Móvil, S.A.B. de C.V. (2001-2009); América Telecom, S.A.B. de C.V. (2001-2006); Carso Global Telecom, S.A. de C.V. (1996-2010); Telmex (1991-2010); and Telmex Internacional, S.A.B. de C.V. (2008-2010). Mr. Chico’s qualifications to serve on the Board include his leadership experience in the oversight of large, publicly traded companies and his significant understanding of the telecommunications industry. In addition, his background in and knowledge of international business and finance are particularly beneficial to a global company like AT&T.

JAMES P. KELLY, age 67, was Chairman of the Board and Chief Executive Officer of United Parcel Service, Inc. (a global express carrier and package distribution logistics company in Atlanta, Georgia) from 1997 until his retirement in 2002, where he continued to serve as a Director until 2008. During Mr. Kelly’s tenure as Chairman of United Parcel Service, the company grew beyond its core package delivery business to become a global supply chain management concern. Mr. Kelly received his B.A. in business from Rutgers University. Mr. Kelly was elected a Director of AT&T in 2006. He served as a Director of BellSouth Corporation from 2000 until the company was acquired by AT&T in 2006. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. He previously served as a Director of Dana Corporation (2002-2008) and Hewitt Associates, Inc. (2002-2007). Mr. Kelly’s qualifications to serve on the Board include his extensive experience in the executive oversight of a complex, multinational organization and his vast experience in strategic planning, logistics, and consumer marketing, all issues that AT&T faces as a large, international company. His qualifications also include his six years of service as a director of a telecommunications company that we acquired.

JON C. MADONNA, age 67, was Chairman and Chief Executive Officer of KPMG (an international accounting and consulting firm in New York, New York) from 1990 until his retirement in 1996. He was with KPMG for 28 years where he held numerous senior leadership positions. Subsequent to his retirement from KPMG, Mr. Madonna served as Vice Chairman of Travelers Group, Inc. from 1997 to 1998 and President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000. He was Chief Executive Officer of DigitalThink, Inc. (an e-commerce company) from 2001 to 2002 and served as its Chairman from 2002 to 2004. Mr. Madonna received his B.S. in accounting from the University of San Francisco. Mr. Madonna has been a Director of AT&T since 2005. He served as a Director of AT&T Corp. from 2002 until the company was acquired by AT&T Inc. (then known as SBC Communications Inc.) in 2005. Mr. Madonna is the Chairperson of the Audit Committee and a member of the Corporate Development Committee and the Executive Committee. He is a Director of Freeport-McMoRan Copper & Gold Inc. and Tidewater Inc. He previously served as a Director of Albertson’s, Inc. (2003-2006); Jazz Technologies, Inc. (2007-2008); Phelps Dodge Corporation (2003-2007); and Visa U.S.A. Inc. (2006-2007). Mr. Madonna’s qualifications to serve on the Board include his executive leadership skills, his vast experience in public accounting with a major accounting firm, and his experience in international business and affairs, all strong attributes for the Board of AT&T. His qualifications also include his service as a director across diverse, publicly traded companies, including his prior service on the board of a telecommunications company that we acquired.

LYNN M. MARTIN, age 71, is President of The Martin Hall Group, LLC (a human resources consulting firm in Chicago, Illinois) and has served in this capacity since 2005. Ms. Martin was Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP (an auditing and management consulting services firm in Chicago, Illinois), where she was responsible for Deloitte’s internal human resources and minority advancement matters from 1993 until 2005. She also held the Davee Chair at Kellogg School of Management, Northwestern University, from 1993 to 1999. She served as U.S. Secretary of Labor from 1991 to 1993 and as a member of the U.S. House of Representatives from Illinois from 1981 to 1991. Ms. Martin graduated Phi Beta Kappa from the University of Illinois with a B.A. in education. Ms. Martin has been a Director of AT&T since 1999. She served as a Director of Ameritech Corporation from 1993 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. Ms. Martin is the Chairperson of the Corporate Governance and Nominating Committee and a member of the Executive Committee and the Finance/Pension Committee. She is a Director of certain Dreyfus Funds and Ryder System, Inc. She previously served as a Director of Constellation Energy Group, Inc. (2003-2009) and The Procter & Gamble Company (1994-2010). Ms. Martin’s qualifications to serve on the Board include her executive leadership experience and her expertise in regulatory and government matters and labor and human resources, which allow her to provide key insight to a company like AT&T with its complex labor and regulatory issues. Her qualifications also include her experience serving as a distinguished member of Congress and the Cabinet and her experience serving as a director of a number of publicly traded companies, including her six years of service as a director of a telecommunications company that we acquired.

JOHN B. MCCOY, age 67, was Chairman from 1999 and Chief Executive Officer from 1998 of Bank One Corporation (a commercial and consumer bank based in Chicago, Illinois) until his retirement in 1999. He was Chairman and Chief Executive Officer of its predecessor, Banc One Corporation, from 1987 to 1998 and prior to that served as President and Chief Executive Officer from 1984 to 1987 and as President from 1977 to 1984. Mr. McCoy received his B.A. in history from Williams College and earned his M.B.A. in finance from Stanford University’s Graduate School of Business. Mr. McCoy has been a Director of AT&T since 1999. He served as a Director of Ameritech Corporation from 1991 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. He is the Chairperson of the Finance/Pension Committee and a member of the Corporate Governance and Nominating Committee, the Executive Committee and the Human Resources Committee. He is a Director of Onex Corporation. He previously served as a Director of Cardinal Health, Inc. (1987-2009) and ChoicePoint Inc. (2003-2008). Mr. McCoy’s qualifications to serve on the Board include his executive leadership experience in overseeing large organizations and his vast knowledge of consumer banking and financial services, all of which enable him to provide valuable insight to a large, publicly traded company like AT&T. His qualifications also include his experience serving as a director of other publicly traded companies, including his eight years of service on the board of a telecommunications company that we acquired.

JOYCE M. ROCHÉ, age 63, was President and Chief Executive Officer of Girls Incorporated (a national nonprofit research, education, and advocacy organization in New York, New York) from 2000 until her retirement in May 2010. Ms. Roché was an independent marketing consultant from 1998 to 2000. She was President and Chief Operating Officer of Carson, Inc. from 1996 to 1998 and Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996. Prior to that, Ms. Roché held various senior marketing positions, including Vice President of Global Marketing for Avon Products, Inc. from 1993 to 1994. Ms. Roché received her B.A. in math education from Dillard University and earned her M.B.A. in marketing from Columbia University. Ms. Roché has been a Director of AT&T since 1998. She served as a Director of Southern New England Telecommunications Corporation from 1997 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1998. She is a member of the Corporate Governance and Nominating Committee and the Public Policy Committee. She is a Director of Dr Pepper Snapple Group, Inc.; Macy’s, Inc.; and Tupperware Brands Corporation. She previously served as a Director of Anheuser-Busch Companies, Inc. (1998-2008) and The May Department Stores Company (2003-2006). Ms. Roche’s qualifications to serve on the Board include her executive leadership experience and operations management skills in dealing with complex organizational issues. Her expertise in general management and consumer marketing are key benefits to AT&T. Her qualifications also include her experience serving as a director of a number of other publicly traded companies, including her prior service as a director of a telecommunications company that we acquired.

MATTHEW K. ROSE, age 51, is Chairman and Chief Executive Officer of Burlington Northern Santa Fe, LLC (a subsidiary of Berkshire Hathaway Inc. and formerly known as Burlington Northern Santa Fe Corporation) (one of the largest freight rail systems in North America) and has served in this capacity since 2002, having also served as President until November 2010. Before serving as its chairman, Mr. Rose held several leadership positions there and at its predecessors, including President and Chief Executive Officer from 2000 to 2002, President and Chief Operating Officer from 1999 to 2000, and Senior Vice President and Chief Operations Officer from 1997 to 1999. Since 2002, Mr. Rose has also been Chairman, President and Chief Executive Officer of BNSF Railway Company (a subsidiary of Burlington Northern Santa Fe, LLC). He earned his B.S. in marketing from the University of Missouri. Mr. Rose was elected a Director of AT&T in September 2010. He is a member of the Human Resources Committee. He is a Director of AMR Corporation; BNSF Railway Company; and Burlington Northern Santa Fe, LLC. He previously served as a Director of Centex Corporation (2006-2009). Mr. Rose’s qualifications to serve on the Board include his extensive experience in the executive oversight of a large, complex and highly-regulated organization, his considerable knowledge of operations management and logistics, and his experience and skill in managing complex regulatory and labor issues comparable to those faced by AT&T. His qualifications also include his experience serving as a director of several other publicly traded companies.

LAURA D’ANDREA TYSON, age 63, is S. K. and Angela Chan Professor of Global Management at the Walter A. Haas School of Business, University of California at Berkeley, and has served in this capacity since 2008. Dr. Tyson also serves as a member of the Economic Recovery Advisory Board to the President of the United States. She has also been Professor of Business Administration and Economics at the Walter A. Haas School of Business, University of California at Berkeley, since 2007. Dr. Tyson was Dean of London Business School, London, England, from 2002 until 2006. She was Dean of the Walter A. Haas School of Business at the University of California at Berkeley from 1998 to 2001. Dr. Tyson served as Professor of Economics and Business Administration at the University of California at Berkeley from 1997 to 1998. She served as National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Since 2007, Dr. Tyson has served as a consultant and faculty member of the World Economic Forum in Switzerland. Dr. Tyson received her B.A. in economics from Smith College and earned her Ph.D. in economics at the Massachusetts Institute of Technology. She has been a Director of AT&T since 1999. She served as a Director of Ameritech Corporation from 1997 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. She is a member of the Audit Committee, the Corporate Development Committee and the Finance/Pension Committee. Dr. Tyson is a Director of CB Richard Ellis Group, Inc.; Eastman Kodak Company; and Morgan Stanley. Dr. Tyson’s qualifications to serve on the Board include her expertise in economics and public policy, her experience as an advisor in various business and political arenas, and her vast knowledge of international business and affairs, all strong attributes for the Board of AT&T. Her qualifications also include her experience serving as a director of several publicly traded companies, as well as her prior service as a director of a telecommunications company that we acquired.

If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

Ratification of the Appointment of Ernst & Young LLP as Independent Auditors (Item No. 2)

This proposal would ratify the Audit Committee’s appointment of the firm of Ernst & Young LLP to serve as independent auditors of AT&T Inc. for the fiscal year ending December 31, 2011. This firm has audited the accounts of AT&T since 1983. If stockholders do not ratify the appointment of Ernst & Young LLP, the Committee will reconsider the appointment. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends you vote FOR this proposal.

Approve 2011 Incentive Plan (Item No. 3)

Your Board of Directors has adopted the 2011 Incentive Plan (“Incentive Plan”) for the purpose of replacing the 2006 Incentive Plan, previously approved by our stockholders in 2006. The Incentive Plan, like the prior plan, permits AT&T to compensate eligible managers with equity and cash awards. New awards will not be made under the Incentive Plan until stockholder approval is obtained for the Plan.

The Incentive Plan provides your Directors with the flexibility to compensate managers through a variety of possible awards. These awards may be tied to the financial or operational performance of the Company as well as to the performance of the stock. Because of the key role the Incentive Plan plays in the compensation of your executives, your Directors urge you to vote for approval of the Incentive Plan, including its performance standards.

The terms of the Incentive Plan are summarized below. In addition, the full text of the Incentive Plan is set forth in Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to the text of the Incentive Plan.

Summary of the Incentive Plan

Performance Awards.    The Incentive Plan allows certain committees of your Directors (each, a “Plan Committee”) to issue “performance shares” and “performance units.” These are contingent incentive awards that are converted into stock and/or cash and paid out to the participant only if specific performance goals are achieved over performance periods of not less than one year. If the performance goals are not achieved, the awards are forfeited or reduced. Performance shares are each equivalent in value to a share of common stock (payable in cash and/or stock), while performance units are equal to a specific amount of cash. In any calendar year, no participant may receive performance shares having a potential payout of performance shares (whether in the form of cash and/or stock) exceeding 1% of the shares approved for issuance under the Incentive Plan. Similarly, no participant may receive performance units having a potential payout exceeding an amount equivalent to 1% of the approved shares as of the date of the grant. Unless otherwise provided by the Plan Committee, participants receive dividend equivalents on performance shares.

Performance Goals.    The performance goals set by the Plan Committee include payout tables, formulas or other standards to be used in determining the extent to which the performance goals are met and, if met, the number of performance shares and/or performance units that would be converted into stock and/or cash (or the rate of such conversion) and distributed to participants. The performance goals may include, or be offset by, any of the following criteria or any combination thereof:

—

Financial performance of the Company (on a consolidated basis), of one or more of its Subsidiaries (as that term is defined in the Incentive Plan), and/or a division of any of the foregoing. Such financial performance may be based on net income, Value Added (after-tax cash operating profit less depreciation and less a capital charge), EBITDA (earnings before interest, taxes, depreciation and amortization), revenues, sales, expenses, costs, gross margin, operating margin, profit margin, pre-tax profit, market share, volumes of a particular product or service or category thereof, including but not limited to the product’s life cycle (for example, products introduced in the last two years), number of customers or subscribers, number of items in service, including but not limited to every category of access or other telecommunication or television lines, return on net assets, return on assets, return on capital, return on invested capital, cash flow, free cash flow, operating cash flow, operating revenues, operating expenses, and/or operating income.

—

Service performance of the Company (on a consolidated basis), of one or more of its Subsidiaries, and/or of a division of any of the foregoing. Such service performance may be based upon measured customer perceptions of service quality, employee satisfaction, employee retention, product development, completion of a joint venture or other corporate transaction, completion of an identified special project, and effectiveness of management.

—	The Company’s stock price, return on stockholders’ equity, total stockholder return (stock price appreciation plus dividends, assuming the reinvestment of dividends), and/or earnings per share.

—	Impacts of acquisitions, dispositions, or restructurings, on any of the foregoing.

Except to the extent otherwise provided by the Plan Committee, if the matters making up one of the following categories exceeds certain limits, the category (as well as any related effects on cash flow, if applicable) shall be disregarded in determining whether or the extent to which performance goals are met: (1) changes in accounting principles; (2) extraordinary items; (3) changes in Federal tax law; (4) changes in the tax laws of the states; (5) expenses caused by natural disasters, including but not limited to floods, hurricanes, and earthquakes; (6) expenses resulting from intentionally caused damage to property of the business; (7) and non-cash accounting write-downs of goodwill and other intangible assets. A category shall be disregarded if the net impact of matters in the category on net income, after taxes and available and collectible insurance, exceed $500 million. In addition, where the net impact of matters in a category (calculated as in the above) exceed $200 million but not $500 million, then each such category shall also be excluded but only if the combined net effect of events in all such categories exceeds $500 million.

Gains and losses related to the assets and liabilities from pension plans and other post retirement benefit plans (and any associated tax effects) shall be disregarded in determining whether or the extent to which a performance goal has been met.

Unless otherwise provided by the Committee at any time, no such adjustment shall be made for a current or former executive officer to the extent such adjustment would cause an award to fail to satisfy the performance based exemption of Section 162(m) of the Code.

Stock Options.    The Incentive Plan permits the Plan Committee to issue nonqualified stock options to managers, which directly link their financial success to that of AT&T’s stockholders. Incentive Stock Options, which are more costly for a company to issue, are not permitted under the Incentive Plan. The Plan Committee shall determine the number of shares subject to options and all other terms and conditions of the options, including vesting requirements. In no event, however, may the exercise price of a stock option be less than 100% of the fair market value of AT&T common stock on the date of the stock option’s grant, nor may any option have a term of more than ten years. During any calendar year, no single employee may receive options on shares representing more than 1% of the shares authorized for issuance under the Incentive Plan. Except for adjustments based on changes in the corporate structure or as otherwise provided in the Incentive Plan, the terms of an Option may not be amended to reduce the exercise price nor may Options be cancelled or exchanged for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options.

Restricted Stock.    The Incentive Plan also permits the Plan Committee to grant restricted stock awards. Each share of restricted stock shall be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Plan Committee deems appropriate, including, but not by way of limitation, restrictions on transferability and continued employment. Holders of shares of restricted stock may vote the shares and receive dividends on such shares. In order to qualify a restricted stock grant under Section 162(m) of the Code, the Plan Committee may condition vesting of the award on the attainment of performance goals, using the same performance criteria as that used for performance shares and units. The vesting period for restricted stock shall be determined by the Committee, which may accelerate the vesting of any such award. The Plan Committee may also grant restricted stock units, which have substantially the same terms as restricted stock, except that units have no voting rights, may or may not receive dividend equivalents, and may be paid in cash or stock. The Plan Committee may also grant unrestricted stock under this provision. No manager may receive in any calendar year restricted stock (including restricted stock units and stock without restrictions) representing more than 1% of the shares authorized to be issued under the Incentive Plan.

Eligible for Participation.    Management employees of AT&T or its Subsidiaries, currently representing approximately 100,000 managers, are eligible to be selected to participate in the Incentive Plan. However, the Company expects participation to be generally limited to 7000 mid-level and above managers. Actual selection of any eligible manager to participate in the Incentive Plan is within the sole discretion of the Plan Committee.

Available Shares.    The Incentive Plan authorizes the issuance, over a 10-year period, of up to 90 million shares of common stock to participants, net of lapsed awards. In the event of a stock split, stock dividend, or other change in the corporate structure of the Company, as described in the Plan, affecting the shares that may be issued under the Plan, an adjustment shall be made in the number and class of shares which may be delivered under the Plan (including but not limited to individual grant limits) as may be determined by the Human Resources Committee.

After April 30, 2021, no further awards may be issued under the Incentive Plan.

Federal Income Tax Matters Relating to Stock Options.    The following is a summary of the principal U.S. Federal income tax consequences under present law of the issuance and exercise of stock options granted under the Incentive Plan. This summary is not intended to be exhaustive and, among other things, does not describe state or local tax consequences.

A participant will not be deemed to have received any income subject to tax at the time a nonqualified stock option is granted, nor will AT&T be entitled to a tax deduction at that time. However, when a nonqualified stock option is exercised, the participant will be deemed to have received an amount of ordinary income equal to the excess of the fair market value of the shares of common stock purchased over the exercise price. AT&T will be allowed a tax deduction in the year the option is exercised in an amount equal to the ordinary income which the participant is deemed to have received.

Other Information.    The Incentive Plan may be amended in whole or in part by the Board of Directors or the Human Resources Committee. Unless the Plan Committee provides otherwise in advance of the grant, in the event of a Change in Control (as defined in the Incentive Plan), if the employee is involuntarily terminated or leaves for “Good Reason,” options and restricted stock (including restricted stock units) shall vest. In addition, unless otherwise determined by the Plan Committee, the payout of performance units and performance shares shall be determined exclusively by the attainment of the performance goals established by the Plan Committee, which may not be modified after the Change in Control, and AT&T shall not have the right to reduce the awards for any other reason. “Good Reason” means in connection with a termination of employment by a participant within two years following a Change in Control, (a) an adverse alteration in the participant’s position or in the nature or status of the participant’s responsibilities from those in effect immediately prior to the Change in Control, or (b) any reduction in the participant’s base salary rate or target annual bonus, in each case as in effect immediately prior to the Change in Control, or (c) the relocation of the participant’s principal place of employment to a location that is more than 50 miles from the location where the participant was principally employed at the time of the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with the participant’s customary business travel obligations in the ordinary course of business prior to the Change in Control).

For certain high level employees, the receipt of an award under the Incentive Plan will constitute an agreement that they will not participate in activities that would constitute engaging in competition with AT&T or engaging in conduct disloyal to AT&T. These provisions, including definitions of terms, are contained in Section 10.3 of the Plan. In addition, Section 10.4 of the Plan provides that if the Company is required to prepare an accounting restatement due to material noncompliance with the financial reporting requirements of the securities laws, in certain cases the Plan Committee may require the repayment of amounts paid under the Incentive Plan in excess of what the employee would have received under the accounting restatement.

The closing price of AT&T’s common stock reported on the New York Stock Exchange for February 1, 2011, was $27.87 per share.

The Board recommends you vote FOR approval of the 2011 Incentive Plan.

Advisory Vote to Approve Executive Compensation (Item No. 4)

This proposal would approve the compensation of executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures (see pages 32 through 50). These sections describe our executive compensation program and recent updates to the program.

The Human Resources Committee is responsible for executive compensation and works to structure a balanced program that addresses the dynamic, global marketplace in which AT&T competes for talent. The Committee believes this program properly emphasizes pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with stockholder interests and asks that our stockholders approve the program.

Guiding Pay Principles

Our guiding pay principles (which are discussed in more detail on pages 33 and 34) are:

—

Competitive and Market Based: Evaluate all components of our compensation and benefits program against appropriate comparator companies to ensure we are able to attract, retain, and provide appropriate incentives for officers in a highly competitive talent market.

—

Pay for Performance, Accountability: Tie a significant portion of compensation to the achievement of Company and business unit goals as well as recognize individual accomplishments that contribute to the Company’s success.

—

Balanced Short- and Long-Term Focus: Ensure that the compensation program provides an appropriate balance between the achievement of short- and long-term performance objectives, with a clear emphasis on managing the business for the long-term.

—	Alignment with Stockholders: Set performance targets and provide compensation elements that closely align executives’ interests with those of stockholders.

—	Alignment with Generally Accepted Approaches: Assure that compensation policies and programs fit within the framework of generally accepted approaches adopted by leading major U.S. corporations.

Executive Compensation Changes

Based on these principles and input from stockholder advisory organizations, the Company has recently made a number of significant changes in its compensation program to better serve our stockholders. Each change is discussed in more detail on pages 34 and 35. The following is a summary of a portion of the changes made by the Committee:

—	Modified the Supplemental Executive Retirement Plan (SERP)

—	Eliminated Tax Gross-Ups on Most Benefits

—	Dividend Equivalents Paid Only on Earned Performance Shares

—	Reduced Post-Employment Financial Counseling Benefit

While this is a non-binding, advisory vote, the Committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. AT&T is providing this vote as required pursuant to section 14A of the Securities Exchange Act.

The Board recommends you vote FOR this proposal.

Advisory Vote to Approve Frequency of Vote on Executive Compensation (Item No. 5)

This proposal will allow stockholders to indicate their preference for whether the vote in Item 4 above should be held every three years, every two years, or every year, or to abstain from the vote.

The Board recommends a vote once every three years. A three-year cycle provides the Human Resources Committee sufficient time to measure long term performance, thoughtfully evaluate and respond to stockholder input and effectively implement desired changes to the compensation program. Moreover, there is an inherent delay between implementation of changes and their presentation in the proxy statement. Under SEC rules, decisions made for 2011 compensation are not reported until 2012. A three-year cycle will provide investors sufficient time to evaluate the effectiveness of the Company’s short- and long-terms programs, Company performance and compensation strategies. Finally, as noted in the Compensation Discussion and Analysis, a majority of executive incentive pay is focused on long term results, so it is appropriate that the evaluation of the executive compensation program should be viewed over multiple years.

The option that receives the highest number of votes cast by stockholders will be considered the preferred frequency. While this is a non-binding, advisory vote, the Committee will take into account the outcome of this vote when considering how often it will recommend submitting the advisory vote on executive compensation to stockholders. AT&T is providing this vote as required pursuant to section 14A of the Securities Exchange Act.

The Board recommends you vote that the advisory vote on executive compensation be submitted ONCE EVERY THREE YEARS.

Stockholder Proposals (Item Nos. 6 through 8)

Certain stockholders have advised the Company that they intend to introduce at the 2011 Annual Meeting the proposals set forth below. The names and addresses of, and the number of shares owned by, each such stockholder will be provided upon request to the Senior Vice President and Secretary of AT&T.

Stockholder Proposal (Item No. 6)

Political Contributions Report

Resolved, that the shareholders of AT&T (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of AT&T, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

AT&T contributed at least $32 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

The Board recommends you vote AGAINST this proposal for the following reasons:

Political contributions, where permitted, are an important part of the regulatory and legislative process. AT&T is in a highly regulated industry, and the Company’s operations are significantly affected by the actions of elected officials at the local, state and national levels, including rates it can charge customers, its profitability and even how it must provide services to competitors. It is important that your Company actively participate in the electoral and legislative processes in order to protect your interests as stockholders. We do this by contributing prudently to state and local candidates and by contributing to political organizations and trade associations when such contributions advance AT&T’s business objectives and the interests of our stockholders.

In making political contributions and lobbying expenditures, AT&T is committed to complying with campaign finance and lobbying laws, including the laws requiring public disclosure of political contributions and lobbying expenses to state and federal agencies. The amount of AT&T’s political expenditures is an insignificant portion of its total annual expenses. The adoption of this proposal would add unnecessary costs and burdens to the business.

Each year, your Board of Directors authorizes a maximum amount of aggregate contributions that can be made by your Company, as permitted by, and in strict compliance with, applicable law, for the purposes of supporting or opposing any party, committee, candidate for public office, or ballot measure, or for any other political purpose. Except for contributions for ballot measures, no expenditure over $1,000 may be made unless approved by the Chief Executive Officer (lesser amounts may be approved by delegates). Prior to submission to and approval by the Chief Executive Officer, expenditures must be submitted to the Company’s attorneys to confirm that each contribution is lawful. AT&T’s policies and procedures with respect to political contributions are clearly set forth on the Company’s website, and can be found at http://www.att.com/gen/investor-relations?pid=7726.

In addition, no Company funds, by law, are expended to make federal political contributions to federal candidates, their committees, or federal political parties. Federal law has long prohibited corporate contributions to federal candidates or their political committees. With the enactment of the Bi-Partisan Campaign Finance Reform Act of 2002 (known as the “McCain Feingold Act”), corporate contributions to federal political parties and Leadership Committees are prohibited, effective November 6, 2002.

As to state and local contributions, state laws determine when and under what circumstances political contributions are permissible. Moreover, a number of states in which AT&T operates have extensive reporting requirements, but none require the publication of reports such as requested by this proposal. These rules, in general, are equally applicable to all participants in the political process. This proposal, on the other hand, would impose a set of rules on your Company that would not apply to all participants in the process.

This proposal would require the Company to report on political contributions, payments made to tax exempt organizations that the organizations use for political contributions, payments used to influence the public with respect to elections or referenda, and the persons in the Company who participated in the decisions to make these contributions and payments. These requirements would impose unwarranted expenditures of funds and administrative burdens on your Company, and they would not apply equally to our competitors, unions or any other participants in the political process. Your Directors believe that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, not just to AT&T.

Stockholder Proposal (Item No. 7)

Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring—when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic also won more than 60% support at the following companies: CVS Caremark, Sprint Nextel, Safeway, Motorola and R. R. Donnelley.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, downgraded our company to “D” with “High Governance Risk,” and “Very High Concern” for executive pay. Our named executive officers James Cicconi, Richard Lindner, John Stankey, Rafael de la Vega and Randall Stephenson received from $9 million to $29 million each.

The Corporate Library said our company’s executive pay policies were not sufficiently linked to company performance. CEO Randall Stephenson’s change in pension and deferred pay was nearly $9 million in 2009, or nearly three times the combined base salaries of our four other named executive officers. This was a large amount of back-door pay considering Mr. Stephenson’s salary continued to increase.

Mr. Stephenson was also entitled to benefits such as personal use of private jets, club memberships, and home security. There were discretionary elements to annual incentive awards that diminished the objective elements of the plan. Also, beginning in 2010, long-term incentive performance shares paid out entirely in cash. This did nothing to tie executive performance with long-term shareholder value.

Furthermore, performance shares were based on only three-year performance periods and pay out partly based on sub-median (50% of the target at the 20th percentile) total shareholder return compared to industry peers. Underperforming industry peers should not result in monetary rewards. Finally, all four members of our Executive Pay Committee received 20% in negative votes at our company’s 2009 annual meeting, suggesting shareholders were hesitant to support executive pay policies at our company.

Please encourage our board to respond positively to this proposal to help turnaround the above type practices. Special Shareowner Meetings – Yes on 7.

The Board recommends you vote AGAINST this proposal for the following reasons:

The sponsor of this proposal submitted a similar proposal for our 2007 annual meeting, calling on the Board to amend the Bylaws to give holders of 10% to 25% of the outstanding common stock the right to call a special meeting. In response to an affirmative stockholder vote on the 2007 proposal, the Board of

Directors amended AT&T’s Bylaws to give holders of 25% of the outstanding common stock the right to call a special meeting. The proponent then submitted a proposal for our 2009 annual meeting asking the Board to again amend the Bylaws to further reduce the level of stock ownership required to call a special meeting from 25% to 10%. Although that proposal did not pass, the Board amended the Bylaws in 2009 to give holders of 15% of the outstanding common stock the right to call a special meeting. The proponent then submitted a proposal for our 2010 annual meeting asking the Board to again amend the Bylaws to further reduce the level of stock ownership required to call a special meeting from 15% to 10%.

As noted above, your Board of Directors has reduced the percentage of the outstanding shares necessary to call a special meeting to 15%. This proposal would reduce it further to 10%. We believe no further reduction is appropriate. Support for this proposal dropped from 49.9% in 2009 to 43.3% in 2010. We believe this decrease in support reflects the view of a clear majority of our stockholders that the existing 15% ownership requirement is sufficient.

A special meeting of stockholders is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. Special meetings of stockholders should be extraordinary events that only occur when fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting. We believe that AT&T’s existing 15% ownership requirement strikes the appropriate balance between the right of stockholders to call a special meeting and the substantial administrative and financial burdens that special meetings impose on the Company.

Finally, this proposal contains an error: As disclosed in our 2010 proxy statement, performance shares granted to officers will be paid in cash (assuming appropriate performance targets have been met) beginning with long-term incentive awards granted in 2010 for the 2010-2012 performance period. Therefore, performance shares granted to officers will be paid out entirely in cash (if at all) beginning in 2013.

Stockholder Proposal (Item No. 8)

Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

This proposal topic also won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate (ALL) and Sprint (S). Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

James Kelly and Reuben Anderson were marked as “Flagged (Problem) Directors” due to their directorships preceding the bankruptcy of Dana Corporation and Mississippi Chemical Corporation respectively. Nonetheless Mr. Kelly was invited to serve on our Audit and Nominating Committees. Patricia Upton had 17-years long tenure (Independence concern) and yet was 33% of our Executive Pay Committee.

We did not have an independent board chairman and not even a Lead Director.

Please encourage our board to respond positively to this proposal to help turnaround the above type practices. Shareholder Action by Written Consent—Yes on 8.

The Board recommends you vote AGAINST this proposal for the following reasons:

Your Board of Directors opposes this proposal because it would deprive stockholders of the right to be heard and to vote on proposed actions. Under our Bylaws, stockholders may introduce and vote on matters at annual meetings or special meetings. Stockholder meetings are open to all AT&T stockholders and allow every AT&T stockholder the opportunity to discuss and deliberate the proposed action.

This proposal would allow stockholders that solicit written consents from a minimum number of shares to adopt binding proposals through written consents without a stockholders’ meeting. By permitting action to be taken without a meeting, the proposal denies stockholders the opportunity to debate and hear the views of other stockholders.

AT&T’s Certificate of Incorporation currently requires a two-thirds vote for actions by written consent. In contrast, a mere majority vote is required for actions taken at a meeting. We believe that stockholder action by written consent should be taken, if at all, only in extraordinary circumstances and the two-thirds approval requirement is a necessary protection for stockholders.

Finally, this proposal contains two significant errors: As disclosed in our proxy statements, we have had a lead director since we established the position in 2004, and, during 2010, Patricia Upton was one of at least four members of the Human Resources Committee.

  Audit Committee

AT&T has a separately designated standing Audit Committee. The Audit Committee oversees the integrity of AT&T’s financial statements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and AT&T’s compliance with legal and regulatory matters, including environmental matters. The members of the Audit Committee are Mr. Madonna (Chairperson), Mr. Chico, Mr. Kelly and Dr. Tyson, each of whom was appointed by the Board of Directors.

The Board has adopted a written charter for the Audit Committee, which may be viewed on the Company’s web site at www.att.com. The Audit Committee performs a review and reassessment of its charter annually. The Audit Committee is composed entirely of independent Directors in accordance with the applicable independence standards of the New York Stock Exchange and AT&T. The Board of Directors has determined that Mr. Madonna and Mr. Kelly are “audit committee financial experts” and are independent as defined in the listing standards of the New York Stock Exchange and in accordance with AT&T’s additional standards. Although the Board of Directors has determined that these individuals have the requisite attributes defined under the rules of the SEC, their responsibilities are the same as those of the other Audit Committee members. They are not AT&T’s auditors or accountants, do not perform “field work” and are not full-time employees. The Commission has determined that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an audit committee financial expert. The Audit Committee is responsible for oversight of management in the preparation of AT&T’s financial statements and financial disclosures. The Audit Committee relies on the information provided by management and the independent auditors. The Audit Committee does not have the duty to plan or conduct audits or to determine that AT&T’s financial statements and disclosures are complete and accurate. AT&T’s Audit Committee charter provides that these are the responsibility of management and the independent auditors.

Report of the Audit Committee

The Audit Committee: (1) reviewed and discussed with management AT&T’s audited financial statements for the year ended December 31, 2010; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and (4) discussed with the auditors the auditors’ independence.

Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2010, be included in AT&T’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 9, 2011	The Audit Committee:

	Jon C. Madonna, Chairman	Jaime Chico Pardo
	James P. Kelly	Laura D’Andrea Tyson

Principal Accountant Fees and Services

Ernst & Young LLP acts as AT&T’s principal auditor and also provides certain audit-related, tax and other services. The Audit Committee has established a pre-approval policy for services to be performed by Ernst & Young. Under this policy, the Audit Committee approves specific engagements when the engagements have been presented in reasonable detail to the Audit Committee before services are undertaken.

This policy also allows for the approval of certain services in advance of the Audit Committee being presented details concerning the specific service to be undertaken. These services must meet service definitions and fee limitations previously established by the Audit Committee. Additionally, engagements exceeding $500,000 must receive advance concurrence from the Audit Committee Chairperson. After an auditor is engaged under this authority, the services must be described in reasonable detail to the Audit Committee at the next meeting.

All pre-approved services must commence, if at all, within 14 months of the approval.

The fees for services provided by Ernst & Young (all of which were pre-approved by the Audit Committee) to AT&T in 2010 and 2009 were as follows (dollars in millions):

—

Audit Fees were $21.6 and $22.1 for 2010 and 2009, respectively. Included in this category are fees for the annual financial statement audit, quarterly financial statement reviews, audits required by Federal and state regulatory bodies, statutory audits, and comfort letters.

—

Audit-Related Fees were $2.8 and $2.5 for 2010 and 2009, respectively. These fees, which are for assurance and related services other than those included in Audit Fees, include charges for employee benefit plan audits, SAS 70 attestations, consultations concerning financial accounting and reporting standards, and reviews of internal controls and processes.

—

Tax Fees were $4.4 and $6.6 for 2010 and 2009, respectively. These fees include charges for various Federal, state, local and international tax compliance and research projects, as well as tax services for AT&T employees working in foreign countries.

—	All Other Fees were $0.0 and $0.0 for 2010 and 2009, respectively.

  Compensation Discussion and Analysis

Executive Summary and Overview

Executive Summary

AT&T’s executive compensation program is founded on the philosophy that executive pay should be aligned with Company performance. This involves rewarding executives when predetermined performance targets are met and providing lower or no payouts when the targets are not met.

Our future success is based on the decisions our executive officers make every day. While the results of some decisions can be measured in short-term success, the full benefits of other decisions cannot be measured until many years out. Some of these decisions include choosing the proper investment strategies, making wise capital expenditures, investing in the development of new products and technologies, exploring new offers and markets, and maximizing consolidation opportunities and increasing synergies. Our success in these areas for 2010 is outlined in the accomplishments listed below:

Financial Results:

-	Grew consolidated revenues, margins, and earnings
-	Generated $35 billion in cash from operations
-	Invested $20 billion in capital
-	Further strengthened the balance sheet, reducing net debt by nearly $4 billion
-	Increased our dividend for the 27th consecutive year, authorized 300 million share repurchase
-	Total Stockholder Return of 11.6%

Consumer & Mobility Achievements:

-	8.9 million wireless net adds, strongest net-add year in the Company’s history
-	28.7% wireless data revenue growth, best in peer group
-	Increased wireless postpaid subscriber ARPU for eight consecutive quarters
-	Improved total wireless churn every quarter in 2010 to industry-best levels
-	Over 900,000 gain in AT&T U-verse subscribers, in-service total approaching 3 million
-	Extended U-verse build to approximately 27 million living units
-	Consumer wireline revenues returned to positive growth

Business Services Achievements:

-	Solid revenue growth in international and managed services
-	15.8% growth in strategic business services, led by VPN

Market Leadership:

-	Led industry and increased market share across all key growth platforms
-	#1 in wireless gross and net subscriber additions
-	#1 in wireless data growth
-	#1 in subscriber gains among all U.S. pay TV providers that publicly report results

In order to ensure that executives continue to focus on meeting both the short- and long-term business goals, the executive compensation program includes short-term and long-term incentive components, as described on page 36.

As described on page 42, the Committee established three Corporate performance metrics to determine whether executive officer short-term awards would be paid. These metrics were Revenues, Earnings per Share, and Free Cash Flow. For 2010, AT&T met or exceeded the short-term goals (as explained on page 42). Our results for 2010, as more fully disclosed in our 2010 Annual Report, include:

-	Despite continued economic pressure, Revenues grew to $124.28 billion, up 1.4% over last year.
-	Strong reported Earnings per Share of $3.35, a 63% increase from last year.
-	Free Cash Flow of $14.691 billion.

Based on Company and business unit results and individual performance, the Committee determined to pay executive officer short-term awards as described on page 44.

To appropriately focus our executives’ attention on the long-term impacts of their decisions, AT&T’s executive compensation program is heavily weighted towards long-term incentives. For the 2008-2010 performance period, the performance measures associated with the performance share grant and associated payout were as follows (for more information on performance shares, please see page 44):

-	For 75% of the award, performance was measured against AT&T’s Return on Invested Capital (ROIC) target. The target was met and 100% of the associated performance shares were paid.
-

For 25% of the award, performance was measured against AT&T’s performance on Total Stockholder Return (“TSR”) against a peer group of companies. Because AT&T’s performance was in the 4th quintile of its peers, only 50% of the associated performance shares were paid.

Because of the stock price decline over the performance period, executive officers received significantly less than the long-term grant value reported in the Summary Compensation Table for 2008 (36% less than the target value shown), a strong indication that our long-term incentive compensation provides alignment between executive officer pay and performance. For more information on the payout of the 2008 performance share grant, please see page 46.

Along with a largely incentive-based compensation package, our officers are also subject to stock ownership requirements which are outlined on page 49 and each of our named executive officers exceed, and in several cases, significantly exceed, these requirements. Mr. Stephenson owns shares with no risk of forfeiture which are valued in excess of 15 multiples of his salary.

We have continued to review and adjust executive benefits and perquisites as described on pages 34 and 35 to better align with market.

Finally, the Company has a strong restitution policy in case of misconduct, as described on page 50.

In conclusion, we believe that our executive officer compensation program is competitive and supports our stockholders’ interests in the largest telecommunications company in the world.

The Human Resources Committee and its Role

The Human Resources Committee, which is composed entirely of independent Directors, is responsible for overseeing our management compensation practices and determining the compensation of our executive officers, including the Named Executive Officers. Annually, the Committee approves the base salaries, short-term incentive targets, and long-term grant levels for executive officers. The Committee recommends new benefit plans to the Board and acts as the administrator of certain of the Company’s compensation and benefit plans. Its charter is available on our web site at www.att.com. No AT&T employee serves on this Committee. The current members of the Committee are: Dr. Amelio (Chairman), Mr. Blanchard, Mr. McCoy, Mr. Rose, and Ms. Upton.

Guiding Pay Principles

When designing AT&T’s compensation program, the Committee continually evaluates the individual program elements in light of market and governance trends. AT&T generally supports the Conference Board’s principles on executive compensation, strongly aligning in many key areas such as paying for performance, setting compensation targets consistent with the market, alignment of executive interests with stockholder interests, and focus on long-term compensation to reduce risk. The Committee believes the Conference Board principles, which discourage a single “check the box” approach and encourage the adoption of compensation programs that fit the specific circumstances of each company, provide clear guidelines and flexibility. As part of this process, the Committee uses the services of an independent compensation consultant, who performs no services for management.

Recognizing market trends, the need to attract and retain talent, and our focus on delivering value for our stockholders, the Committee has designed AT&T’s executive compensation program based on the following guiding pay principles:

—

Competitive and Market Based:    Evaluate all components of our compensation and benefits program in light of appropriate comparator company practices to ensure we are able to attract, retain, and provide appropriate incentives for officers in a highly competitive talent market. Comparator company data provides information on market trends and may lead to changes in our approach and practices (see discussion of compensation changes below).

—

Pay for Performance, Accountability:    Tie a significant portion of compensation to the achievement of Company and business unit goals as well as recognize individual accomplishments that contribute to the Company’s success. For example, in 2010, 92% of the CEO’s target compensation (and 87% for other Named Executive Officers) was tied to short- and long-term performance incentives, including stock price performance. The Committee utilized compensation analysis sheets in 2010 to confirm the appropriateness of the compensation program.

—

Balanced Short- and Long-Term Focus:    Ensure that compensation programs and packages provide an appropriate balance between the achievement of short- and long-term performance objectives, with a clear emphasis on managing the business for the long-term.

—

Alignment with Stockholders:    Set performance targets and provide compensation elements that closely align executives’ interests with those of stockholders. For example, performance shares, which make up nearly 33% of target compensation for the CEO and the Named Executive Officers, are tied to multi-year Company performance and the Company’s stock price. In addition, AT&T has adopted executive stock ownership guidelines, and recently increased them for the CEO, as described on page 49. Each of the Named Executive Officers exceeds those guidelines.

—	Alignment with Generally Accepted Approaches: Assure that compensation policies and programs fit within the framework of generally accepted approaches adopted by leading major U.S. corporations.

Executive Compensation Changes

Based on these principles and input from stockholder advisory organizations, the Company implemented the following changes in 2010:

—

Changes to the Supplemental Executive Retirement Plan (SERP):    Following the freeze of SERP participation for new officers effective January 1, 2009, the Committee also amended the SERP benefit payable to Mr. Stephenson. For purposes of calculating Mr. Stephenson’s SERP benefit, the Company froze his compensation as of June 30, 2010 and will freeze his age and service as of December 31, 2012. On December 31, 2012, Mr. Stephenson’s benefit will be determined as a lump sum amount and then be credited with interest going forward. The discount rate for calculating the lump sum and the interest crediting rate have not yet been determined by the Committee. For additional information, see “Review of Mr. Stephenson’s Compensation Set Forth in the Summary Compensation Table” on page 47.

—

Tax Reimbursements Eliminated on Most Benefits:    For 2010, executive officers were required to pay taxes on personal benefits. The only exceptions are for: (1) certain non-deductible relocation costs in the event of a relocation pursuant to relocation plans and (2) severance benefits that would only be paid following a change in control, and then only to the extent excise and resulting income taxes resulted from an officer’s prior compensation deferrals. Also, beginning in 2011, these severance benefits will no longer be eligible for tax reimbursement, as described below.

—

Officer Long-Term Awards Consist of Restricted Stock Units and Performance Shares:    To improve retention and to continue to align executive interests with those of stockholders through stock ownership, the Company’s long-term compensation grants for officers are now in the form of 50% restricted stock units and 50% performance shares.

—

Dividend Equivalents Paid Only on Earned Performance Shares:    Dividend equivalents on performance shares granted beginning in 2010 to all officers are only paid at the end of the performance period, based on the actual number of shares earned.

—

Strengthened Non-Compete and Company Protection Provisions:    To better protect stockholder interests, certain non-qualified compensation and benefit plans for senior management, including executive officers, now include non-compete provisions, prohibitions on the disclosure of proprietary information, and provisions prohibiting the solicitation of customers and employees, which may apply during and after employment ends. These provisions supplement the Company’s previous non-compete arrangements. Under the new provisions, depending on the plan, penalties for violations can include monetary damages and injunctive relief, recovery of costs required for enforcement, and benefit forfeiture and/or repayment. No separate consideration beyond continued participation in existing plans was provided to participants, including each of the executive officers.

—

Reduced Post-Employment Financial Counseling Benefit:    Executive officers retiring in 2010 or later will receive financial counseling services for only 36 months after retirement rather than for life, which benefits the Company by ensuring that all legal requirements are met with regard to benefit plans.

—	Froze AT&T Health Plan Participation: Participation in the officer health plan was closed to new officers.

In addition to the changes made for 2010, the Committee made further plan changes for 2011 based on current market trends and governance best practices:

—

Remaining Tax Reimbursement Eliminated:    Effective January 1, tax reimbursements under the Change in Control Severance Plan were eliminated. These reimbursements were limited to the payment of excise taxes that resulted from an officer’s prior compensation deferrals and the resulting taxes on these tax payments. Going forward, tax reimbursements will only be provided to executive officers on certain non-deductible relocation costs in the event of relocation.

—

Eliminated Country Club Fees:    Executive officers will be required to pay all fees associated with any country club membership, with the exception of initiation fees and transfer fees on corporate-owned memberships. In addition, effective January 1, the Company will no longer provide individual club memberships to executive officers.

—

More Retentive Long-Term Awards:    With the goal of making our officer long-term grants more retentive, beginning with 2011 grants, restricted stock units will have a 4-year cliff vesting (previously 50% vested at the end of year 3 and 50% vested at the end of year 4), or will vest upon retirement eligibility, whichever is earlier, but shall not be distributed until the scheduled distribution date. In addition, non-retirement eligible officers will forfeit all performance shares in the event of voluntary termination (instead of receiving a prorated number of shares). Retiring officers will be eligible to receive a prorated performance share award (instead of the full award).

Compensation Design

Executive Compensation Program

We recognize that our long term success depends on the talent and efforts of our employees and the leadership and performance of our executives. Because the relationship with any employee begins with the compensation and benefits program, it is in the stockholders’ long term interest that the program be structured in a way that makes attraction, retention, and motivation of the highest quality talent a reality. With that goal in mind, AT&T’s executive compensation and benefits program includes a number of different elements, from fixed compensation (base salaries) to performance-based variable compensation (short- and long-term incentives), as well as key personal benefits which minimize distractions and allow the executives to focus on the success of the Company. Each of the elements shown below is designed for a specific purpose, with an overarching goal to encourage a high level of sustainable individual and Company performance for the long term:

Compensation Element	Objective	Key Features
Base Salary	Provides fixed compensation to assume the day-to-day responsibilities of the position

—Salary level recognizes an executive officer’s experience, skill, and performance, with the goal of being market-competitive.

—Adjustments may be made based on individual performance, pay relative to other AT&T officers, and the employee’s pay relative to the market.

—Represents < 15% of total target compensation for executive officers, in line with our objective to have the majority of pay at risk and tied to Company performance.

—This element is payable in cash.

Annual Short-Term Incentive	To motivate and reward the achievement of short-term Company performance

—Aligns executive officers’ interests with our short-term corporate strategy, and correlates pay with the achievement of short-term Company and/or business unit objectives. These objectives support the accomplishment of long-term Company goals.

—To qualify for a payout, executive officers must achieve at least one of the predetermined performance thresholds. Actual payouts are based on these performance results along with other Company, business unit, and individual results.

—This element also provides a tool to reward executives for individual achievements.

—This element is payable in cash, though the executive officer has the option to defer a portion of it into Company stock.

Long-Term Incentive	To motivate and reward the achievement of long-term Company performance and retain key leaders

—Long-term awards for executive officers and other officers consist of restricted stock units and performance shares, each representing approximately 50% of the value of long-term compensation.

—Performance Shares

¡We structure officer performance shares to be paid in cash at the end of a 3-year performance period to the extent applicable performance goals are met.

¡The award pays out at target if these goals are met; below target or not at all if the goals are not met; and above target if the goals are exceeded. Each performance share is equal in value to a share of stock, which causes the award to fluctuate in value directly with changes in our stock price over the performance period, aligning managers’ interests directly with stockholders’ interests. The cash payment value of the performance shares is determined using the stock price on the date any earned award is approved.

¡For officers, dividend equivalents are paid at the end of the performance period, based on the number of performance shares earned.

—Restricted Stock Units (“RSUs”)

¡We structure RSUs to be paid in stock at the end of a retention period. For grants made in 2010, vesting occurs 50% after 3 years and 50% after 4 years, or upon retirement eligibility, whichever occurs earlier. For grants made in 2011, RSUs vest 100% after 4 years or upon retirement eligibility, whichever occurs earlier. In the case of retirement, RSUs will not be paid until the scheduled vesting dates.

¡Through stock price and dividends, RSUs directly tie our officers’ interests to the long-term interests of our stockholders and make our officer long-term compensation package more retentive in nature.

¡Although RSUs have value at grant, in order for them to retain value or increase in value, officers must take the appropriate actions to support the Company’s stock price. RSUs are payable in stock if the executive remains with the Company through the vesting date.

Pay for Performance

AT&T’s compensation program is designed so that the following pay components include pay-for-performance features:

—

Base Salary: Although base salaries are fixed and are intended to give the executive regular income in order to perform the day-to-day responsibilities of the job, increases to base salary are largely based on the executive’s performance and changes in the market value of the executive’s job.

—

Annual Short-Term Incentive: Performance ranges are established for earnings per share, free cash flow, and revenue. Actual award payouts consider performance on these and other Company metrics as well as business unit and individual performance.

—	Long-Term Incentives:
¡

Performance Shares – Fifty percent of executive officer long-term awards are made in the form of performance shares. Seventy-five percent of these awards is tied to our Return on Invested Capital (ROIC) achievement over a three year performance period. The remaining 25% is tied to how AT&T performs relative to its peers on Total Stockholder Return. Award payouts are adjusted for performance against these two metrics and are paid based on the stock price on the date that the award payout is approved. Because performance share grants are based on a three-year performance period, they maximize the leverage of both short- and long- term performance. The impact of a single year’s performance is felt in each of the three performance share grants that are outstanding at any given time, so that strong performance must be sustained every year in order to provide favorable payouts.

¡

Restricted Stock Units – The other 50% of executive officer long-term awards are made in the form of restricted stock units. While a targeted payout is determined at the time of grant, realized compensation depends on the stock price at time the award payout is made.

¡	Since performance shares and restricted stock units are tied to AT&T’s stock price over a three-year time horizon, they directly tie executives’ interests with those of our stockholders.

Total Target Compensation

Total target compensation is the value of the compensation package that is intended to be delivered based on performance against predefined goals. Actual compensation will depend on the applicable performance achievement and, for the long-term awards, the price of AT&T stock.

The following charts show the weighting of each element of total target compensation for the CEO and collectively for the other Named Executive Officers (NEOs). AT&T’s short and long-term incentive compensation comprise the majority of total target compensation.

2010 Target Compensation Mix

Total target compensation is detailed for each Named Executive Officer in the following table. This table outlines the elements, their values, relative weightings, and the percent of each total target compensation package that is performance-related (performance-related compensation includes both short- and long-term incentives).

2010 NEO Target Compensation

Named Executive Officer	Cash-Based Compensation				Stock-Based Compensation		Total Target Comp. $	% Performance Related (2)
	Base Salary		Short-Term Incentive		Long-Term Awards (1)
	$	% of Total	$	% of Total	$	% of Total
CEO
Stephenson	1,550,000	8%	5,050,000	26%	12,750,000	66%	19,350,000	92%
Other NEOs
Lindner	835,000	13%	1,500,000	23%	4,250,000	64%	6,585,000	87%
de la Vega	825,000	13%	1,450,000	23%	4,000,000	64%	6,275,000	87%
Stankey	845,000	13%	1,475,000	22%	4,350,000	65%	6,670,000	87%
Watts	720,000	12%	1,200,000	20%	4,000,000	68%	5,920,000	88%
Avg Other NEOs	806,250	13%	1,406,250	22%	4,150,000	65%	6,362,500	87%

(1)	Long-Term grants of Performance Shares are paid out, subject to meeting performance objectives, in cash based on the stock price on the date the award payout is approved. Restricted Stock Units are paid in shares. Each represents 50% of the total award.
(2)	Short-Term Incentive + Long-Term Awards.

Incentive Compensation – A Balanced Approach to Manage Risk to the Stockholders

The Committee believes that it is important that compensation fully aligns the interest of management with both the short- and long-term interests of the Company’s stockholders as well as incenting our key managers to remain with the Company. In order to accomplish this, we appropriately balance incentive compensation between the accomplishment of short- and long-term corporate objectives. In addition to aligning management’s interests with the stockholders, a key objective of our compensation plans is mitigating the risk in the compensation package by ensuring that a significant portion of compensation is based on the long-term performance of the Company. In doing so, the Company intentionally reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term sustainability of the Company. Further, we structure the short-term incentive compensation so that the accomplishment of short-term corporate and business unit goals supports the accomplishment of long-term corporate goals. Both of these elements work together for the benefit of the Company and its stockholders and are consistent with the Conference Board’s principle regarding pay for performance, which states that a significant portion of pay should be in the form of incentive compensation with payouts tied to performance.

The following chart details how performance-related compensation is allocated between short-term and long-term compensation targets for the CEO and collectively for the other Named Executive Officers:

2010 Performance-Related Target Compensation Mix

Personal Benefits

As a Fortune 25 company (ranking 7th in 2010), personal benefits are an important tool in our overall compensation package, even though many of the underlying individual benefits are not financially significant. AT&T provides these elements to its executive officers for three main reasons:

—

To effectively compete for talent. The majority of companies against which AT&T competes for talent provide personal benefits to their executive officers. According to a 2010 survey conducted by Aon Hewitt, all of the participating companies with revenues greater than $11.66 billion reported offering at least one form of perquisite to their executives. (Information is excerpted from Hewitt’s 2010 Executive Compensation Policies & Programs report representing data on Executive Compensation plans from 473 companies, and does not constitute a recommendation from Hewitt.) Because the foundation of the employee-employer relationship is the compensation and benefits program, AT&T must have a program that is robust and competitive enough to attract and retain key talent.

—

To focus executive officers’ efforts towards meeting the needs of the business. Leading a Fortune 25 company that provides industry leading services to its customers 24 hours a day requires the full-time commitment of our executive officers. Our executive officers are required to be available for Company needs at all hours of the day. To that end, we provide them the tools to conduct Company business at any time, even when out of the office. We believe the true value of benefits that allow the Company to have greater access to our executive officers should not be measured solely in terms of financial cost, but rather the value they bring to the Company through maximized productivity and availability.

—

To provide for the safety, security and personal health of executives. Employees are the Company’s greatest asset. Our executive officers are charged to care for the long-term health of the Company. In order to do so, we provide certain personal benefits to provide for their safety and personal health.

Our executive benefits are outlined on page 48. To further align with the principles articulated by stockholder advocacy groups, the Conference Board, and the market, we are eliminating income tax reimbursements on potential change-in-control payments for all officers, eliminating individual country club memberships for executive officers, and have changed the formula used to calculate Mr. Stephenson’s supplemental retirement benefit in a manner that is expected to reduce his overall benefit. We will continue to evaluate our personal benefits going forward based on needs of the business and market practices and trends.

Independent Compensation Consultant

The Human Resources Committee is authorized by its charter to employ independent compensation consultants and other advisors. Michael Lackey, Managing Director of Total Rewards Strategies, serves as the Committee’s independent consultant and, from time to time, provides advice to the Corporate Governance and Nominating Committee. Total Rewards Strategies and Michael Lackey provide no other services to AT&T. Mr. Lackey has served as the Committee’s consultant since 2002.

Mr. Lackey reports directly to the Human Resources Committee, who reviews the fees paid to Total Rewards Strategies and sets the consulting budget. Mr. Lackey’s relationship with management is one of receiving the necessary information to conduct his analyses and providing information and his recommendations to be distributed to the Committee.

Following is a description of Mr. Lackey’s duties as the Committee’s consultant:

—	Attends all Human Resources Committee meetings;
—	Provides information, research, and analysis pertaining to executive compensation and benefits;
—	Regularly updates the Committee on market trends, changing practices, and legislation pertaining to compensation and benefits;
—	Reviews the Company’s executive compensation strategy and program to ensure appropriateness and market-competitiveness;
—	Makes recommendations on the design of the compensation program and the balance of pay-for-performance elements;
—	Reviews market data and makes recommendations for establishing the market rates for jobs held by senior leaders;
—	Analyzes compensation from other companies’ proxy and financial statements for the Committee’s review when making compensation decisions;
—	Assists the Committee in making pay determinations for the Chief Executive Officer; and
—	Advises the Committee on the appropriate comparator groups for compensation and benefits as well as the appropriate peer group against which to measure long-term performance.

Determining Competitive Pay Levels

AT&T has a market-based compensation program, and we believe that a job’s value is determined by what we have to pay to remain competitive based on publicly-available compensation data for like positions at companies with which we compete for talent.

Since we have a market-based compensation program, the starting point for determining compensation levels begins with an evaluation of market data. Market data for key officers is derived from proxy compensation data and third-party compensation survey databases. Mr. Lackey compiles both proxy and compensation survey data for the comparator companies (approved by the Committee, and discussed below). The use of multiple sources of information and comparator groups ensures sufficient data that will accurately reflect the competitive market and provide for the annual development of consistent and reliable market values by the consultant.

Following are the 2010 comparator groups used by Mr. Lackey in making market value recommendations for officer positions. These companies are selected based on similarity to AT&T in terms of size and/or industry, ability of the Company to compete with AT&T for talent, and similarity to jobs at AT&T in terms of complexity and scope of officer positions.

2010 Comparator Groups Used by Compensation Consultant

Type of Group	Companies in Group
A comparator group of 20 companies in the technology, telecommunications and entertainment industries selected by the consultant in consultation with the Committee	Apple, Boeing, Cisco Systems, Comcast, Dell, General Electric, Google, Hewlett-Packard, Honeywell, Intel, IBM, Johnson Controls, Lockheed Martin, Microsoft, News Corp, Oracle, Time Warner, United Technologies, Verizon Communications, Walt Disney
Top 25 companies included in the Fortune 500 index, adjusted to eliminate AT&T and investment banking, investment holding/ management and privately owned companies	AmerisourceBergen, Archer Daniels Midland, Cardinal Health, Chevron, ConocoPhillips, Costco Wholesale, CVS Caremark, Dell, Exxon Mobil, Ford Motor, General Electric, Hewlett-Packard, Home Depot, IBM, Johnson & Johnson, Kroger, Marathon Oil, McKesson, Procter & Gamble, Target, UnitedHealth Group, Valero Energy, Verizon Communications, Wal-Mart Stores, WellPoint
Telecommunications and cable companies	Comcast, Motorola, Qwest Communications, Sprint Nextel, Time Warner, Verizon Communications

The percentiles of the market for which Mr. Lackey collects data are shown in the following table. Base salaries are targeted to the market 50th percentile. Executive Officer total target cash compensation (the sum of base pay and short-term incentive target) and long-term grants are targeted to the market 62nd percentile with the support of the Committee’s consultant. These pay targets emphasize our pay for performance strategy and are consistent with our market leadership position as the world’s largest telecommunications company based on our revenue and position as the 7th largest company in America according to the Fortune 500 ratings.

Percentiles of Market Used by Consultant in 2010
Base Salary	50th percentile of the market
Total Annual Target Cash Compensation (Short-Term Incentive Target Plus Base Salary)	62nd percentile of the market
Long-Term Incentive Target Compensation	62nd percentile of the market

In making the market value recommendations to present to the Committee, Mr. Lackey reviews both the proxy and the survey compensation data at the percentiles of the market assigned by the Committee. Mr. Lackey applies his judgment and experience to the relevant data to make preliminary market value recommendations for each executive officer position. Prior to presenting the market values to the Committee, Mr. Lackey meets with the CEO and other members of management to discuss his market value recommendations for persons other than the CEO and to obtain their views on the relative value of each position at AT&T as well as differences in responsibilities between AT&T jobs and those in the comparator groups. Based on this detailed analysis, AT&T-specific market values are established for each executive officer position.

After the discussion with management, Mr. Lackey presents the AT&T-specific market value recommendations to the Committee. These recommendations become a reference point for the Committee’s determination of actual compensation levels.

Determining Target Compensation Levels

Annually, the Committee meets to set compensation for officers, including the Named Executive Officers, with the advice of the consultant. In setting compensation levels, the Committee reviews the AT&T-specific market values provided by Mr. Lackey along with the CEO’s compensation recommendations for the other executive officers. The market values contain a base salary component and short- and long-term incentive target award components. The CEO bases his compensation recommendations on his judgment of the skills, experience, responsibilities, and achievements of each executive officer, as well as the officer’s current compensation relative to the AT&T-specific market value of his/her job. The Committee believes that input from both the CEO and Mr. Lackey provides useful information and points of view to assist them in determining the appropriate levels of pay. Once the Committee has received input from the CEO and Mr. Lackey, the Committee applies its own judgment and experience to set compensation for the coming year, including base pay levels and target pay levels for short- and long-term incentive compensation. The Committee may determine that executives with significant experience and responsibilities, who demonstrate exemplary performance, have higher target compensation than the AT&T-specific market values recommended by Mr. Lackey, while less experienced executives may have lower target compensation than the AT&T-specific market values. To determine the compensation for the CEO, the Committee again uses its judgment of his skills, experience, responsibilities, achievements, and current compensation, along with Mr. Lackey’s market recommendations.

2010 Compensation

Annual Base Salaries

Because of the negative effects of the economy and the resulting impact on our performance, the Committee determined to forego 2009 base salary increases for our executive officers, including all of the Named Executive Officers, as well as middle managers and above. The 2008 and 2009 salaries, as reported in the Summary Compensation Table, differ because the 2008 increases did not occur until March of that year. In 2010, the Committee determined to again provide base salary increases based on individual performance and actual pay relative to market.

Short-Term Incentives

Each year, the Committee establishes a target award for each executive officer based on AT&T-specific market values provided by the consultant and recommendations from the CEO (other than for his own compensation). In 2009, the Committee revised the short-term program to emphasize overall results of the Company by establishing one set of performance objectives for each of our executive officers. The Committee believes that individual business units are more effective for stockholders when they are managed to the key objectives of the Company. Under this program, potential payouts range from 0% to 200% of the target award. The key performance objectives adopted by the Committee include three performance metrics and related target ranges that the executives are expected to achieve, which are shown in the following table. The Company must achieve at least one of the ranges for the executive officers to receive a payout under the target awards.

2010 Metric	Target	Target Range	Results **
Consolidated Revenues	$124.615 billion	$105.923 –$143.307 billion	$124.280 billion

Earnings per Share	$2.13 per share	$1.60 – $2.66 per share	$3.59 per share (adjusted **)
Free Cash Flow *	$11.933 billion	$8.950 – $14.916 billion	$14.691 billion
*	Cash from operations minus capital expenditures.
**	In accordance with the Plan terms, EPS results were increased by 24 cents per share to remove the effects of changes in tax law, changes in accounting principles, and gains from certain asset dispositions.

In determining the final payouts, the Committee gives weight to the achievement of the performance ranges, the overall performance of the Company, business unit performance, and the individual performance of each executive officer. In evaluating executive officers that report to the CEO, the Committee will also give weight to the CEO’s recommendations. The Committee does not apply a fixed formulaic approach to setting compensation, in order to limit the potential for unintended consequences both favorable and unfavorable.

The Committee determined that in 2010 the Company achieved the target ranges for each of the 2010 performance metrics, and in the case of Earnings per Share, the Company significantly exceeded the target range, permitting payout of the short-term awards. The Committee then reviewed the Company’s overall performance as well as the individual achievements of each of the Named Executive Officers, as described below:

Randall L. Stephenson

Under Mr. Stephenson’s leadership, AT&T grew consolidated revenues, increased reported earnings per share 63% and delivered a strong performance across a number of key categories. Wireless data revenues grew 28.7%; revenues from strategic business services such as Ethernet, Virtual Private Networks (VPNs), hosting and applications services increased 15.8%; and AT&T U-verse posted a net gain of 921,000 pay-TV subscribers, more than any other reporting U.S. provider. AT&T matched this strong market performance with extensive cost reduction initiatives, resulting in expanded consolidated margins and cash from operations of $35 billion. Under Mr. Stephenson’s direction, AT&T invested $20 billion in capital expenditures to meet current demand and to prepare the business for future growth in key strategic areas – including 4G wireless capabilities, IP data networks, and cloud computing. In addition, Mr. Stephenson directed the acquisition of wireless assets and spectrum to further strengthen AT&T’s market position while divesting non-strategic assets. Externally, Mr. Stephenson led a break-through in industry efforts to reframe the discussion on net neutrality to encourage investment, continued his ambitious program to improve education and workforce readiness for high school students, and received broad recognition for AT&T’s leadership in diversity.

Richard G. Lindner

Despite economic challenges, Mr. Lindner, AT&T’s Chief Financial Officer, guided the Company to industry-leading revenue growth and consolidated margins, generated free cash flow of $15 billion, and delivered reported earnings per share of $3.35, an increase of 63% over 2009. Finance-led programs contributed over $3 billion of operating cash flow and $1 billion of pre-tax income to 2010 results as well as an additional $8 billion of tax and future cash benefits. Mr. Lindner strengthened the balance sheet by reducing net debt by nearly $4 billion and delivered total stockholder returns of 11.6%, including $10 billion of dividends paid to stockholders.

John T. Stankey

Under Mr. Stankey’s direction, AT&T invested more than $9 billion in its wireless networks, an increase of more than 50% over 2009, to accommodate a 146% increase in mobile broadband data traffic, improve voice quality, and make the nation’s fastest mobile broadband network even faster. The network team extended our U-verse footprint to 27 million living units and increased global backbone capacity, including our IP backbone, by 53%. In September, Mr. Stankey’s responsibilities expanded measurably as he assumed leadership for our $38 billion Business Services group.

Rafael de la Vega

Under Mr. de la Vega’s leadership, AT&T Mobility led the U.S. wireless industry in subscriber growth, total subscriber churn, revenue growth, and smart phone penetration. The Company also grew wireless data revenues 28.7%, the strongest growth rate among its peer group, and posted its eighth consecutive quarter of growth in average revenue per postpaid subscriber, a record among U.S. wireless providers. AT&T’s strategy to make virtually everything wireless, from netbooks to pill bottles, gained momentum as the Company built a base of nearly 11 million connected devices. Mr. de la Vega also returned the consumer wireline business to positive revenue growth, grew U-verse subscribers to nearly three million, and helped AT&T U-verse TV receive numerous awards and industry accolades for service innovation and customer satisfaction.

D. Wayne Watts

With responsibility for all legal matters affecting AT&T, Mr. Watts effectively guided the Company’s litigation, regulatory filings, and compliance matters before various judicial and regulatory agencies in addition to providing support for the Company’s day-to-day operations and M&A activity. Under Mr. Watts’ direction, the Company successfully managed litigation matters involving the Company, including 144 appeals to various Federal and State Courts of Appeal and 10 to the United States Supreme Court during 2010. He and his team were critical to the effective advancement of the Company’s position before federal and state regulators designed to generate a fair regulatory and working environment for our Internet, wireless, and wireline operations, including gaining regulatory approvals necessary to close numerous transactions.

Based on the above accomplishments, the Committee determined to pay 2010 awards as follows:

2010 Short-Term Payouts

Named Executive Officer	Target Award	Actual Award
Randall L. Stephenson	$5,050,000	$5,050,000
Richard G. Lindner	$1,500,000	$1,750,000
Rafael de la Vega	$1,450,000	$1,700,000
John T. Stankey	$1,475,000	$1,475,000
D. Wayne Watts	$1,200,000	$1,570,000

Long-Term Incentives

As noted in the Conference Board report, to put “[t]oo much focus on the short term in the wrong business model can lead to reward for current performance, but fail to promote the Company’s business strategy over the long term.” Because AT&T values long-term performance and to ensure that our compensation program does not incent executives to take excessive risks in pursuit of short-term results, the long-term component is a significant part of an officer’s compensation package. Long-term awards directly link the interests of officers to those of stockholders, since the awards are tied directly to the price and dividends of AT&T stock.

In 2010, the Committee granted the Named Executive Officers long-term incentives in the form of 50% performance shares and 50% restricted stock units. Target grant values were set using the AT&T-specific market values as a guideline. Specifics of the long-term grants are described below.

Performance Shares:

Each performance share is equal in value to one share of our common stock and is paid out at the end of the performance period (typically three years) based on the extent to which the performance goals are met. Awards made in 2010 earn dividend equivalents equal to the dividends on our common stock, paid only after the end of the performance period and only on the number of performance shares actually earned based on the performance results of the Company.

The value of performance shares fluctuates directly with changes in the price of our common stock, which aligns managers’ interests directly with stockholders’ interests. Performance shares are paid out only to the extent that specific financial and/or operational objectives are achieved. No payout is made if minimum objectives are not met. Payouts are made in cash, which helps reduce dilution. Performance shares paid in cash are valued at the price of a share of AT&T common stock at the date the award payout is approved.

If an officer terminates employment and is not retirement eligible, he/she is eligible for a pro-rata portion of the award. Officers may be retirement eligible for purposes of performance shares if they meet the “modified rule of 75,” which requires certain combinations of age and service that total at least 75, or if the officer is age 55 or older with at least five years of service. Retirees are eligible to receive the same payout as if they were still employed as of the date of payout, without any pro-rata reduction. Beginning with grants made in 2011, unless provided otherwise by the Committee, retirees will only be eligible for a prorated payout and non-retiring officers who voluntarily terminate employment will forfeit their entire award.

Performance Measures and Payout Targets Set in 2010:

2010 Performance Share Grants by the Committee (2010 to 2012 Performance Period)

Officer	Grant Date Values ($) (amounts are rounded)	Performance Measure
		Return on Invested Capital	Total Stockholder Return vs. AT&T Telecommunications Peer Group
Randall L. Stephenson	6,375,000	75% of Grant	25% of Grant
Richard G. Lindner	2,125,000
Rafael de la Vega	2,000,000
John T. Stankey	2,175,000
D. Wayne Watts	2,000,000

Performance shares were granted in 2010 for the 2010-2012 performance period. The Committee determined that the performance measure for 75% of the Performance Shares would be Return on Invested Capital and the measure for the remaining 25% would be based on a comparison of AT&T’s Total Stockholder Return compared to a telecommunications peer group.

We calculate Return on Invested Capital (“ROIC”) by averaging over the three-year performance period: (1) our annual net income before extraordinary items plus after-tax interest expense, divided by (2) the total of the average debt and average stockholder equity for the relevant year. For mergers and acquisitions over $2 billion, we exclude the dilutive impacts of intangible amortization, asset write-offs, accelerated depreciation, and transaction and restructuring costs (intended to provide adjustments for impacts to net income related to the new purchase accounting rules) so that certain significant transactions, including those which may not have been contemplated in the determination of a performance measure, will not have an impact on the results. We also exclude changes in tax laws, changes in accounting principles, and certain unusual events. We chose ROIC as the appropriate measure because it is widely used by comparator companies and encourages our managers to focus not only on net income, but also to ensure that the Company’s capital is invested effectively and stockholder value is created. At the end of the performance period, the number of performance shares to be paid out, if any, is determined by comparing the actual performance of the Company against the performance objectives, which are set forth as a range of results. The ROIC target range for the 2010-2012 performance period was set so that the low end of the range approximates our cost of capital; a target that we believe may be aggressive in light of the economic environment, but attainable. For performance above or below the performance target range, the number of performance shares are increased or reduced, respectively. Potential payouts range from 0% to 150% of the target number of performance shares granted.

The Total Stockholder Return (“TSR”) measure compares the total stockholder return (stock appreciation plus reinvestment of dividends) of AT&T to that of companies in the AT&T Telecommunications Peer Group. The Peer Group is comprised of 11 companies and the Dow Jones Industrial Average. The Peer Group companies represent domestic and global telecommunications companies with a minimum market capitalization of $10 billion. The AT&T Telecommunications Peer Group used for 2010 grants consisted of América Móvil S.A.B. de C.V.; BCE Inc.; BT Group plc; Comcast Corporation; Deutsche Telekom AG; DirecTV Group Inc.; Telefónica S.A.; Teléfonos de México S.A.B. de C.V; Time Warner Cable Inc.; Verizon Communications Inc.; Vodafone Group plc; and the Dow Jones Industrial Average.

The following chart shows the potential payouts based on total stockholder return of AT&T as compared to companies in the peer group:

AT&T Total Stockholder Return Compared to the AT&T Telecommunications Peer Group (2010 – 2012 Performance Period)

Ranking	Payout Percentage
AT&T is the top company	200%
AT&T in 80 - 99th percentile	150%
AT&T in 60 - 79.99th percentile	125%
AT&T in 40 - 59.99th percentile	100%
AT&T in 20 - 39.99th percentile	50%
AT&T is below the 20th percentile	0%
If AT&T’s total stockholder return is negative, the payout percentage is capped at 90% (applies to performance at the 40th percentile or higher).

Restricted Stock Units:

Beginning with long-term grants made in 2010, 50% of the grants made to officers, including the executive officers, are made in the form of restricted stock units. The Company’s reasons for adding restricted stock units to the long-term compensation package include making the overall compensation package more retentive through the use of longer vesting periods and balancing the risk of the long-term package by using more than one form of long-term compensation.

Restricted stock units granted in 2010 vest ratably – 50% each at the end of years 3 and 4, or upon retirement eligibility, whichever occurs earlier, but do not pay out until the scheduled distribution date. These units receive quarterly dividend equivalents, paid in cash at the time regular dividends are paid on AT&T’s stock. Restricted stock units pay 100% in stock to further tie executive and stockholder interests.

The following table shows restricted stock unit grants made to the Named Executive Officers in 2010:

2010 Restricted Stock Unit Grants by the Committee (Vests 50% in each of 2013 and 2014)

Officer	Grant Date Values ($) (amounts are rounded)
Randall L. Stephenson	6,375,000
Richard G. Lindner	2,125,000
Rafael de la Vega	2,000,000
John T. Stankey	2,175,000
D. Wayne Watts	2,000,000

Results for the 2008-2010 Performance Period: Performance shares were the sole form of long-term compensation granted to the executive officers for the 2008 – 2010 performance period. The performance measure applicable to 75% of these awards was ROIC. AT&T’s TSR measured against a comparator group of companies was the performance measure applicable to the other 25% of the award.

For the 2008-2010 performance period, the Committee set the ROIC target range above our cost of capital, which represented an aggressive, yet achievable, target. After conclusion of the performance period, the Committee determined, using the payout table established at the beginning of the year, after eliminating the effects of changes in the tax laws and changes in accounting principles, that the Company’s results fell in the ROIC target range and directed that 100% of the related performance shares be distributed. With regard to the performance shares tied to the TSR target, the Committee determined that the Company was in the 4th quintile of the index, which resulted in a 50% payout of the performance shares tied to this metric. Because the value of the performance shares is dependent upon the stock price, the decrease in the stock price from the original grant date in 2008 reduced the value of the actual payouts significantly.

As shown below, the actual payout value of executive officer long-term compensation was 64% of the target grant value. Long-term compensation is the largest element of an executive officer’s total compensation package. Thus, the loss in value of executive officer realized long-term pay shows how our compensation program is tied to performance.

2008 Performance Share Grant and Payout Values
Executive Officer	Performance Measure(s)	Value at Grant ($000)	Performance Payout %	% Change in Stock Price*	Value at Payout ($000)	Approx. % of Grant Value Realized
Stephenson	75% ROIC 25% TSR	12,000	88%	(27%)	7,718	64%
Lindner		3,750			2,412
de la Vega		3,100			1,994
Stankey		3,800			2,444
Watts		2,000			1,286
* From the date of grant (January 31, 2008) through the date the distribution was approved (January 27, 2011).

Review of Mr. Stephenson’s Compensation Set Forth in the Summary Compensation Table

The following table shows Mr. Stephenson’s total compensation as reported in the Summary Compensation Table for 2009 and 2010.

CEO Year-Over-Year Summary Compensation Table

As the table shows, Mr. Stephenson’s reported compensation declined $1.9 million from 2009 to 2010. Three differences are noteworthy:

—	The Committee paid Mr. Stephenson a smaller bonus for 2010 than for 2009. His 2010 bonus payment was $800,000 less than in 2009.

—

Mr. Stephenson had a smaller year-over-year increase in the change in his pension value. This net decline of $1.9 million resulted from: (1) a smaller increase in his SERP-eligible compensation, partially driven by the change the Committee made to freeze Mr. Stephenson’s compensation for purposes of calculating his SERP benefit (a decrease of $3.8 million), (2) the discount rate assumption used to determine the lump sum value of Mr. Stephenson’s pension benefit changing from 6.5% at the end of 2009 to 5.8% at the end of 2010 (a year-over-year increase of $1.3 million) and (3) other less significant pension-related changes (an increase of $0.6 million). However, Mr. Stephenson’s 2010 change in pension value and his total reported compensation each would have been approximately $3.0 million lower had the discount rate assumption remained constant.

—

Mr. Stephenson received a larger long-term grant for 2010 than 2009. His 2010 grant was approximately $750,000 higher than in 2009. The 2010 long-term grant is required to be reported at the grant value, but the ultimate value of the award, if any, is dependent on achievement of the performance objectives and on AT&T’s stock price.

By comparison to his reported compensation of $27.3 million, Mr. Stephenson actually received $16.3 million, which consists of: 2010 base salary, distribution of 2007 performance share award, distribution of 2009 short-term award, payment of dividend equivalents on 2008 and 2009 performance share grants and 2010 restricted stock unit grant, and employee benefits (total compensation was determined based on taxable income, without regard to deferred compensation).

Deferral Opportunities, Pensions and Other Benefits

Deferral Opportunities:    We believe that in order to remain competitive in the employment market, it is appropriate to offer deferral plans and other benefits. Our deferral plans provide retention incentives by giving mid-level and above managers the opportunity to receive tax-advantaged (i.e. pre-tax) savings. In addition, we use our deferral plans as a way to encourage our managers to invest in and hold AT&T stock. Our tax-qualified 401(k) plans offer substantially all employees the opportunity to defer income through a tax-advantaged program, including investing in AT&T stock. We match 80% of the employee contributions, limited to the first 6% of compensation (only base salary is matched for officers).

Our principal nonqualified deferral program is the Stock Purchase and Deferral Plan. Under that plan, mid-level managers and above may annually elect to defer up to 30% of their salary and annual bonus (officer level managers, including the Named Executive Officers, may contribute up to 95% of their annual bonus) into monthly purchases of AT&T stock at fair market value on a tax-deferred basis. For each share purchased with 2010 deferrals, the participant received two stock options with a grant price equal to the fair market value of the stock when the options are issued. In addition, participants received matching shares in AT&T stock, reduced by any match they could have received in a 401(k) plan. Officer level employees do not receive these matching shares on the contribution of their bonuses.

Managers may also defer cash compensation in the form of salaries and bonuses through the Cash Deferral Plan. The Cash Deferral Plan pays interest at the Moody’s Long-Term Corporate Bond Yield Average, reset annually, which is a common index used by companies for deferral plans. The SEC requires disclosure in the “Summary Compensation Table” of earnings on deferred compensation that exceed an amount set by the SEC. Our interest rate, over time, approximates the SEC rate.

These plans are described more fully under the “Nonqualified Deferred Compensation” table.

Personal Benefits:    We provide our executive officers with personal benefits, including an automobile allowance and maintenance, which is an important recruiting and retention tool; club memberships, which afford our executives the opportunity to conduct business in a more informal environment; home security for the safety and security of our executives; tax preparation, estate planning, and financial counseling, which allow our executives to focus more on the business; and executive disability benefits. The financial counseling benefit provides financial counselors to executives, which benefits the Company by ensuring that our executives understand and comply with plan requirements. We also provide our executives communications and entertainment products and services, which are typically offered by AT&T at little or no incremental cost. We permit our executives to occasionally use Company aircraft for personal reasons, which allows for the efficient use of their time and for them to privately conduct Company business at any time. We also provide executive death benefits. More information on death benefits may be found under “Other Post-Retirement Benefits,” which begins on page 61.

We also provide our executive officers a supplemental health plan for which the executives pay a portion of the premiums. The plan acts in conjunction with the Company’s health plan. For active officers, it is a consumer-driven health plan that encourages our executive officers to be cost-conscious consumers of health care services. Officers promoted or hired after March 23, 2010 are not eligible to participate in the supplemental health plan, but instead will be eligible for an annual executive physical, subject to certain limits.

Each executive officer will be responsible for any taxes that result from the use of these benefits. Previously, we paid income and employment taxes that resulted from these programs, other than with respect to personal use of the aircraft and the automobile allowance. We also previously paid taxes relating to our payment of life insurance premiums on executive-owned insurance or the value of the coverage on Company-owned policies. There are no tax consequences from the supplemental health plan.

Certain of these benefits are also offered as post-retirement benefits to persons who meet age and service requirements. Additional information on these post-retirement benefits can be found under “Other Post-Retirement Benefits,” which begins on page 61.

Pensions:    We offer a tax-qualified group pension plan to substantially all employees as well as supplemental retirement benefits under nonqualified pension plans to our executive officers. We believe these benefits act as a retention tool. Additional information on these pension benefits may be found under “Pension Benefits and Other Post-Employment Compensation,” which begins on page 59.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for the CEO, other executive officers, and all other officer level employees. The guidelines for the CEO were increased in 2010 from a minimum level of ownership of five times base salary to a minimum ownership requirement of six times base salary and were continued at the lesser of three times base salary or 50,000 shares for other executive officers and the lesser of one times base salary or 25,000 shares for all other officers. Newly appointed officers are expected to be in compliance with the ownership guidelines within five years of their appointments. Only shares where there is no risk of forfeiture are counted against the applicable stock ownership guideline. Holdings of the Named Executive Officers as of December 31, 2010, can be found in the “Common Stock Ownership” section on page 12.

Limit on Deductibility of Certain Compensation

Federal income tax law prohibits publicly held companies, such as AT&T, from deducting certain compensation paid to a Named Executive Officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the stockholders, the compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of AT&T and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee’s development and execution of effective compensation plans. For example, to enable short- and long-term compensation to be deductible, the Committee makes these awards under stockholder-approved incentive plans to the extent practical.

Similarly, gains on stock option exercises may be deductible if granted under a stockholder-approved plan since they are tied to the performance of the Company’s stock price. Salaries and other compensation that are not tied to performance are not deductible to the extent they exceed the $1 million limit.

Policy on Restitution

The Company intends, in appropriate circumstances, to seek restitution of any bonus, commission, or other compensation received by an employee as a result of such employee’s intentional or knowing fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company’s financial statements.

Employment Contracts and Change in Control Severance Plan

We have an employment contract with Mr. de la Vega. The material provisions of this contract are discussed following the “Grants of Plan-Based Awards” table, on page 53.

Our executive officers are eligible to participate in the Change in Control Severance Plan, which is more fully described on page 66. We believe these types of plans are necessary to ensure that participants receive certain benefits in the event of a change in control of the Company, and to allow the participating officers to focus on their duties during an acquisition. The plan is not intended to replace other compensation elements.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AT&T’s Annual Report on Form 10-K and Proxy Statement for filing with the SEC.

February 11, 2011	The Human Resources Committee:
Gilbert F. Amelio, Chairman
	James H. Blanchard	Matthew K. Rose
	John B. McCoy	Patricia P. Upton

  Compensation Tables

The table below contains information concerning the compensation provided to the Chief Executive Officer, the Senior Executive Vice President and Chief Financial Officer, and the other most highly compensated executive officers of AT&T (the “Named Executive Officers”). Compensation information is provided for the years each person in the table was a Named Executive Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compen- sation (4) ($)	Total ($)
R. Stephenson (1,5) Chairman, CEO and President	2010	1,533,333	0	12,749,977	494,731	5,050,000	7,096,177	417,410	27,341,628
	2009	1,450,000	0	11,999,991	75,834	5,850,000	8,990,049	864,632	29,230,506
	2008	1,420,833	0	11,999,989	1,222,989	0	764,772	376,248	15,784,831

R. Lindner (1,5) Sr. Exec. Vice President and CFO	2010	829,167	0	4,250,009	5,420	1,750,000	1,684,959	180,444	8,699,999
	2009	800,000	0	6,899,996	21,964	1,500,000	1,541,220	178,090	10,941,270
	2008	791,667	255,000	3,750,004	285,870	153,000	281,645	175,665	5,692,851

R. de la Vega (1,5) Pres. and CEO, AT&T Mobility & Consumer Mkts.	2010	820,833	0	4,000,024	36,513	1,700,000	4,240,450	96,850	10,894,670
	2009	800,000	0	7,398,609	25,662	1,500,000	3,737,419	119,346	13,581,036
	2008	800,000	0	3,099,985	0	662,500	1,434,235	347,363	6,344,083

J. Stankey (1,5) Pres. and CEO, AT&T Business Solutions	2010	842,500	0	4,350,024	5,596	1,475,000	2,439,970	387,242	9,500,332
	2009	830,000	0	8,327,162	6,566	1,500,000	2,213,795	155,625	13,033,148
	2008	825,000	260,000	3,800,002	11,733	273,000	157,804	130,101	5,457,640

D. Watts (5) Sr. Exec. Vice Pres. & General Counsel	2010	706,667	0	4,000,024	10,996	1,570,000	2,748,351	208,776	9,244,814

1.	The Named Executive Officers did not receive an increase in salary in 2009. The differences in the salaries for 2009 and 2008 result from salary increases normally occurring in March of each year. As a result, the 2008 amounts represent two months of the 2007 salary rate and ten months of the 2008 salary rate.

2.	Represents the grant date valuation of the awards under FASB ASC Topic 718. Assumptions used for determining the value of the stock and option awards reported in these columns are set forth in the relevant AT&T Annual Report to Stockholders in Note 12 to Consolidated Financial Statements, “Share-Based Payment.” Options are issued under the Stock Purchase and Deferral Plan, discussed in Note 5, below.

Included in the Stock Awards column are the grant date values of performance shares and restricted stock units granted in 2010. The grant date values of the performance shares (which also represent the target awards) included in the table for 2010 were: Mr. Stephenson—$6,374,988; Mr. Lindner—$2,125,005; Mr. de la Vega—$2,000,012; Mr. Stankey—$2,175,012; and Mr. Watts—$2,000,012. The number of performance shares distributed at the end of the performance period is dependent upon the achievement of performance goals. Depending upon such achievement, the potential payouts run from 0% of the target number of performance shares to a maximum payout of 162.5% of the target number. Because the performance shares are valued based on AT&T stock, the value of the award at distribution will be further affected by the price of AT&T stock at the time of distribution.

3.

Under this column, we are required to report earnings on deferrals of salary and other incentive awards to the extent the earnings exceed a market rate specified by SEC rules. For the Named Executive Officers, these amounts are as follows for 2010: Mr. Stephenson—$1,454; Mr. Lindner—$15,340; Mr. de la Vega—$56,975; Mr. Stankey—$1,180; and Mr. Watts—$3,458. All other amounts reported under this heading represent an increase in pension actuarial value during the reporting period. We are required to calculate this amount by using the same discount rate assumption used for financial reporting purposes. A significant portion of the increase in pension actuarial values reported for 2010 in this column was the result of a reduction in the assumed discount rate from 6.5% to 5.8%. Approximately 43% of Mr. Stephenson’s increase, and from 27% to 51% of the other Named Executive Officers’ increases in pension value, resulted from this adjustment. The increase in pension actuarial value for each executive (and the corresponding estimated increase attributable to the reduction in the discount rate) was: Mr. Stephenson—$7,094,723 ($3,018,237); Mr. Lindner—$1,669,619 ($849,084); Mr. de la Vega—$4,183,475 ($1,241,798); Mr. Stankey—$2,438,790 ($1,149,138); and Mr. Watts—$2,744,893 ($736,881).

4.	This column includes personal benefits, Company-paid life insurance premiums, tax reimbursements, and Company matching contributions to deferral plans for 2010. In valuing personal benefits, AT&T uses the incremental cost to the Company of the benefit. To determine the incremental cost of aircraft usage, we multiply the number of hours of personal flight usage (including “deadhead” flights) by the hourly cost of fuel (Company average) and the hourly cost of maintenance (where such cost is based on hours of use), and we add per flight fees such as landing, ramp and hangar fees, catering, and crew travel costs.

The aggregate incremental cost of personal benefits in 2010 provided to the Named Executive Officers was: Mr. Stephenson—$179,821; Mr. Lindner—$72,257; Mr. de la Vega—$48,722; Mr. Stankey—$250,502; and Mr. Watts—$75,028. (Included in the above personal benefits amounts are (1) financial counseling, including tax preparation and estate planning: each of Messrs. Stephenson, Lindner, de la Vega and Stankey—$14,000 and Mr. Watts—$16,575; (2) auto benefits: Mr. Stephenson—$28,991; Mr. Lindner—$14,341; Mr. de la Vega—$19,182; Mr. Stankey—$16,004; and Mr. Watts—$22,311; (3) personal use of Company aircraft: Mr. Stephenson—$77,182; Mr. Lindner—$19,317; Mr. de la Vega—$0; Mr. Stankey—$40,969; and Mr. Watts—$646; (4) supplemental health insurance premiums: each of Messrs. Stephenson, Lindner and de la Vega—$11,256; and each of Messrs. Stankey and Watts—$10,692; (5) club memberships: Mr. Stephenson—$15,174; Mr. Lindner—$10,937; Mr. de la Vega—$0; Mr. Stankey—$13,681; and Mr. Watts—$21,863; (6) communications: Mr. Stephenson—$2,714; Mr. Lindner—$1,438; Mr. de la Vega—$3,415; Mr. Stankey—$26,898; and Mr. Watts—$2,037; (7) home security: Mr. Stephenson—$30,504; Mr. Lindner—$968; Mr. de la Vega—$869; Mr. Stankey—$15,470; and Mr. Watts—$904; and (8) relocation costs: Mr. Stankey—$112,788.) Company-paid premiums on supplemental life insurance in 2010 were: Mr. Stephenson—$164,189; Mr. Lindner—$68,543; Mr. de la Vega—$8,778; Mr. Stankey—$77,410; and Mr. Watts—$100,188.

In 2010 we eliminated tax reimbursements on personal benefits for executive officers except those on non-deductible relocation costs in the event of a Company-initiated relocation. In 2010 the Company paid tax reimbursements of $18,920 to Mr. Stankey on relocation benefits. Under the terms of the relocation plan, if Mr. Stankey were to voluntarily leave the Company prior to one year after his transfer, he would be required to repay the relocation costs to the Company.

The Company provides a matching contribution in the 401(k) plan and, certain “make-up” matching contributions in the Stock Purchase and Deferral Plan, discussed in detail on page 64. Total matching contributions in 2010 were: Mr. Stephenson—$73,400; Mr. Lindner—$39,644; Mr. de la Vega—$39,350; Mr. Stankey—$40,410; and Mr. Watts—$33,560.

5.	Consistent with Company policy to encourage ownership of Company stock, each of the Named Executive Officers deferred portions of their 2010 salary and/or non-equity incentive awards into the Stock Purchase and Deferral Plan to make monthly purchases of Company stock in the form of stock units based on the price of the underlying AT&T stock as follows: Mr. Stephenson—$91,750; Mr. Lindner—$49,663; Mr. de la Vega—$377,969; Mr. Stankey—$50,513; and Mr. Watts—$105,500. Each unit that the employee purchases is paid out in the form of a share of AT&T stock at the times elected by the employee. For each unit purchased, a participant receives two stock options along with certain “make-up” matching contributions. The value of the stock options granted is included under “Option Awards,” and the value of the matching contributions is included under “All Other Compensation.” A more complete description of the Stock Purchase and Deferral Plan may be found on page 64.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephenson	1/28/10 2/16/10 6/15/10	0 - -	5,050,000 - -	10,100,000 - -	124,804 - -	249,608 - -	405,613 - -	249,608 - -	- 20,664 379,336	- 25.32 25.54	12,749,977 31,182 463,549
Lindner	1/28/10 2/16/10 6/15/10	0 - -	1,500,000 - -	3,000,000 - -	41,602 - -	83,203 - -	135,205 - -	83,203 - -	- 2,281 1,619	- 25.32 25.54	4,250,009 3,442 1,978
de la Vega	1/28/10 2/16/10 6/15/10	0 - -	1,450,000 - -	2,900,000 - -	39,155 - -	78,309 - -	127,252 - -	78,309 - -	- 6,251 22,160	- 25.32 25.54	4,000,024 9,433 27,080
Stankey	1/28/10 2/16/10 6/15/10	0 - -	1,475,000 - -	2,950,000 - -	42,581 - -	85,161 - -	138,387 - -	85,161 - -	- 2,366 1,658	- 25.32 25.54	4,350,024 3,570 2,026
Watts	1/28/10 2/16/10 6/15/10	0 - -	1,200,000 - -	2,400,000 - -	39,155 - -	78,309 - -	127,252 - -	78,309 - -	- 4,561 3,366	- 25.32 25.54	4,000,024 6,883 4,113

1.	Under these awards (discussed beginning on page 42), the Committee establishes a target award together with a maximum award equaling 200% of the target award. If the performance condition is met, the Committee reviews the overall performance of the Company (including the three key measures), business unit results, and the individual performance of each officer to determine the appropriate payouts, not to exceed the maximum award. If the performance condition is not met, no award may be paid.

2.	Represents performance share awards discussed beginning on page 44. The 2010 grants were determined by the Committee on the grant date, but only employees in an eligible position on February 1, 2010, received the award.

3.	Represents restricted stock unit grants discussed on page 46. The 2010 units vest and distribute 50% in January 2013 and 50% in January 2014. Additionally, units vest upon an employee becoming retirement eligible, but do not distribute until the established vesting date. Messrs. Lindner, de la Vega, and Watts were retirement eligible as of the grant date. Mr. Stephenson became retirement eligible on April 22, 2010. Mr. Stankey is not retirement eligible.

4.	Represents stock options granted under the Stock Purchase and Deferral Plan, which is described in the narrative following the “Nonqualified Deferred Compensation” table. Company matching shares issued under that plan are reported in the “Nonqualified Deferred Compensation” table and under “All Other Compensation” in the “Summary Compensation Table.”

Employment Contracts

Mr. de la Vega’s Agreement: Mr. de la Vega has an employment contract that provides for his continued participation in the BellSouth Corporation Supplemental Executive Retirement Plan (“BellSouth SERP”) (see discussion on page 61 regarding his accrual of future benefits in the AT&T SERP) while he is employed by AT&T Mobility (formerly Cingular) and provides for certain benefits in the event of his termination of employment with AT&T Mobility. In connection with his transfer from BellSouth to what was then Cingular in 2003, BellSouth agreed to maintain Mr. de la Vega in the BellSouth SERP (described on page 61) while Mr. de la Vega was employed by Cingular. In addition, if Mr. de la Vega was terminated from Cingular for any reason, BellSouth would hire him back. If BellSouth failed to rehire Mr. de la Vega in a comparable position, or in the event Mr. de la Vega died or terminated employment because of disability before returning to BellSouth, Mr. de la Vega or his beneficiary, as applicable, would receive a lump sum payment equal to two times his salary and target bonus.

Outstanding Equity Awards at December 31, 2010

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
Stephenson	20,313	—	46.6875	1/26/11
	1,541	—	50.5500	2/1/11
	4,877	—	42.0500	6/1/11
	45,560	—	40.6000	7/2/11
	112,500	—	39.8900	11/19/11
	160,000	—	35.5200	1/25/12
	4,413	—	36.9600	2/1/12
	16,748	—	33.1500	6/1/12
	171,429	—	24.4400	1/31/13
	8,842	—	25.2800	2/1/13
	47,083	—	25.8000	5/31/13
	12,400	—	26.4600	1/31/14
	32,200	—	23.7400	5/30/14
	16,085	—	23.9200	1/30/15
	89,320	—	24.0100	6/15/15
	19,405	—	28.3200	2/15/16
	105,081	—	27.7300	6/15/16
	15,102	—	37.2300	2/15/17
	98,764	—	40.2800	6/15/17
	14,720	—	37.8800	2/15/18
	230,102	—	36.1700	6/16/18
	30,472	—	23.2200	2/17/19
	14,627	—	24.6300	6/15/19
	—	20,664	25.3200	2/16/20
	—	379,336	25.5400	6/15/20
2010-2012 Perf. Sh.	—	—	—	—	—	—	312,010	9,166,854
2009-2011 Perf. Sh.	—	—	—	—	—	—	607,041	17,834,865

Lindner	50,000	—	46.6875	1/26/11
	2,119	—	50.5500	2/1/11
	10,186	—	42.0500	6/1/11
	3,051	—	36.9600	2/1/12
	18,123	—	24.0100	6/15/15
	9,892	—	28.3200	2/15/16
	25,867	—	27.7300	6/15/16
	8,880	—	37.2300	2/15/17
	33,781	—	40.2800	6/15/17
	7,831	—	37.8800	2/15/18
	49,228	—	36.1700	6/16/18
	12,457	—	23.2200	2/17/19
	1,614	—	24.6300	6/15/19
	—	2,281	25.3200	2/16/20
	—	1,619	25.5400	6/15/20
2010-2012 Perf. Sh.	—	—	—	—	—	—	104,004	3,055,638
2009-2011 Perf. Sh.	—	—	—	—	—	—	197,289	5,796,351
2009 Restricted Stock	—	—	—	—	121,408	3,566,967	—	—

Outstanding Equity Awards at December 31, 2010

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
de la Vega	69,430	—	31.8900	2/1/11
	3,289	—	30.3900	4/23/11
	141,377	—	29.4500	3/1/12
	4,311	—	23.1900	4/22/12
	70,755	—	21.2000	11/25/12
	77,512	—	16.4200	3/3/13
	5,464	—	18.3000	4/28/13
	12,397	—	24.6300	6/15/19
	—	6,251	25.3200	2/16/20
	—	22,160	25.5400	6/15/20
2010-2012 Perf. Sh.	—	—	—	—	—	—	97,886	2,875,891
2009-2011 Perf. Sh.	—	—	—	—	—	—	164,408	4,830,307
2007 Restricted Stock	—	—	—	—	99,552	2,924,838	—	—
2009 Restricted Stock	—	—	—	—	153,198	4,500,957	—	—

Stankey	20,625	—	46.6875	1/26/11
	245	—	50.5500	2/1/11
	2,669	—	42.0500	6/1/11
	20,625	—	39.8900	11/19/11
	33,000	—	35.5200	1/25/12
	1,559	—	36.9600	2/1/12
	2,513	—	33.1500	6/1/12
	53,905	—	24.4400	1/31/13
	2,807	—	25.2800	2/1/13
	654	—	25.8000	5/31/13
	1,439	—	26.4600	1/31/14
	7,993	—	23.7400	5/30/14
	4,168	—	23.9200	1/30/15
	1,059	—	24.0100	6/15/15
	1,661	—	28.3200	2/15/16
	934	—	27.7300	6/15/16
	1,337	—	37.2300	2/15/17
	794	—	40.2800	6/15/17
	1,234	—	37.8800	2/15/18
	1,073	—	36.1700	6/16/18
	2,073	—	23.2200	2/17/19
	1,675	—	24.6300	6/15/19
	—	2,366	25.3200	2/16/20
	—	1,658	25.5400	6/15/20
2010-2012 Perf. Sh.	—	—	—	—	—	—	106,451	3,127,530
2009-2011 Perf. Sh.	—	—	—	—	—	—	212,465	6,242,222
2007 Restricted Stock	—	—	—	—	99,552	2,924,838	—	—
2009 Restricted Stock	—	—	—	—	153,198	4,500,957	—	—
2010 Restricted Stock Units	—	—	—	—	85,161	2,502,030	—	—

Outstanding Equity Awards at December 31, 2010

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
Watts	18,750	—	46.6875	1/26/11
	850	—	50.5500	2/1/11
	4,565	—	42.0500	6/1/11
	18,750	—	39.8900	11/19/11
	24,500	—	35.5200	1/25/12
	1,922	—	36.9600	2/1/12
	1,027	—	33.1500	6/1/12
	21,857	—	24.4400	1/31/13
	2,948	—	25.2800	2/1/13
	1,781	—	25.8000	5/31/13
	3,797	—	26.4600	1/31/14
	437	—	23.7400	5/30/14
	961	—	23.9200	1/30/15
	4,648	—	24.0100	6/15/15
	1,281	—	28.3200	2/15/16
	564	—	27.7300	6/15/16
	774	—	37.2300	2/15/17
	470	—	40.2800	6/15/17
	1,010	—	37.8800	2/15/18
	803	—	36.1700	6/16/18
	1,597	—	23.2200	2/17/19
	3,228	—	24.6300	6/15/19
	—	4,561	25.3200	2/16/20
	—	3,366	25.5400	6/15/20
2010-2012 Perf. Sh.	—	—	—	—	—	—	97,886	2,875,891
2009-2011 Perf. Sh.	—	—	—	—	—	—	126,468	3,715,630

1.	Options expire ten years after the grant date; however, option terms may be shortened due to the prior termination of employment of the holder. Options in the table vest as follows:

Option Expiration Date	Vesting
2/1/11, 6/1/11, 2/1/12, 6/1/12, 2/1/13, 5/31/13, 1/31/14, 5/30/14, 1/30/15, 6/15/15, 2/15/16, 6/15/16, 2/15/17, 6/15/17, 2/15/18, 6/16/18, 2/17/19, 6/15/19, 2/16/20, 6/15/20	These options are vested at issuance, but may not be exercised until the earlier of the first anniversary of the grant or the termination of employment of the option holder. These options are granted based upon the amount of stock purchased by mid-level and above managers in the Stock Purchase and Deferral Plan, (described in the “Grants of Plan-Based Awards Table”) and its predecessor plan, which has substantially the same terms.
1/26/11, 7/2/11, 11/19/11, 1/25/12, 1/31/13	One-third of the options in each grant vested on the 1st, 2nd and 3rd anniversary of the grant.
4/23/11, 4/22/12, 4/28/13	These options vested 6 months after the grant date.
2/1/11, 3/1/12, 3/3/13	These options vested 3 years after the grant date (applies to Mr. de la Vega only).
11/25/12	One-half of these options vested 11/25/05 and one-half vested 11/25/06.

2.

Mr. de la Vega’s and Mr. Stankey’s 2007 restricted stock grants vest as follows: 20% vested in 2010 and 40% will vest in each of 2011 and 2012. Mr. Lindner’s 2009 restricted stock grant vests as follows: two-thirds in 2011 and one-third in 2012. Mr. de la Vega’s and Mr. Stankey’s 2009 restricted stock grants vest in 2012 and 2014, respectively. Mr. Stankey’s 2010 Restricted Stock Units (“RSUs”) vest the earlier of his becoming retirement eligible or upon the award’s scheduled vesting dates: 2013 (50% of the award) and 2014 (50% of the award).

The Named Executive Officers become retirement eligible when they either (1) reach age 55 and have at least five years of service or (2) satisfy the “modified rule of 75,” which requires certain combinations of age and service that total at least 75. Only Mr. Stankey was not retirement eligible as of December 31, 2010. The 2010 RSU grants to the other Named Executive Officers are included in the Option Exercises and Stock Vested table below.

3.	Performance shares are paid after the end of the performance period shown for each award. The actual number of shares paid out is dependent upon the achievement of the related performance objectives and approval of the Human Resources Committee.

In this column, we report the number of outstanding performance shares and their theoretical value based on the price of AT&T stock on December 31, 2010. In calculating the number of performance shares and their value, we are required by SEC rules to compare the Company’s performance through 2010 under each outstanding performance share grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. For example, if the previous fiscal year’s performance exceeded target, even if it is by a small amount and even if it is highly unlikely that we will pay the maximum amount, we are required by SEC rules to report the awards using the maximum potential payouts. For the 2009 and 2010 performance share grants, the performance measure for 75% of shares in each grant is Return on Invested Capital (“ROIC”), and for the remaining 25%, the performance measure is Total Stockholder Return (“TSR”). As of the end of 2010, because the ROIC achievement for each of the 2009 and 2010 grants was above target, we reported the ROIC portion of these grants at the maximum. At the same time, the TSR achievements for the 2009 and 2010 grants were below threshold and at threshold, respectively, requiring the TSR portion of these grants to be reported at threshold.

Option Exercises and Stock Vested During 2010

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephenson	0	0	523,965	14,274,857
Lindner	0	0	168,940	4,536,777
de la Vega	0	0	174,072	4,614,687
Stankey	0	0	111,768	3,064,884
Watts	0	0	124,036	3,286,300

1.	Amounts for all but Mr. Stankey include 2010 restricted stock unit grants that have vested but are not yet distributable. These units vest the earlier of the scheduled vesting date (50% in January 2013 and 50% in January 2014) or upon the employee becoming retirement eligible. If the units vest because of retirement eligibility, they will still not be distributed until the scheduled vesting date. Restricted stock units included in the table are as follows: Mr. Stephenson—249,608 ($6,557,202); Mr. Lindner—83,203 ($2,125,005); Mr. de la Vega—78,309 ($2,000,012); and Mr. Watts—78,309 ($2,000,012). Mr. Stankey was not retirement eligible as of December 31, 2010, and did not vest in restricted stock units in 2010.

Pension Benefits (Estimated for 12/31/10)

Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
Stephenson	Pension Benefit Plan	28	814,835	0
	Pension Benefit Make Up Plan	28	17,269	0
	SRIP	28	2,075,116	0
	SERP	28	35,285,964	0
Lindner	Pension Benefit Plan—Wireless Program	25	682,334	0
	Pension Benefit Plan	25	341,680	0
	SRIP	25	930,808	0
	SERP	25	8,374,310	0
de la Vega (2)	Pension Benefit Plan—Wireless Program	36	85,586	0
	BellSouth SERP	36	15,894,192	0
Stankey	Pension Benefit Plan	25	664,246	0
	SRIP	25	295,589	0
	SERP	25	10,657,044	0
Watts	Pension Benefit Plan	27	1,145,558	0
	Pension Benefit Make Up Plan	27	211,701	0
	SRIP	27	889,675	0
	SERP	27	8,049,190	0

1.	Pension benefits reflected in the above table were determined using the methodology and material assumptions set forth in the 2010 AT&T Annual Report to Stockholders in Note 11 to Consolidated Financial Statements, “Pension and Postretirement Benefits,” except that, as required by SEC regulations, the assumed retirement age is the specified normal retirement age in the plan unless the plan provides a younger age at which benefits may be received without a discount based on age, in which case the younger age is used. For the Pension Benefit Plan and the Pension Benefit Make Up Plan, the assumed retirement age is the date a participant is at least age 55 and meets the “modified rule of 75,” which requires certain combinations of age and service that total at least 75. For the Pension Benefit Plan—Wireless Program, the assumed retirement age for the career average formula is the date a participant is at least age 55 and meets the “modified rule of 75,” and age 65 for the cash balance formula. For the AT&T SRIP/SERP, the assumed retirement age is the earlier of the date the participant reaches age 60 or has 30 years of service (the age at which an employee may retire without discounts for age). For the BellSouth SERP, the assumed retirement age is the date the participant reaches age 62. If a participant has already surpassed the earlier of these dates, then the assumed retirement age used for purposes of this table is determined as of December 31, 2010.

For each of the Named Executive Officers, other than Mr. de la Vega, SERP/SRIP benefits in the table have been reduced for benefits available under the qualified plans and by a specified amount that approximates benefits available under other non-qualified plans included in the table.

2.	Mr. de la Vega took a total distribution of his qualified benefit in the BellSouth Personal Retirement Account when he transferred to AT&T Mobility in 2003 (then known as Cingular) and began accruing benefits under what is now the Pension Benefit Plan—Wireless Program. The benefit received under the BellSouth Personal Retirement Account and amounts in the Pension Benefit Plan—Wireless Program offset amounts accrued under his BellSouth SERP benefit. Mr. de la Vega will continue to earn benefits under the BellSouth SERP while he remains employed by AT&T Mobility, pursuant to his agreement with BellSouth. Although Mr. de la Vega is also eligible to participate in the AT&T SERP, he did not vest in the plan until March 1, 2011; thereafter, he will no longer earn further compensation and service credits under the BellSouth SERP. Any benefits that he would receive under the AT&T SERP would be reduced for benefits available under the qualified pension and by a specified amount that approximates benefits available under the BellSouth SERP.

Pension Benefits and Other Post-Employment Compensation

Qualified Pension Plan

We offer post-retirement benefits, in various forms, to nearly all our managers. The AT&T Pension Benefit Plan, a “qualified pension plan” under the Internal Revenue Code, covers nearly all of our employees and each of the Named Executive Officers. The applicable benefit accrual formula depends on the subsidiaries that have employed the participant.

The plan’s accrual formula applicable to the Named Executive Officers (other than Mr. de la Vega) covers AT&T managers other than persons that were employed by AT&T Corp., BellSouth, or AT&T Mobility (and their respective subsidiaries) prior to our respective acquisitions of those companies. This formula is referred to as the “Career Average Minimum” or “CAM” benefit and provides an annual benefit equal to 1.6% of the participant’s average pension-eligible compensation (generally, base pay, commissions, and annual bonuses, but not officer bonuses paid to individuals promoted to officer level before January 1, 2009) for the five years ended December 31, 1999, multiplied by the number of years of service through the end of the December 31, 1999, averaging period, plus 1.6% of the participant’s pension-eligible compensation thereafter. Employees who meet the “modified rule of 75” and are at least age 55 are eligible to retire without age or service discounts. The “modified rule of 75” establishes retirement eligibility when certain combinations of age and service equal or exceed 75. The plan includes a cash balance formula that was frozen, except for interest credits, on January 14, 2005. The cash balance formula provided an accrual equal to 5% of pension-eligible compensation plus monthly interest credits on the participant’s cash balance account. The interest rate is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle month of the preceding quarter. Participants receive the greater of the benefit determined under the CAM formula or the frozen cash balance formula. The plan also permits participants to take the benefit in various actuarially equivalent forms, including a regular annuity or, to a limited extent, a lump sum calculated as the present value of the annuity. For individuals hired on or after January 1, 2007 (January 1, 2006 for our principal wireless subsidiaries), the pension benefit described in the preceding sentences has been replaced by an age-graded cash balance formula. To the extent the Internal Revenue Code places limits on the amounts that may be earned under a qualified pension plan, these amounts are paid under the nonqualified Pension Benefit Make Up Plan but only for periods prior to the person becoming a participant in the SRIP/SERP below. The Pension Benefit Make Up Plan benefit is paid in the form of a 10-year annuity or in a lump sum if the value of the annuity is less than $50,000.

Mr. de la Vega is covered by the AT&T Pension Benefit Plan—Wireless Program, which is part of the tax-qualified AT&T Pension Benefit Plan. This program covers employees of our principal wireless subsidiaries that were hired prior to 2006. The Wireless Program is the qualified pension plan previously offered by AT&T Mobility that was merged into the AT&T Pension Benefit Plan. Participants in the Wireless Program are generally entitled to receive a cash balance benefit equal to the monthly basic benefit credits of 5% of the participant’s pension-eligible compensation (generally, base pay, commissions, and group incentive awards, but not individual awards) plus monthly interest credits on the participant’s cash balance account. The interest rate for cash balance credits is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle month of the preceding quarter. In addition, Mr. Lindner, who was Chief Financial Officer for AT&T Mobility until 2004, has a balance in the Wireless Program but is no longer accruing benefits, although his pension benefits continue to receive monthly interest credits. The plan also permits participants to take the benefit in various actuarially equivalent forms, including a regular annuity or a lump sum calculated as the present value of the annuity.

Nonqualified Pension Plans

Employees are limited by tax law in the amount of benefit they may receive under a qualified pension plan. We offer our executive officers and other officers (who became officers prior to 2009) supplemental retirement benefits under the Supplemental Retirement Income Plan (“SRIP”) and its successor, the 2005

Supplemental Employee Retirement Plan (“SERP”) as an additional retention tool. An officer’s benefits under these nonqualified pension plans are reduced by: (1) benefits due under qualified AT&T pension plans and (2) a specific amount that approximates the value of the officer’s benefit under other nonqualified pension plans, determined as of December 31, 2008. These supplemental benefits are neither funded by nor are a part of the qualified pension plan. Each of the Named Executive Officers is eligible to receive these benefits. However, the Committee has determined to no longer allow new officers to participate in these supplemental retirement benefits, except in limited circumstances where the Committee deems it necessary to attract or retain key talent or for other appropriate business reasons. Instead, new officers will be granted restricted stock generally equal in value to one-year’s salary with a five year vesting period. If appropriate, new grants will be made during the officer’s employment.

As a result of changes in the tax laws, beginning December 31, 2004, participants ceased accruing benefits under the SRIP, the original supplemental plan. After December 31, 2004, benefits are earned under the SERP. Participants make separate distribution elections (annuity or lump sum) for benefits earned and vested before 2005 (under the SRIP) and for benefits accrued during and after 2005 (under the SERP). Elections for the portion of the pension that accrues in and after 2005, however, must be made when the officer first participates in the SERP. Vesting in the SERP requires five years of service (including four years of participation in the SERP). Each of the Named Executive Officers is vested in the SERP (Mr. de la Vega vested March 1, 2011).

Under the SRIP/SERP, the target annual retirement benefit is stated as a percentage of a participant’s annual salary and annual incentive bonus averaged over a specified averaging period described below. The percentage is increased by 0.715% for each year of actual service in excess of, or decreased by 1.43% (0.715% for mid-career hires) for each year of actual service below, 30 years of service. In the event the participant retires before reaching age 60, a discount of 0.5% for each month remaining until the participant attains age 60 is applied to reduce the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement. None of the Named Executive Officers currently employed by the Company are eligible to retire without either an age or service discount. These benefits are also reduced by any amounts participants receive under a qualified pension plan and by a frozen, specific amount that approximates the amount they receive under our other nonqualified pension plans, calculated as if the benefits under these plans were paid in the form of an immediate annuity for life.

The salary and bonus used to determine their SRIP/SERP amount is the average of the participant’s salary and actual annual incentive bonuses earned during the 36-consecutive-month period that results in the highest average earnings that occurs during the 120 months preceding retirement. In some cases the Human Resources Committee may require the use of the target bonus, or a portion of the actual or target bonus, if it believes the actual bonus is not appropriate. The target retirement percentage for the Chief Executive Officer is 60%, and for other Named Executive Officers the target percentage ranges from 50% to 60%. Beginning in 2006, the target percentage was limited to 50% for all new participants (see note above on limiting new participants after 2008). If a benefit payment under the plan is delayed by the Company to comply with Federal tax rules, the delayed amounts will earn interest at the rate the Company uses to accrue the present value of the liability, and the interest will be included in the appropriate column(s) in the Pension Benefits table.

Participants may receive benefits as an annuity payable for the greater of the life of the participant or ten years. If the participant dies within ten years after leaving the Company, then payments for the balance of the ten years will be paid to the participant’s beneficiary. Alternatively, the participant may elect to have the annuity payable for life with 100% or 50% payable upon his death to his beneficiary for the beneficiary’s life. The amounts paid under each alternative (and the lump sum alternative described below) are actuarially equivalent. As noted above, separate distribution elections are made for pre-2005 benefits and 2005 and later benefits.

Participants may elect that upon retirement at age 55 or later to receive the actuarially determined net present value of the benefit as a lump sum, rather than in the form of an annuity. To determine the net present value, we use the discount rate used for determining the projected benefit obligation at December 31 of the second calendar year prior to the year of retirement. Participants may also elect to take all or part of the net present value over a fixed period of years elected by the participant, not to exceed 20 years, earning interest at the same discount rate. A participant is not permitted to receive more than 30% of the net present value of the benefit before the third anniversary of the termination of employment, unless he or she is at least 60 years old at termination, in which case the participant may receive 100% of the net present value of the benefit as early as six months after the termination of employment. Eligible participants electing to receive more than 30% of the net present value of the benefit within 36 months of their termination must enter into a written noncompetition agreement with us and agree to forfeit and repay the lump sum if they breach that agreement. Regardless of the payment form, no benefits under the SERP are payable until six months after termination of employment.

Mr. Stephenson’s SERP benefit was modified in 2010. For purposes of calculating his SERP benefit, the Company froze his compensation as of June 30, 2010. He will stop accruing age and service credits as of December 31, 2012. On December 31, 2012, Mr. Stephenson’s benefit will be determined as a lump sum amount and then be credited with interest going forward. The discount rate for calculating the lump sum and the interest crediting rate have not yet been determined by the Committee.

Mr. de la Vega vested in the AT&T SERP on March 1, 2011. At that time, he stopped accruing service and pay credits in his BellSouth SERP. The AT&T SERP benefit will be reduced by a specified amount that approximates his BellSouth SERP benefit. The AT&T SERP provides a nonqualified pension benefit equal to the greater of (1) the AT&T SERP formula applicable to other plan participants, and (2) the amount he would have received under the BellSouth SERP (excluding pay and service credits after March 1, 2011, but allowing the early retirement discount factor to decrease based on his age and service at retirement). The BellSouth SERP formula is 2% of eligible earnings for each year of service for the first 20 years of service, 1.5% of eligible earnings for each of the next ten years, and 1% of eligible earnings for each additional year of service. Eligible earnings under the BellSouth SERP are based on average compensation over the five-year period preceding retirement, defined as the average of the sum of the executive’s salary and bonuses during the last five years of employment plus any final bonus payable after retirement. Mr. de la Vega’s BellSouth SERP benefit is reduced by his qualified pension benefits and primary Social Security benefits. For participants with more than 30 years of service, benefits are reduced 3% per year for each year benefits commence prior to age 62. (These benefits are reduced by 6% if the participant has less than 30 years of service.) Participants elect to receive benefits as an actuarially determined lump sum, life annuity or ten-year certain form of payment. For purposes of determining BellSouth SERP benefits, Mr. de la Vega’s service calculation will include his service with AT&T Mobility (as provided by his contract), where he currently is employed, as well as his service with BellSouth Corporation. In addition, under the BellSouth SERP, in the event of the death of a participant, the spouse would receive the same BellSouth SERP benefit the participant would have received had he survived and terminated employment on the date of death. The BellSouth SERP also provides a lump sum death benefit payable to the participant’s beneficiaries equal to his annual base pay rate as of December 31, 2005, plus two times his standard target bonus as of December 31, 2005. Mr. de la Vega’s benefit, if qualifying beneficiaries exist at his death, will be paid in the amount of $1.86 million.

Other Post-Retirement Benefits

Named Executive Officers who retire after age 55 with at least five years of service or who are retirement eligible under the “modified rule of 75” continue to receive the benefits shown in the following table after retirement, except that Mr. de la Vega, Mr. Stankey, and Mr. Watts are not entitled to receive supplemental health benefits after retirement. Benefits applicable to managers generally are omitted. All the Named Executive Officers except Mr. Stankey are currently retirement-eligible.

Financial counseling benefits will be made available to the executive officers for 36 months following retirement. We do not reimburse taxes on personal benefits for executive officers, other than certain non-deductible relocation costs. The supplemental health benefit is an adjunct to the group health plan and is provided to Messrs. Stephenson and Lindner for life. During their employment, officers are subject to an annual deductible on health benefits, co-insurance, and a portion of the premium. Officers who are eligible to receive the benefit in retirement have no annual deductible or co-insurance, but they must pay larger premiums. In addition, we also provide communications and entertainment services and products for life; however, to the extent the service is provided by AT&T, it is typically provided at little or no incremental cost. These benefits are subject to amendment.

Other Post-Retirement Benefits

Personal Benefit	Estimated Amount (valued at our incremental cost)
Financial counseling	Maximum of $14,000 per year for 36 months
Financial counseling provided in connection with retirement	Up to $20,000
Estate planning	Up to $10,000 per year for 36 months
Other (communications)	Average of $800 annually
Supplemental health insurance premiums (Messrs. Stephenson and Lindner only)	Approximately $5,000 annually, above required contributions from employee

In the event of the officer’s termination of employment due to death or disability, the officer’s unvested restricted stock units and restricted stock, if any, will vest, and outstanding performance shares will pay out at 100% of target. As a result, if such an event had occurred to a Named Executive Officer at the end of 2010, the following payouts of performance shares, restricted stock units, and restricted stock would have been made: Mr. Stephenson—$28,771,246; Mr. Lindner—$13,038,491; Mr. de la Vega—$15,834,909; Mr. Stankey—$17,423,633; and Mr. Watts—$7,522,602.

We pay recoverable premiums on split-dollar life insurance that provides a specified death benefit to each Named Executive Officer’s beneficiary. Mr. Stephenson receives a basic death benefit of three times salary while employed and two times salary after his retirement. Mr. Lindner receives a death benefit of two times salary while employed and after his retirement. Other Named Executive Officers are eligible to receive a death benefit equal to one times salary during their employment. After retirement, the death benefit remains one times salary until they reach age 66; the benefit is then reduced by 10% each year until age 70 for all the Named Executive Officers except Mr. Stephenson and Mr. Lindner, when the benefit becomes one-half times salary. Of the Named Executive Officers, only Mr. Stankey is not yet retirement-eligible. In addition to the foregoing, Mr. Stephenson, Mr. Stankey, and Mr. Watts purchase optional additional split-dollar life insurance coverage equal to two times salary, which is subsidized by the Company. If the policies are not fully funded upon the retirement of the officer, we continue to pay our portion of the premiums until they are fully funded.

Basic death benefits payable to Mr. de la Vega under the AT&T plan will be reduced by $900,000, which represents the sum of death benefits provided by (1) a BellSouth split-dollar policy with a face amount of $400,000 that was transferred to Mr. de la Vega in 2007, and (2) a BellSouth policy with a face amount of $500,000 owned by Mr. de la Vega. Under the latter policy, the Company and Mr. de la Vega share the payment of premiums; the policy provides a death benefit to designated beneficiary(ies) and an accumulated cash value available to Mr. de la Vega. Prior to 2010, we paid any income tax incurred by Mr. de la Vega as a result of our premium payments; however, as a result of 2009 plan amendments and with Mr. de la Vega’s consent, we no longer reimburse him for taxes. The Company does not recover any of its premium payments under the bonus plan. Currently, the $900,000 of coverage from BellSouth policies completely offsets any basic death benefit provided by the AT&T plan.

We also provide death benefits in connection with certain of our deferral plans (described on page 65) and in connection with Mr. de la Vega’s BellSouth SERP (described on page 61).

Nonqualified Deferred Compensation

Name	Plan (1)	Executive Contributions in Last FY (2) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (2)(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Stephenson	Stock Purchase and Deferral Plan	4,971,750	61,640	1,575,641	509,288	10,298,815
	Cash Deferral Plan	0	0	17,985	0	331,906
	Comp. Deferral Plan (4-Yr Units)	0	0	696	6,576	8,406
Lindner	Stock Purchase and Deferral Plan	49,663	27,970	288,027	76,569	2,811,280
	Cash Deferral Plan	0	0	72,281	0	1,333,930
	Sr Mgmt Deferred Comp. Plan (8-Yr Units)	0	0	181,739	0	1,393,336
de la Vega	Stock Purchase and Deferral Plan	347,969	27,590	107,872	0	769,569
	Cash Deferral Plan	750,000	0	56,439	0	1,156,424
	(BLS) Officer Comp. Deferral Plan	0	0	0	70,096	0
	BellSouth Nonqualified Deferred Income Plan	0	0	40,624	0	339,275
	AT&T Mobility Cash Deferral Plan	0	0	32,777	0	617,031
	AT&T Mobility 2005 Cash Deferral Plan	0	0	424,079	0	7,983,415
Stankey	Stock Purchase and Deferral Plan	50,513	28,650	116,354	148,515	1,220,273
	Cash Deferral Plan	0	0	14,764	0	272,480
Watts	Stock Purchase and Deferral Plan	105,500	22,000	78,895	0	739,060
	Cash Deferral Plan	0	0	40,166	54,433	730,758
	Sr Mgmt Deferred Comp. Plan of 1988 (4-Yr Units)	0	0	4,055	0	76,366
1.	Amounts attributed to the Stock Purchase and Deferral Plan or to the Cash Deferral Plan also include amounts from their predecessor plans. No further contributions are permitted under the predecessor plans.

2.	Of the amounts reported in the contributions and earnings columns in the table above, the following amounts are reported as compensation for 2010 in the “Summary Compensation Table”: Mr. Stephenson—$154,843; Mr. Lindner—$92,973; Mr. de la Vega—$208,613; Mr. Stankey—$80,343; and Mr. Watts—$130,958. Of the amounts reported in the aggregate balance column, the following amounts were previously reported in the “Summary Compensation Table” for 2009 and 2008: Mr. Stephenson—$5,334,916; Mr. Lindner—$296,840; Mr. de la Vega—$1,743,153; and Mr. Stankey—$159,206.

3.	Aggregate Earnings include interest, dividend equivalents, and stock price appreciation/depreciation. The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” includes only the interest that exceeds the SEC market rate, as shown in footnote 3 to the “Summary Compensation Table”.

Stock Purchase and Deferral Plan (“SPDP”)

Under the SPDP and its predecessor plan, midlevel managers and above may annually elect to defer up to 30% of their salary and annual bonus. Officer level managers, including the Named Executive Officers, may contribute up to 95% of their annual bonus. In addition, the Human Resources Committee may approve other contributions to the plan. These deferrals are used to make monthly purchases of AT&T stock units (each representing the right to receive a share of AT&T stock) at the fair market value of a share of AT&T stock. For each share unit purchased, the participant receives two stock options with an exercise price equal to the fair market value of the stock when the options are issued. For officers, options are issued on bonus contributions only up to their target bonuses. In addition, the Company provides “make-up” matching contributions to generally offset the loss of match in the 401(k) plan caused by participation in the SPDP, and to provide match on compensation that exceeds Federal compensation limits for 401(k) plans. SPDP participants receive matching shares in AT&T stock at a rate of 80% match on contributions from the first 6% of salary and bonus; the match is reduced by the amount of matching contributions the employee is eligible to receive (regardless of actual participation) in the Company’s 401(k) plan. Officer level employees do not receive matching shares on the contribution of their bonuses. Deferrals are distributed in AT&T stock at times elected by the participant. For contributions of salary beginning in 2011 and of bonuses beginning in 2012, the stock options will be replaced with a 20% bonus stock match (which will be in addition to the make-up match) paid on employee contributions (including officer contributions of bonuses, up to the target bonus).

Cash Deferral Plan (“CDP”)

Managers who elect at least a 15% (6% beginning in 2011) contribution of salary in the SPDP may also defer up to 50% (25% in the case of midlevel managers) of their salary into the CDP. Officer level managers may also defer 95% of their bonus into the CDP. Other managers must contribute 15% (6% beginning in 2012) of their bonuses to the SPDP in order to defer bonuses into the CDP. In addition, the Human Resources Committee may approve other contributions to the plan. We pay interest at the Moody’s Long-Term Corporate Bond Yield Average for the preceding September (the “Moody’s rate”), a common index used by companies. Pursuant to the rules of the SEC, we include in the “Summary Compensation Table” under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” any earnings on deferred compensation that exceed a rate determined in accordance with SEC rules. The Moody’s rate, over time, approximates this SEC rate. Deferrals are distributed at times elected by the participant. Similarly, under its predecessor plan, managers could defer salary and incentive compensation to be paid at times selected by the participant. No deferrals were permitted under the prior plan after 2004. Account balances in the prior plan are credited with interest at a rate determined annually by the Company, which will be no less than the prior September Moody’s rate.

Certain of the Named Executive Officers have also participated in deferred compensation plans that are now closed to additional contributions and are described below.

AT&T Mobility Cash Deferral Plan:    Mr. de la Vega has a balance in the AT&T Mobility Cash Deferral Plan, a nonqualified, executive deferred compensation plan. The plan permitted officers and senior managers to defer between 6% and 50% of their base pay and between 6% and 75% of their annual bonus and long-term compensation awards into the plan. The Company provided a match equal to 80% of 6% of the salary and annual bonus deferred by the participant. The plan also provided an additional match when participants’ salary and annual bonus exceeded Internal Revenue Code qualified plan limits. Benefits under the plan are unfunded. Account balances earn an interest rate of return based on the Moody’s rate for the prior September. This rate is reset each year. Distributions occur according to employee elections. AT&T Mobility adopted a successor plan, known as the AT&T Mobility 2005 Cash Deferral Plan, having substantially the same terms as the original plan except with respect to the timing of deferral and distribution elections. No new deferrals were permitted after 2008.

Senior Management Deferred Compensation Plan of 1988 and Compensation Deferral Plan:    Eligible managers were permitted to make elections under these plans to defer, over four-year deferral periods, between 6% and 30% of their eligible compensation. No new deferral periods could be started after 1991. Participant contributions were matched in this plan or the Company’s 401(k) plan at the same rate that applied under the 401(k) plan. Account balances are credited with interest during the calendar year at a rate determined annually by the Company, which may not be less than the Moody’s rate for the prior September. Distributions occur according to employee elections. Of the Named Executive Officers, only Mr. Stephenson has a balance in the Compensation Deferral Plan and only Mr. Watts has a balance in the Senior Management Deferred Compensation Plan of 1988.

Senior Management Deferred Compensation Plan:    Eligible managers were permitted to make elections to defer, over eight-year deferral periods, between 6% and 30% of their eligible compensation to a nonqualified deferred compensation plan. This plan was started in 1984 and no new deferral periods could be started after 1987. Participant contributions were matched in this plan or the Company’s 401(k) plan at the same rate that applied under the 401(k) plan. This plan provides a defined benefit, equivalent to a rate of return between 14% and 15%, at termination of employment if the participant terminates employment after reaching age 55. If the age conditions are not satisfied at termination of employment, the participant’s benefit is the amount contributed (including Company match) plus interest at 8%, compounded annually. Of the Named Executive Officers, only Mr. Lindner has a balance in this plan.

Under the Senior Management Deferred Compensation Plan of 1988 and the Senior Management Deferred Compensation Plan, after the participant dies, an additional benefit is payable to the surviving spouse for the duration of his or her life in an amount equal to two-thirds of the participant’s standard retirement benefit, beginning once the standard retirement benefit payments have ended or upon the participant’s death, if later. If Mr. Lindner had died at the end of 2010, his surviving spouse would have been entitled to monthly benefits of $12,840 beginning in December 2025. If Mr. Watts had died at the end of 2010, his surviving spouse would have been entitled to monthly benefits of $426 beginning in December 2025.

BellSouth Officer Compensation Deferral Plan (“OCDP”):    Mr. de la Vega made contributions to the plan when he was an employee of BellSouth and was deemed to have terminated employment under the plan when he transferred to AT&T Mobility in 2003. During the time of Mr. de la Vega’s contributions, eligible officers of BellSouth could defer up to 25% of base salary, 50% of annual bonus, and 100% of long-term compensation awards into a fund that paid interest at a rate equal to Moody’s Monthly Average of Yields of Aa Corporate Bonds for the preceding July, reset annually, into BellSouth stock units, or into certain mutual funds. Mr. de la Vega deferred into the OCDP interest income fund. His final distribution under the OCDP was valued at the end of 2009 and paid shortly thereafter in 2010. No deferrals were permitted under this plan after 2007.

BellSouth Nonqualified Deferred Income Plan:    Mr. de la Vega also made contributions from his BellSouth compensation to this nonqualified deferred compensation plan. Under Schedule A of the plan, senior managers were permitted to make up to two annual deferrals of up to 25% of their salary and bonus. Beginning with the 7th year after the deferral, the plan returned the original deferral to the participant in one to three annual installments, depending on the year of the deferral. Mr. de la Vega’s deferrals under Schedule A received fixed rates of 17.0% and 17.5% for his 1991 and 1993 deferrals, respectively. The balance is paid in 15 annual installments beginning at age 65. Under Schedule B, participants were able to defer up to 10% of their salary and bonus; distributions are made at the election of the participant. Mr. de la Vega received fixed rates from 8.7% to 11.0% on his Schedule B deferrals. No new deferrals were permitted under this plan after 1998.

Potential Payments upon Termination or Change in Control

Change in Control:    An acquisition in our industry can take a year or more to complete, and during that time it is critical that the Company have access to its leadership. If we are in the process of being acquired, our officers may have concerns about their employment with the new company. Our Change in Control Severance Plan offers benefits so that our officers may focus on the Company’s business without the distraction of searching for new employment. The Change in Control Severance Plan covers our officers, including each of the Named Executive Officers. Amounts under this plan payable to Mr. de la Vega would be offset by any payments Mr. de la Vega would receive under his agreement described on page 53, providing for the payment of benefits upon his termination of employment.

Change in Control Severance Plan—Description:    The Change in Control Severance Plan offers benefits to an officer who is terminated or otherwise leaves our Company for “good reason” after a change in control. These benefits include a payment equal to 2.99 times the sum of the executive’s most recent salary and target bonus. Pursuant to changes in the plan made by the Company in 2010, the Company will no longer be responsible for the payment of excise taxes (or taxes on such payments), effective January 1, 2011. Prior to the amendment, the plan required the Company to pay excise taxes and taxes resulting from the payment of excise taxes to the extent excise taxes were incurred because of prior deferrals of income by an officer.

In the event of a change in control and termination of employment, each covered officer will also be provided, at no cost to him or her, with financial counseling and life and health benefits, including supplemental medical, vision, and dental benefits, substantially similar to those benefits provided prior to termination, for three years after the executive’s employment ends or until the end of the year he or she turns 65, whichever is earlier; provided, however, if the medical benefits cannot be provided on a non-taxable basis without penalty, these benefits would be provided on a taxable basis only for the applicable COBRA continuation period. We believe that these benefits are competitive with the benefits offered by comparable companies. Retirement-eligible officers are eligible for certain of these benefits as part of their post-employment benefits (see Other Post-Retirement Benefits following the “Pension Benefits” table for more information). The estimated annual incremental costs of these benefits that would have been provided if the Named Executive Officers had left for “good reason” under the plan at the end of 2010, above amounts that would have been incurred as post-retirement benefits outside of the applicable plan, are outlined in the table below:

Additional Costs of Potential Benefits Under the Change in Control Severance Plan

Name	Health Benefits ($)	Life Insurance ($)	Financial Counseling ($)
Stephenson	11,750	18,612	0
Lindner	11,750	0	0
de la Vega	13,766	15,110	0
Stankey	29,302	8,954	24,000
Watts	20,332	10,902	0

“Good reason” means, in general, assignment of duties inconsistent with the executive’s title or status; a substantial adverse change in the nature or status of the executive’s responsibilities; a reduction in pay; or failure to pay compensation or continue benefits. The employment of our CEO is unlikely to be continued at the new company if we are acquired. For the CEO, “good reason” also means a good faith determination by the executive within 90 days of the change in control that he or she is not able to discharge his or her duties effectively.

Under the plan, a change in control occurs if: (a) anyone (other than one of our employee benefit plans) acquires more than 20% of AT&T’s common stock, (b) within a two-year period, the Directors at the beginning of the period (together with any new Directors elected or nominated for election by a two-thirds majority of Directors then in office who were Directors at the beginning of the period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board, (c) upon consummation of a merger where AT&T Inc. is one of the merging entities and where persons other than the AT&T stockholders immediately before the merger hold more than 50% of the voting power of the surviving entity, or (d) upon our stockholders’ approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

If a change in control and a subsequent termination of employment of the Named Executive Officers had occurred at the end of 2010 in accordance with the Change in Control Severance Plan, the following estimated severance payments and tax reimbursements would have been paid in a lump sum:

Potential Change in Control Severance Payments

Name	Severance ($)	Tax Reimbursements ($)
Stephenson	19,734,000	0
Lindner	6,981,650	0
de la Vega	6,802,250	0
Stankey	6,936,800	0
Watts	5,740,800	55,315
Note:	Rules require we show severance and tax payments assuming a change in control date of December 31, 2010. However, effective January 1, 2011 the Company discontinued payment of excise tax and tax reimbursements on excise tax.

Under the terms of restricted stock and restricted stock unit awards made under the 2006 Incentive Plan to Mr. Lindner in 2009, to Mr. de la Vega and Mr. Stankey in 2009 and 2007, and to all the Named Executive Officers in 2010, in the event of a change in control, if the grantee’s employment is terminated by the Company, or if the grantee terminates employment for good reason, then the restricted stock and units immediately vest. A change in control under the 2006 Incentive Plan has substantially the same meaning as that in the Change in Control Severance Plan. “Good reason” for this plan means within two years after the change in control, the employee’s position or responsibilities are adversely altered, the employee’s salary or target annual bonus is reduced, or the employee is relocated more than 50 miles from his former employment. If the employment of these officers was terminated under these conditions at the end of 2010, the Named Executive Officers would be entitled to the vesting of restricted stock and units that were valued as of December 31, 2010 as follows: Mr. Stephenson—$7,169,866; Mr. Lindner—$5,956,913; Mr. de la Vega—$9,669,957; Mr. Stankey—$9,927,825; and Mr. Watts—$2,249,392.

Other Termination Payments:    Upon termination of employment our officers are entitled to their accrued pensions and their prior deferrals of earned compensation along with any earnings and appreciation on the deferred compensation, paid in accordance with the terms of those plans. Other post-retirement benefits that would be paid to the Named Executive Officers are described on pages 61 and 62.

  Equity Compensation Plan Information

The following table provides information as of December 31, 2010, concerning shares of AT&T common stock authorized for issuance under AT&T’s existing equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	67,624,107	(1)	$34.67	97,306,557	(2)
Equity compensation plans not approved by security holders	36,311,683	(3)	$39.03	0
Total	103,935,790	(4)	$36.72	97,306,557

(1)	Includes the issuance of stock in connection with the following stockholder approved plans: (a) 32,998,788 stock options under the 1996 Stock and Incentive Plan, 2001 Incentive Plan, and Stock Purchase and Deferral Plan (SPDP), (b) 1,921,552 phantom stock units under the Stock Savings Plan (SSP), 4,571,618 phantom stock units under the SPDP, and 2,037,174 restricted stock units under the 2006 Incentive Plan, and (c) 15,190,440 target number of stock-settled performance shares under the 2006 Incentive Plan. At payout, the target number of performance shares may be reduced to zero or increased by up to 150% (356,510 of the performance shares may be increased by up to 200%). Each phantom stock unit and performance share is settleable in stock on a 1-to-1 basis. The weighted-average exercise price in the table does not include outstanding performance shares or phantom stock units.

The SSP was approved by stockholders in 1994 and then was amended by the Board of Directors in 2000 to increase the number of shares available for purchase under the plan (including shares from the Company match and reinvested dividend equivalents) and shares subject to options. Stockholder approval was not required for the amendment. To the extent applicable, the amount shown for approved plans in column (a), in addition to the above amounts, includes 3,028,404 phantom stock units (computed on a first-in-first-out basis) and 7,876,131 stock options that were approved by the Board in 2000. Under the SSP, shares could be purchased with payroll deductions and reinvested dividend equivalents by mid-level and above managers and limited Company partial matching contributions. No new contributions may be made to the plan. In addition, participants received approximately 2 options for each share purchased with employee payroll deductions. The options have a 10-year term and a strike price equal to the fair market value of the stock on the date of grant.

(2)	Includes 12,570,670 shares that may be issued under the SPDP, 61,657,139 shares that may be issued under the 2006 Incentive Plan, and up to 4,381,070 shares that may be purchased through reinvestment of dividends on phantom shares held in the SSP.

(3)	Number of outstanding stock options under the 1995 Management Stock Option Plan (1995 MSOP), which has not been approved by stockholders. The 1995 MSOP provides for grants of stock options to management employees (10-year terms) subject to vesting requirements and shortened exercise terms upon termination of employment. No further options may be issued under this plan.

(4)	Does not include certain stock options issued by companies acquired by AT&T that were converted into options to acquire AT&T stock. As of December 31, 2010, there were 52,358,485 shares of AT&T common stock subject to the converted options, having a weighted-average exercise price of $31.47. Also, does not include 139,781 outstanding phantom stock units that were issued by companies acquired by AT&T that are convertible into stock on a 1-to-1 basis, along with up to 68,852 shares that may be purchased with reinvested dividend equivalents (applies only to 100,016 of the outstanding phantom stock units). These units have no exercise price. No further phantom stock units, other than reinvested dividends, may be issued under the assumed plans. The weighted-average exercise price in the table does not include outstanding performance shares or phantom stock units.

  Section 16(a) Beneficial Ownership

  Reporting Compliance

AT&T’s executive officers and Directors are required under the Securities Exchange Act of 1934 to file reports of transactions and holdings in AT&T common stock with the Securities and Exchange Commission and the New York Stock Exchange, and to file a copy of such reports with AT&T. Based solely on a review of the filed reports and written representations that no other reports are required, AT&T believes that during the preceding year all executive officers and Directors were in compliance with all filing requirements applicable to such executive officers and Directors, except for reports covering two transactions filed late by Forrest E. Miller relating to 88 shares that were inadvertently purchased by an investment manager and 3 shares that were inadvertently sold by the same investment manager.

  Other Business

The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of stockholders other than those described in this Proxy Statement.

A copy of AT&T’s Annual Report to the SEC on Form 10-K for the year 2010 may be obtained without charge upon written request to AT&T Stockholder Services, 208 S. Akard, Room 2710.14, Dallas, Texas 75202. AT&T’s Corporate Governance Guidelines, Code of Ethics, and Committee Charters may be viewed online at www.att.com and are also available in print to anyone who requests them (contact the Senior Vice President and Secretary of AT&T at the address below).

Stockholder Proposals: Stockholder proposals intended to be included in the proxy materials for the 2012 Annual Meeting must be received by November 11, 2011. Such proposals should be sent in writing by courier or certified mail to the Senior Vice President and Secretary of AT&T at 208 S. Akard Street, Suite 3241, Dallas, Texas 75202. Stockholder proposals that are sent to any other person or location or by any other means may not be received in a timely manner.

Stockholders who intend to submit proposals at an Annual Meeting but whose proposals are not included in the proxy materials for the meeting and stockholders who intend to submit nominations for Directors at an Annual Meeting are required to notify the Senior Vice President and Secretary of AT&T (at the address above) of their proposal or nominations and to provide certain other information not less than 90 days, nor more than 120 days, before the anniversary of the prior Annual Meeting of Stockholders, in accordance with AT&T’s Bylaws. Special notice provisions apply under the Bylaws if the date of the Annual Meeting is more than 30 days before or 70 days after the anniversary date.

APPENDIX A

AT&T INC.

2011 Incentive Plan

Article 1.    Establishment and Purpose.

1.1	Establishment of the Plan. AT&T Inc., a Delaware corporation (the “Company” or “AT&T”), hereby establishes an incentive compensation plan (the “Plan”), as set forth in this document.

1.2	Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company’s shareowners, and by providing Participants with an incentive for outstanding performance.

1.3	Effective Date of the Plan. The Plan is effective on May 1, 2011.

Article 2.    Definitions.    Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Applicable Law” means the legal requirements relating to the administration of options and share-based or performance-based awards under any applicable laws of the United States, any other country, and any provincial, state, or local subdivision, any applicable stock exchange or automated quotation system rules or regulations, as such laws, rules, regulations and requirements shall be in place from time to time.

(b)	“Award” means, individually or collectively, a grant or award under this Plan of Stock Options, Restricted Stock (including unrestricted Stock), Restricted Stock Units, Performance Units, or Performance Shares.

(c)	“Award Agreement” means an agreement which may be entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

(d)	“Board” or “Board of Directors” means the AT&T Board of Directors.

(e)	“Cause” means willful and gross misconduct on the part of an Employee that is materially and demonstrably detrimental to the Company or any Subsidiary as determined by the Company in its sole discretion.

(f)

“Change in Control” shall be deemed to have occurred if (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (2) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new Director whose election by the Board of Directors or nomination for election by the Company’s shareowners was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (3) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareowners of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

(g)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)	“Committee” means the committee or committees of the Board of Directors given authority to administer the Plan as provided in Article 3.

(i)	“Director” means any individual who is a member of the AT&T Board of Directors.

(j)	“Disability” means, absence of an Employee from work under the relevant Company or Subsidiary long term disability plan.

(k)	“Employee” means any employee of the Company or of one of the Company’s Subsidiaries. “Employment” means the employment of an Employee by the Company or one of its Subsidiaries. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

(m)	“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

(n)	“Fair Market Value” means the closing price on the New York Stock Exchange (“NYSE”) for a Share on the relevant date, or if such date was not a trading day, the next preceding trading date, all as determined by the Company. A trading day is any day that the Shares are traded on the NYSE. In lieu of the foregoing, the Committee may, from time to time, select any other index or measurement to determine the Fair Market Value of Shares under the Plan, including but not limited to an average determined over a period of trading days.

(o)	“Insider” means an Employee who is, on the relevant date, an officer, director, or ten percent (10%) beneficial owner of the Company, as those terms are defined under Section 16 of the Exchange Act.

(p)	“Officer Level Employee” means a Participant who is an officer level Employee for compensation purposes as indicated on the records of AT&T.

(q)	“Option” means an option to purchase Shares from AT&T.

(r)	“Participant” means an Employee or former Employee who holds an outstanding Award granted under the Plan.

(s)	“Performance Unit” and “Performance Share” each mean an Award granted to an Employee pursuant to Article 8 herein.

(t)	“Retirement” or to “Retire” means the Participant’s Termination of Employment for any reason other than death, Disability or for Cause, on or after the earlier of the following dates, or as otherwise provided by the Committee: (1) for Officer Level Employees, the date the Participant is at least age fifty-five (55) and has five (5) years of net credited service; or (2) the date the Participant has attained one of the following combinations of age and service, except as otherwise indicated below:

Net Credited Service	Age
10 years or more	65 or older
20 years or more	55 or older
25 years or more	50 or older
30 years or more	Any age

For purposes of this Plan only, Net Credited Service shall be calculated in the same manner as “Pension Eligibility Service” under the AT&T Pension Benefit Plan – Nonbargained Program (“Pension Plan”), as that may be amended from time to time, except that service with an Employer shall be counted as though the Employer were a “Participating Company” under the Pension Plan and the Employee was a participant in the Pension Plan.

(u)	“Senior Manager” means a Participant who is a senior manager for compensation purposes as indicated on the records of AT&T.

(v)	“Shares” or “Stock” means the shares of common stock of the Company.

(w)	“Subsidiary” means any corporation, partnership, venture or other entity in which AT&T holds, directly or indirectly, a fifty percent (50%) or greater ownership interest. The Committee may, at its sole discretion, designate, on such terms and conditions as the Committee shall determine, any other corporation, partnership, limited liability company, venture other entity a Subsidiary for purposes of this Plan.

(x)	“Termination of Employment” or a similar reference means the event where the Employee is no longer an Employee of the Company or of any Subsidiary, including but not limited to where the employing company ceases to be a Subsidiary. With respect to any Award that provides “nonqualified deferred compensation” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code.

Article 3.    Administration.

3.1	The Committee. Administration of the Plan shall be as follows:

(a)	With respect to Insiders, the Plan and Awards hereunder shall be administered by the Human Resources Committee of the Board or such other committee as may be appointed by the Board for this purpose (each of the Human Resources Committee and such other committee is the “Disinterested Committee”), where each Director on such Disinterested Committee is a “Non-Employee Director,” as that term is used in Rule 16b-3 under the Exchange Act (or any successor designation for determining the committee that may administer plans, transactions or awards exempt under Section 16(b) of the Exchange Act), as that rule may be modified from time to time.

(b)	With respect to persons who are not Insiders, the Plan and Awards hereunder shall be administered by each of the Disinterested Committee and such other committee, if any, to which the Board may delegate such authority (such other Committee shall be the “Non-Insider Committee”), and each such Committee shall have full authority to administer the Plan and all Awards hereunder, except as otherwise provided herein or by the Board. The Disinterested Committee may, from time to time, limit the authority of the Non-Insider Committee in any way. Any Committee may be replaced by the Board at any time.

(c)	Except as otherwise indicated from the context, references to the “Committee” in this Plan shall be to either of the Disinterested Committee or the Non-Insider Committee.

3.2

Authority of the Committee.    The Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) exercise all of the powers granted to it under the Plan, (b) construe, interpret and implement the Plan, grant terms and grant notices, and all Award Agreements, (c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) make all determinations necessary or advisable in administering the Plan, (e) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (f) amend the Plan to reflect changes in applicable law (whether or not the rights of the holder of any Award are adversely affected, unless otherwise provided by the Committee), (g) grant Awards and determine who shall receive Awards, when such Awards shall be granted and the terms and conditions of such Awards, including, but not limited to, conditioning the exercise, vesting, payout or other term of condition of an Award on the achievement of Performance Goals (defined below), (h) unless otherwise provided by the Committee, amend any outstanding Award in any respect, not materially adverse to the Participant, including, without limitation, to (1) accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any Shares acquired pursuant to such Award shall be Restricted Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Participant’s underlying Award), (2) accelerate the time or times at which shares of Common Stock are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any shares of Common Stock delivered pursuant to such Award shall be Restricted Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), or (3) waive or amend any goals, restrictions or conditions applicable to such Award, or impose new goals, restrictions and (i) determine at any time whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Stock, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Participant’s Award), (B) exercised or (C) canceled, forfeited or suspended, (2) Shares, other securities, cash, other Awards or other property and other amounts payable with respect to an

Award may be deferred either automatically or at the election of the Participant or of the Committee, or (3) Awards may be settled by the Company or any of its Subsidiaries or any of its or their designees.

No Award may be made under the Plan after April 30, 2021.

References to determinations or other actions by AT&T or the Company, herein, shall mean actions authorized by the Committee, the Chairman of the Board of AT&T, the Senior Executive Vice President of AT&T in charge of Human Resources or their respective successors or duly authorized delegates, in each case in the discretion of such person, provided, however, only the Disinterested Committee may take action with respect to Insiders with regard to granting or determining the terms of Awards or other matters that would require the Disinterested Committee to act in order to comply with Rule 16b-3 promulgated under the Exchange Act.

All determinations and decisions made by AT&T pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including but not limited to the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

Article 4.    Shares Subject to the Plan.

4.1	Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the number of Shares available for issuance under the Plan shall not exceed ninety (90) million Shares. The Shares granted under this Plan may be either authorized but unissued or reacquired Shares. The Disinterested Committee shall have full discretion to determine the manner in which Shares available for grant are counted in this Plan.

4.2	Share Accounting. Without limiting the discretion of the Committee under this section, unless otherwise provided by the Disinterested Committee, the following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan or compliance with the foregoing limits:

(a)	If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture are forfeited under the terms of the Plan or the relevant Award, the Shares allocable to the terminated portion of such Award or such forfeited Shares shall again be available for issuance under the Plan.

(b)	Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash, other than an Option.

(c)	If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of Shares owned by the Participant, or an Option is settled without the payment of the exercise price, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised.

4.3

Adjustments in Authorized Plan Shares and Outstanding Awards.    In the event of any merger, reorganization, consolidation, recapitalization, separation, split-up, liquidation, Share combination, Stock split, Stock dividend, or other change in the corporate structure of the Company affecting the Shares, an adjustment shall be made in the number and class of Shares which may be delivered under the Plan (including but not limited to individual limits), and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and/or the number of outstanding Options, Shares of Restricted Stock, and Performance Shares (and Performance Units and other Awards whose value is based on a number of Shares) constituting outstanding Awards, as may be determined to be appropriate and equitable by the Disinterested Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Article 5.    Eligibility and Participation.

5.1	Eligibility. All management Employees are eligible to receive Awards under this Plan.

5.2	Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Employee is entitled to receive an Award unless selected by the Committee.

Article 6.    Stock Options.

6.1	Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to eligible Employees at any time and from time to time, and under such terms and conditions, as shall be determined by the Committee. In addition, the Committee may, from time to time, provide for the payment of dividend equivalents on Options, prospectively and/or retroactively, on such terms and conditions as the Committee may require. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Employee; provided, however, that no single Employee may receive Options under this Plan for more than one percent (1%) of the Shares approved for issuance under this Plan during any calendar year. The Committee may not grant Incentive Stock Options, as described in Section 422 of the Code, under this Plan.

6.2	Form of Issuance. Each Option grant may be issued in the form of an Award Agreement and/or may be recorded on the books and records of the Company for the account of the Participant. If an Option is not issued in the form of an Award Agreement, then the Option shall be deemed granted as determined by the Committee. The terms and conditions of an Option shall be set forth in the Award Agreement, in the notice of the issuance of the grant, or in such other documents as the Committee shall determine. Such terms and conditions shall include the Exercise Price, the duration of the Option, the number of Shares to which an Option pertains (unless otherwise provided by the Committee, each Option may be exercised to purchase one Share), and such other provisions as the Committee shall determine.

6.3	Exercise Price. Unless a greater Exercise Price is determined by the Committee, the Exercise Price for each Option Awarded under this Plan shall be equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. Subject to adjustment as provided in Section 4.3 herein or as otherwise provided herein, the terms of an Option may not be amended to reduce the exercise price nor may Options be cancelled or exchanged for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options.

6.4

Duration of Options.    Each Option shall expire at such time as the Committee shall determine at the time of grant (which duration may be extended by the Committee); provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. In the event the Committee does not specify the expiration date of an Option, then such Option will expire on the tenth (10th) anniversary date of its grant, except as otherwise provided herein.

6.5	Vesting of Options. A grant of Options shall vest at such times and under such terms and conditions as determined by the Committee; provided, however, unless another vesting period is provided by the Committee at or before the grant of an Option, one-third of the Options will vest on each of the first three anniversaries of the grant; if one Option remains after equally dividing the grant by three, it will vest on the first anniversary of the grant, if two Options remain, then one will vest on each of the first two anniversaries. The Committee shall have the right to accelerate the vesting of any Option; however, the Chairman of the Board or the Senior Executive Vice President-Human Resources, or their respective successors, or such other persons designated by the Committee, shall have the authority to accelerate the vesting of Options for any Participant who is not an Insider.

6.6	Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Exercises of Options may be effected only on days and during the hours that the New York Stock Exchange is open for regular trading. The Company may change or limit the times or days Options may be exercised. If an Option expires on a day or at a time when exercises are not permitted, then the Options may be exercised no later than the immediately preceding date and time that the Options were exercisable.

An Option shall be exercised by providing notice to the designated agent selected by the Company (if no such agent has been designated, then to the Company), in the manner and form determined by the Company, which notice shall be irrevocable, setting forth the exact number of Shares with respect to which the Option is being exercised and including with such notice payment of the Exercise Price, as applicable. When an Option has been transferred, the Company or its designated agent may require appropriate documentation that the person or persons exercising the Option, if other than the Participant, has the right to exercise the Option. No Option may be exercised with respect to a fraction of a Share.

6.7	Payment. Unless otherwise determined by the Committee, the Exercise Price shall be paid in full at the time of exercise. No Shares shall be issued or transferred until full payment has been received or the next business day thereafter, as determined by AT&T.

The Committee may, from time to time, determine or modify the method or methods of exercising Options or the manner in which the Exercise Price is to be paid. Unless otherwise provided by the Committee in full or in part:

(a)	Payment may be made in cash.

(b)	Payment may be made by delivery of Shares owned by the Participant in partial (if in partial payment, then together with cash) or full payment.

(c)

If the Company has designated a stockbroker to act as the Company’s agent to process Option exercises, an Option may be exercised by issuing an exercise notice together with instructions to such stockbroker irrevocably instructing the stockbroker: (A) to immediately sell (which shall include an exercise notice that becomes effective upon execution of a sale order) a sufficient portion of the Shares to be received from the Option exercise to pay the Exercise Price of the Options being exercised and the required tax withholding, and (B) to deliver on the settlement date the portion of the proceeds of the sale equal to the Exercise Price and tax withholding to the Company. In the event the stockbroker sells any Shares on behalf of a Participant, the stockbroker shall be acting solely as the agent of the Participant, and the Company disclaims any responsibility for the actions of the stockbroker in making any such sales. No Shares shall be issued until the settlement date and until the proceeds (equal to the Exercise Price and tax withholding) are paid to the Company.

(d)	At any time, the Committee may, in addition to or in lieu of the foregoing, provide that an Option may be “stock settled,” which shall mean upon exercise of an Option, the Company may fully satisfy its obligation under the Option by delivering that number of shares of Stock found by taking the difference between (a) the FMV of the Stock on the exercise date, multiplied by the number of Options being exercised and (b) the total Exercise Price of the Options being exercised, and dividing such difference by the FMV of the Stock on the exercise date.

If payment is made by the delivery of Shares, the value of the Shares delivered shall be equal to the then most recent Fair Market Value of the Shares established before the exercise of the Option.

Restricted Stock may not be used to pay the Exercise Price.

6.8	Termination of Employment. Unless otherwise provided by the Committee, the following limitations on exercise of Options shall apply upon Termination of Employment:

(a)	Termination by Death or Disability. In the event of the Participant’s Termination of Employment by reason of death or Disability, all outstanding Options granted to that Participant shall immediately vest as of the date of Termination of Employment and may be exercised, if at all, no more than five (5) years from the date of the Termination of Employment, unless the Options, by their terms, expire earlier.

(b)	Termination for Cause. In the event of the Participant’s Termination of Employment by the Company for Cause, all outstanding Options held by the Participant shall immediately be forfeited to the Company and no additional exercise period shall be allowed, regardless of the vested status of the Options.

(c)	Retirement or Other Termination of Employment. In the event of the Participant’s Termination of Employment for any reason other than the reasons set forth in (a) or (b), above:

(i)	If upon the Participant’s Termination of Employment, the Participant is eligible to Retire, then all outstanding unvested Options granted to that Participant shall immediately vest as of the date of the Participant’s Termination of Employment;

(ii)	All outstanding Options which are vested as of the effective date of Termination of Employment may be exercised, if at all, no more than five (5) years from the date of Termination of Employment if the Participant is eligible to Retire, or three (3) months from the date of the Termination of Employment if the Participant is not eligible to Retire, as the case may be, unless in either case the Options, by their terms, expire earlier; and

(iii)	In the event of the death of the Participant after Termination of Employment, this paragraph (c) shall still apply and not paragraph (a), above.

(d)	Options not Vested at Termination. Except as provided in paragraphs (a) and (c)(i), above, all Options held by the Participant which are not vested on or before the effective date of Termination of Employment shall immediately be forfeited to the Company (and the Shares subject to such forfeited Options shall once again become available for issuance under the Plan).

(e)	Other Terms and Conditions. Notwithstanding the foregoing, the Committee may, in its sole discretion, establish different, or waive, terms and conditions pertaining to the effect of Termination of Employment on Options, whether or not the Options are outstanding, but no such modification shall shorten the terms of Options issued prior to such modification or otherwise be materially adverse to the Participant.

6.9	Restrictions on Exercise and Transfer of Options. Unless otherwise provided by the Committee:

(a)	During the Participant’s lifetime, the Participant’s Options shall be exercisable only by the Participant or by the Participant’s guardian or legal representative. After the death of the Participant, except as otherwise provided by AT&T’s Rules for Employee Beneficiary Designations, an Option shall only be exercised by the holder thereof (including, but not limited to, an executor or administrator of a decedent’s estate) or his or her guardian or legal representative.

(b)	No Option shall be transferable except: (i) in the case of the Participant, only upon the Participant’s death and in accordance with the AT&T Rules for Employee Beneficiary Designations; and (ii) in the case of any holder after the Participant’s death, only by will or by the laws of descent and distribution.

Article 7.    Restricted Stock.

7.1	Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to eligible Employees in such amounts and upon such terms and conditions as the Committee shall determine. In addition to any other terms and conditions imposed by the Committee, vesting of Restricted Stock may be conditioned upon the achievement of Performance Goals in the same manner as provided in Section 8.4, herein, with respect to Performance Shares. No Employee may be awarded, in any calendar year, a number of Shares in the form of Restricted Stock (or Restricted Stock Units) exceeding one percent (1%) of the Shares approved for issuance under this Plan.

7.2	Restricted Stock Agreement. The Committee may require, as a condition to receiving a Restricted Stock Award, that the Participant enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

7.3	Transferability. Except as otherwise provided in this Article 7, and subject to any additional terms in the grant thereof, Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until fully vested.

7.4	Restrictions. The Restricted Stock shall be subject to such vesting terms, including the achievement of Performance Goals (as described in Section 8.4), as may be determined by the Committee. Unless otherwise provided by the Committee, to the extent Restricted Stock is subject to any condition to vesting, if such condition or conditions are not satisfied by the time the period for achieving such condition has expired, such Restricted Stock shall be forfeited. The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including but not limited to a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock and/or restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. The Committee may also grant Restricted Stock without any terms or conditions in the form of vested Stock Awards.

The Company shall also have the right to retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as the Shares are fully vested and all conditions and/or restrictions applicable to such Shares have been satisfied.

7.5	Removal of Restrictions. Except as otherwise provided in this Article 7 or otherwise provided in the grant thereof, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after completion of all conditions to vesting, if any. However, the Committee, in its sole discretion, shall have the right to immediately vest the shares and waive all or part of the restrictions and conditions with regard to all or part of the Shares held by any Participant at any time.

7.6	Voting Rights, Dividends and Other Distributions. Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights and shall receive all dividends and distributions paid with respect to such Shares. The Committee may require that dividends and other distributions, other than regular cash dividends, paid to Participants with respect to Shares of Restricted Stock be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in Shares, the Shares shall automatically be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid.

7.7	Termination of Employment Due to Death or Disability. In the event of the Participant’s Termination of Employment by reason of death or Disability, all restrictions imposed on outstanding Shares of Restricted Stock held by the Participant shall immediately lapse and the Restricted Stock shall immediately become fully vested as of the date of Termination of Employment.

7.8	Termination of Employment for Other Reasons. Unless otherwise provided by the Committee, in the event of the Participant’s Termination of Employment for any reason other than those specifically set forth in Section 7.7 herein, all Shares of Restricted Stock held by the Participant which are not vested as of the effective date of Termination of Employment immediately shall be forfeited and returned to the Company.

7.9	Restricted Stock Units. In lieu of or in addition to Restricted Stock, the Committee may grant Restricted Stock Units under such terms and conditions as shall be determined by the Committee. Restricted Stock Units shall be subject to the same terms and conditions under this Plan as Restricted Stock except as otherwise provided in this Plan or as otherwise provided by the Committee. Except as otherwise provided by the Committee, the award shall be settled and pay out promptly upon vesting (to the extent permitted by Section 409A of the Code), and the Participant holding such Restricted Stock Units shall receive, as determined by the Committee, Shares (or cash equal to the Fair Market Value of the number of Shares as of the date the award becomes payable) equal to the number of such Restricted Stock Units. Restricted Stock Units shall not be transferable, shall have no voting rights, and shall not receive dividends, but shall, unless otherwise provided by the Committee, receive dividend equivalents at the time and at the same rate as dividends are paid on Shares with the same record and pay dates. Upon a Participant’s Termination of Employment due to Death or Disability, his or her Restricted Stock Units will vest, and in the case of Death, will pay out promptly, and in the case of Disability, will only pay out in accordance with the terms of the grant (without regard to the Termination due to Disability). If the Participant dies after Termination of Employment, vested Restricted Stock Units will be promptly paid out.

Article 8.    Performance Units and Performance Shares.

8.1	Grants of Performance Units and Performance Shares. Subject to the terms of the Plan, Performance Shares and Performance Units may be granted to eligible Employees at any time and from time to time, as determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Units and/or Performance Shares Awarded to each Participant and the terms and conditions of each such Award.

8.2	Value of Performance Shares and Units.

(a)	A Performance Share is equivalent in value to a Share. In any calendar year, no individual may be awarded Performance Shares having a potential payout of Shares exceeding one percent (1%) of the Shares approved for issuance under this Plan.

(b)	A Performance Unit shall be equal in value to a fixed dollar amount determined by the Committee. In any calendar year, no individual may be Awarded Performance Units having a potential payout equivalent exceeding the Fair Market Value, as of the date of granting the Award, of one percent (1%) of the Shares approved for issuance under this Plan. The number of Shares equivalent to the potential payout of a Performance Unit shall be determined by dividing the maximum cash payout of the Award by the Fair Market Value per Share on the effective date of the grant. The Committee may denominate a Performance Unit Award in dollars instead of Performance Units. A Performance Unit Award may be referred to as a “Key Executive Officer Short Term Award.”

8.3	Performance Period. The Performance Period for Performance Shares and Performance Units is the period over which the Performance Goals are measured. The Performance Period is set by the Committee for each Award; however, in no event shall an Award have a Performance Period of less than one year.

8.4	Performance Goals. For each Award of Performance Shares or Performance Units, the Committee shall establish (and may establish for other Awards) performance objectives (“Performance Goals”) for the Company, its Subsidiaries, and/or divisions of any of foregoing, using the Performance Criteria and other factors set forth in (a) and (b), below. It may also use other criteria or factors in establishing Performance Goals in addition to or in lieu of the foregoing. A Performance Goal may be stated as an absolute value or as a value determined relative to an index, budget, prior period, similar measures of a peer group of other companies or other standard selected by the Committee. Performance Goals shall include payout tables, formulas or other standards to be used in determining the extent to which the Performance Goals are met, and, if met, the number of Performance Shares and/or Performance Units which would be converted into Stock and/or cash (or the rate of such conversion) and distributed to Participants in accordance with Section 8.6. Unless previously canceled or reduced, Performance Shares and Performance Units which may not be converted because of failure in whole or in part to satisfy the relevant Performance Goals or for any other reason shall be canceled at the time they would otherwise be distributable. When the Committee desires an Award of Performance Shares, Performance Units, Restricted Stock or Restricted Stock Units to qualify under Section 162(m) of the Code, as amended, the Committee shall establish or modify the Performance Goals for the respective Award prior to or within 90 days of the beginning of the Performance Period relating to such Performance Goal, and not later than after twenty-five percent (25%) of such period has elapsed. For all other Awards, the Performance Goals must be established before the end of the respective Performance Period.

(a)	The Performance Criteria which the Committee is authorized to use, in its sole discretion, are any of the following criteria or any combination thereof, including but not limited to the offset against each other of any combination of the following criteria:

(1)	Financial performance of the Company (on a consolidated basis), of one or more of its Subsidiaries, and/or a division of any of the foregoing. Such financial performance may be based on net income, Value Added (after- tax cash operating profit less depreciation and less a capital charge), EBITDA (earnings before interest, taxes, depreciation and amortization), revenues, sales, expenses, costs, gross margin, operating margin, profit margin, pre-tax profit, market share, volumes of a particular product or service or category thereof, including but not limited to the product’s life cycle (for example, products introduced in the last two years), number of customers or subscribers, number of items in service, including but not limited to every category of access or other telecommunication or television lines, return on net assets, return on assets, return on capital, return on invested capital, cash flow, free cash flow, operating cash flow, operating revenues, operating expenses, and/or operating income.

(2)	Service performance of the Company (on a consolidated basis), of one or more of its Subsidiaries, and/or of a division of any of the foregoing. Such service performance may be based upon measured customer perceptions of service quality. Employee satisfaction, employee retention, product development, completion of a joint venture or other corporate transaction, completion of an identified special project, and effectiveness of management.

(3)	The Company’s Stock price, return on stockholders’ equity, total stockholder return (Stock price appreciation plus dividends, assuming the reinvestment of dividends), and/or earnings per Share.

(4)	Impacts of acquisitions, dispositions, or restructurings, on any of the foregoing.

(b)	If the matters in a specific category below have a collective net impact (whether positive or negative) on net income, after taxes and available and collectible insurance, that exceed $500 million in a calendar year, then such matters (as well as any related effects on cash flow, if applicable) shall be excluded in determining whether or the extent to which the relevant Performance Goals applicable to such year are met:

Categories:

(1) changes in accounting principles;

(2) extraordinary items;

(3) changes in Federal tax law;

(4) changes in the tax laws of the states;

(5) expenses caused by natural disasters, including but not limited to floods, hurricanes, and earthquakes;

(6) expenses resulting from intentionally caused damage to property of the Company or its Subsidiaries taken as a whole;

(7) non-cash accounting write-downs of goodwill and other intangible assets.

In addition, where matters in a specific category have a collective net impact (whether positive or negative) on net income, after taxes and available and collectible insurance, that exceed $200 million but not $500 million in a calendar year, then such matters (as well as any related effects on cash flow, if applicable) shall also be excluded in determining the achievement of the relevant Performance Goals but only if the combined net effect of matters in all such categories (exceeding $200 million but not $500 million) exceeds $500 million.

Gains and losses related to the assets and liabilities from pension plans and other post retirement benefit plans (and any associated tax effects) shall be disregarded in determining whether or the extent to which a Performance Goal has been met.

Unless otherwise provided by the Committee at any time, no such adjustment shall be made for a current or former executive officer to the extent such adjustment would cause an Award to fail to satisfy the performance based exemption of Section 162(m) of the Code.

8.5	Dividend Equivalents on Performance Shares. Unless otherwise provided by the Committee, a cash payment (“Dividend Equivalent”) in an amount equal to the dividend payable on one Share shall be made to a Participant for each Performance Share held by such Participant on the record date for the dividend. Such Dividend Equivalent, if any, will be payable at the time the relevant AT&T common stock dividend is payable or at such other time as determined by the Committee, and may be modified or terminated by the Committee at any time. Notwithstanding the foregoing, unless otherwise provided by the Committee, Dividend Equivalents paid with respect to Performance Shares granted to an Officer Level Employee shall only be paid on the number of Performance Shares actually distributed and such payment shall be made when the related Performance Shares are distributed.

8.6	Form and Timing of Payment of Performance Units and Performance Shares. As soon as practicable after the applicable Performance Period has ended and all other conditions (other than Committee actions) to conversion and distribution of a Performance Share and/or Performance Unit Award have been satisfied (or, if applicable, at such other time determined by the Committee at or before the establishment of the Performance Goal), the Committee shall determine whether and the extent to which the Performance Goals were met for the applicable Performance Units and Performance Shares. If Performance Goals have been met, then the number of Performance Units and Performance Shares to be converted into Stock and/or cash and distributed to the Participants shall be determined in accordance with the Performance Goals for such Awards, subject to any limits imposed by the Committee. Payment of Performance Units and Performance Shares shall be made in a single lump sum, as soon as reasonably administratively possible following the determination of the number of Shares or amount of cash to which the Participant is entitled but not later than the 15th day of the third month following the end of the applicable Performance Period. Performance Units will be distributed to Participants in the form of cash. Performance Shares will be distributed to Participants in the form of fifty percent (50%) Stock and fifty percent (50%) Cash, or at the Participant’s election, one hundred percent (100%) Stock or one hundred percent (100%) Cash. In the event the Participant is no longer an Employee at the time of the distribution, then the distribution shall be one hundred (100%) in cash, provided the Participant may elect to take fifty percent (50%) or one hundred percent (100%) in Stock. At any time prior to the distribution of the Performance Shares and/or Performance Units, unless otherwise provided by the Committee or prohibited by this Plan (such as in the case of a Change in Control), the Committee shall have the authority to reduce or eliminate the number of Performance Units or Performance Shares to be converted and distributed, or to cancel any part or all of a grant or award of Performance Units or Performance Shares, or to mandate the form in which the Award shall be paid (i.e., in cash, in Stock or both, in any proportions determined by the Committee).

Unless otherwise provided by the Committee, any election to take a greater amount of cash or Stock with respect to Performance Shares must be made in the calendar year prior to the calendar year in which the Performance Shares are distributed.

For the purpose of converting Performance Shares into cash and distributing the same to the holders thereof (or for determining the amount of cash to be deferred), the value of a Performance Share shall be the Fair Market Value of a Share on the date the Committee authorizes the payout of Awards. Performance Shares to be distributed in the form of Stock will be converted at the rate of one (1) Share per Performance Share.

8.7	Termination of Employment Due to Death. In the event of the Participant’s Termination of Employment by reason of death during a Performance Period, the Participant shall receive a lump sum payout of the related outstanding Performance Units and Performance Shares calculated as if all unfinished Performance Periods had ended with one hundred percent (100%) of the Performance Goals achieved, valued as of the first business day of the calendar year following the date of Termination of Employment and payable as soon thereafter as reasonably possible but not later than the 15th day of the third month after the end of the calendar year in which such death occurred. Where the amount or part of Dividend Equivalents is determined by the number of Performance Shares that are paid out or is otherwise determined by a performance measure, and the related Performance Period for the Dividend Equivalents was not completed at death, then the Dividend Equivalents will be calculated as though one hundred percent (100%) of the goals were achieved and paid as soon as reasonably possible.

8.8	Termination of Employment for Other than Death or Disability. Unless the Committee determines otherwise at any time, in the event of the Participant’s Termination of Employment during the Performance Period for a reason other than due to death or Disability (and other than for Cause), then upon such Termination, the amount of the Participant’s Performance Units and number of Performance Shares shall be adjusted; the revised Awards shall be determined by multiplying the amount of the Performance Units and the number of Performance Shares, as applicable, by the number of months the Participant worked at least one day during the respective Performance Period divided by the number of months in the Performance Period, to be paid, if at all, at the same time and under the same terms that such outstanding Performance Units or Performance Shares would otherwise be paid; provided, however, if the Participant is not Retirement eligible and Terminates Employment voluntarily during the Performance Period for a grant of Performance Units or Performance Shares, then such Award shall be cancelled upon such Termination. A Termination shall be deemed to be voluntary if it is recorded as such on the records of the Company, as determined by the Company in its sole discretion.

8.9	Termination of Employment for Cause. In the event of the Termination of Employment of a Participant by the Company for Cause, all Performance Units and Performance Shares shall be forfeited by the Participant to the Company.

8.10	Nontransferability. Performance Units and Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than in accordance with the AT&T Rules for Employee Beneficiary Designations.

Article 9.    Beneficiary Designation. In the event of the death of a Participant, distributions or Awards under this Plan, other than Restricted Stock, shall pass in accordance with the AT&T Rules for Employee Beneficiary Designations, as the same may be amended from time to time. A Participant’s most recent Beneficiary Designation that is applicable to awards under the 1996 Stock and Incentive Plan, the 2001 Incentive Plan, or the 2006 Incentive Plan will also apply to distributions or awards under this Plan unless and until the Participant provides to the contrary in accordance with the procedures set forth in such Rules.

Article 10.    Employee Matters.

10.1	Employment Not Guaranteed. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s Employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or one of its Subsidiaries.

10.2	Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3	Loyalty Conditions and Enforcement. This section relates solely to Awards granted to a Participant who is an Officer Level Employee or a Senior Manager as of the date the Award is made.

(a)

Each Award under the Plan is intended to closely align the Participant’s long-term interests with those of the Company and its shareholders, and the conditions set forth in subsections (b) or (d) hereof (collectively, the “Loyalty Conditions”) are intended to protect the Company’s critical need for each Participant’s loyalty to the Company and its shareholders. If any Participant does not comply with a Loyalty Condition, either during employment or within the periods described below following Termination of Employment for any reason, then the Participant is acting contrary to the long-term interests of the Company, and there will be a failure of the consideration on which the Participant received any Award or Awards pursuant to the Plan. Accordingly, unless otherwise provided in the Award, as a condition of such Award, the Participant is deemed to agree that he shall not, without obtaining the written consent of AT&T in advance, violate the Loyalty Provisions of this Section 10.3. Unless otherwise expressly provided in an Award Agreement, if the Participant violates a Loyalty Condition, then the Company may terminate any outstanding, unexercised, unexpired, unpaid, or deferred Awards (“Award Termination”), rescind any exercise, payment or delivery pursuant to any Award or Awards (“Rescission”), or recapture any cash or Shares (whether restricted or unrestricted) issued pursuant to any Award or Awards, or proceeds from the Participant’s sale of such Shares (“Recapture”).

(b)	During the Participant’s employment with the Company and any of its Subsidiaries and for a period of two years after a Termination of Employment for any reason, a Participant shall not, without the Company’s prior written authorization, (i) disclose to anyone outside the Company or use, other than in the Company’s business, any Confidential Information, or (ii) disclose any trade secrets of the Company, as that term is defined under Applicable Law, for as long as such information is not generally known to the Company’s competitors through no fault or negligence of the Participant.

“Confidential Information” means all information belonging to, or otherwise relating to the business of the Company, which is not generally known, regardless of the manner in which it is stored or conveyed to Participant, and which the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by Participant. For example, Confidential Information includes, but is not limited to, information concerning the Company’s business plans, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Company, or any of the products or services made, developed or sold by the Company. Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by Participant from a third party; (iii) was known to Participant prior to receipt from the Company; or (iv) was independently developed by Participant or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by Participant or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Agreement.

(c)

Coincidentally with the exercise, receipt of payment, or delivery of cash or Shares pursuant to an Award, the Company may require that the Participant shall give a certification to the Company in writing if the Participant is not for any reason in full compliance with the terms and conditions of the Plan, including its Loyalty Conditions. If a Termination of

Employment has occurred for any reason, the Participant’s certification shall state the name and address of the Participant’s then-current employer or any entity for which the Participant performs business services and the Participant’s title, and shall identify any organization or business in which the Participant owns an equity interest of greater than five percent.

(d)	If the Company determines, in its sole and absolute discretion, that (i) a Participant has violated any of the Loyalty Conditions, or (ii) during his or her employment by the Company or any of its Subsidiaries, or within two years after the Termination of Employment for any reason, a Participant has engaged in any of the following conduct:

(i)	owned, operated or controlled, or participated in the ownership, operation or control of, any business enterprise (including, without limitation, any corporation, partnership, proprietorship or other venture) that competes with the Company in the Restricted Business (defined below) anywhere in the Restricted Territory (defined below);

(ii)	become employed as an officer or executive by any business enterprise (including, without limitation, any corporation, partnership, proprietorship or other venture) that competes with the Company in the Restricted Business anywhere in the Restricted Territory, if such employment or engagement requires Participant to compete against the Company in the Restricted Business;

(iii)	solicited any nonclerical employee of the Company with whom the Participant had Contact during his or her employment to terminate employment with the Company; or

(iv)	committed any breach of Participant’s fiduciary duty or the duty of loyalty, as determined by Applicable Law;

then the Committee may, in its sole and absolute discretion, impose an Award Termination, Rescission, and/or Recapture with respect to any or all of the Participant’s Awards, including any Shares or cash associated therewith, or any proceeds thereof. For purposes of this Agreement, the term “Restricted Business” means the business of providing communications or connectivity services, including both wireless and wire-lined telephone, messaging, Internet, data, and related services; the term “Restricted Territory” shall mean the state in which the Participant maintained his or her principal office with the Company on the date the Award was granted; and the term “Contact” means interaction between the Participant and the nonclerical employee during performance of Participant’s job responsibilities on behalf of the Company.

(e)

Within ten days after receiving notice from the Company of any such activity described in subsection (d) above, the Participant shall deliver to the Company the cash or Shares acquired pursuant to any and all Awards, or, if Participant has sold the Shares, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if the Participant returns Shares that the Participant purchased pursuant to the exercise of an Option (or the gains realized from the sale of such Shares), the Company shall promptly refund the exercise price, without earnings or interest, that the Participant paid for the Shares. Any payment by the Participant to the Company pursuant to this

Section shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment, or delivery. It shall not be a basis for Award Termination, Rescission or Recapture if, after a Termination of Employment, the Participant purchases, as an investment or otherwise, stock or other securities of an organization engaged in the Restricted Business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over the counter, and (ii) such investment does not represent more than a ten percent (10%) equity interest in the organization or business.

(f)	Notwithstanding the foregoing provisions of this Section, the Company has sole and absolute discretion not to require Award Termination, Rescission and/or Recapture, and its determination not to require Award Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or Award shall not in any way reduce or eliminate the Company’s authority to require Award Termination, Rescission and/or Recapture with respect to any other act or Participant or Award. Nothing in this Section shall be construed to impose obligations on the Participant to refrain from engaging in lawful competition with the Company after the Participant’s Termination of Employment that does not violate subsections (b) or (d) of this Section, other than any obligations that are part of any separate agreement between the Company and the Participant or that arise under Applicable Law.

(g)	All administrative and discretionary authority given to the Company under this Section shall be exercised by the most senior human resources executive of the Company or such other person or committee (including without limitation the Committee) as the Committee may designate from time to time.

(h)	If any provision within this Section is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by Applicable Law, and shall automatically be deemed amended in a manner consistent with its objectives and any limitations required under Applicable Law.

10.4	Reimbursement of Company for Unearned or Ill-gotten Gains. Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by Applicable Law, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Committee may, without obtaining the approval or consent of the Company’s shareholders or of any Participant, require that any Participant who personally engaged in one of more acts of fraud or misconduct that have caused or partially caused the need for such restatement or any current or former chief executive officer, chief financial officer, or executive officer, regardless of their conduct, to reimburse the Company for all or any portion of any Awards granted or settled under this Plan (with each such case being a “Reimbursement”), or the Committee may require the Termination or Rescission of, or the Recapture associated with, any Award, in excess of the amount the Participant would have received under the accounting restatement.

Article 11.    Change in Control. Unless the Committee provides otherwise prior to the grant of an Award, upon the occurrence of a Change in Control, the following shall apply to such Award:

(a)	Any and all Options granted hereunder to a Participant immediately shall become vested and exercisable upon the Termination of Employment of the Participant by the Company or by the Participant for “Good Reason”;

(b)	Any Restriction Periods and all restrictions imposed on Restricted Stock and Restricted Stock Units shall lapse and they shall immediately become fully vested upon the Termination of Employment of the Participant by the Company or by the Participant for “Good Reason” provided, Restricted Stock Units shall be settled in accordance with the terms of the grant without regard to the Change in Control unless the Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code and such Termination of Employment occurs within two years following such Change in Control, in which case the Restricted Stock Units shall be settled and paid out with such Termination of Employment;

(c)	Unless otherwise determined by the Committee, the payout of Performance Units and Performance Shares shall be determined exclusively by the attainment of the Performance Goals established by the Committee, which may not be modified after the Change in Control, and AT&T shall not have the right to reduce the Awards for any other reason;

(d)	For purposes of this Plan, “Good Reason” means in connection with a termination of employment by a Participant within two (2) years following a Change in Control, (a) a material adverse alteration in the Participant’s position or in the nature or status of the Participant’s responsibilities from those in effect immediately prior to the Change in Control, or (b) any material reduction in the Participant’s base salary rate or target annual bonus, in each case as in effect immediately prior to the Change in Control, or (c) the relocation of the Participant’s principal place of employment to a location that is more than fifty (50) miles from the location where the Participant was principally employed at the time of the Change in Control or materially increases the time of the Participant’s commute as compared to the Participant’s commute at the time of the Change in Control (except for required travel on the Company’s business to an extent substantially consistent with the Participant’s customary business travel obligations in the ordinary course of business prior to the Change in Control).

In order to invoke a Termination of Employment for Good Reason, a Participant must provide written notice to AT&T or the Employer with respect to which the Participant is employed or providing services of the existence of one or more of the conditions constituting Good Reason within ninety (90) days following the Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and AT&T shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that AT&T or the Employer fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two (2) years following such Cure Period in order for such termination as a result of such condition to constitute a Termination of Employment for Good Reason.

Article 12.    Amendment, Modification, and Termination.

12.1	Amendment, Modification, and Termination. The Board or the Disinterested Committee may at any time and from time to time, alter or amend the Plan or any Award in whole or in part or suspend or terminate the Plan in whole or in part.

12.2	Awards Previously Granted. No termination, amendment, or modification of the Plan or any Award (other than Performance Shares or Performance Units) shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award; provided, however, that any such modification made for the purpose of complying with Section 409A of the Code may be made by the Company without the consent of any Participant.

12.3	Delay in Payment. To the extent required in order to avoid the imposition of any interest and/or additional tax under Section 409A(a)(1)(B) of the Code, any amount that is considered deferred compensation under the Plan or Agreement and that is required to be postponed pursuant to Section 409A of the Code, following the a Participant’s Termination of Employment shall be delayed for six months if a Participant is deemed to be a “specified employee” as defined in Section 409A(a)(2)(i)(B) of the Code; provided that, if the Participant dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to the executor or administrator of the decedent’s estate within 60 days following the date of his death. A “Specified Employee” means any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by AT&T in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the twelve (12) month period ending on each December 31st (such twelve (12) month period is referred to below as the “identification period”). All Participants who are determined to be key employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Specified Employees for purposes of the Plan during the twelve (12) month period that begins on the first day of the 4th month following the close of such identification period.

Article 13.    Witholding.

13.1	Tax Withholding. Unless otherwise provided by the Committee, the Company shall deduct or withhold an amount sufficient to satisfy Federal, state, and local taxes (including but not limited to the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event arising or as a result of this Plan (“Withholding Taxes”).

13.2	Share Withholding. Unless otherwise provided by the Committee, upon the exercise of Options, the lapse of restrictions on Restricted Stock, the distribution of Performance Shares in the form of Stock, or any other taxable event hereunder involving the transfer of Stock to a Participant, the Company shall withhold Stock equal in value, using the Fair Market Value on the date determined by the Company to be used to value the Stock for tax purposes, to the Withholding Taxes applicable to such transaction.

Any fractional Share of Stock payable to a Participant shall be withheld as additional Federal withholding, or, at the option of the Company, paid in cash to the Participant.

Unless otherwise determined by the Committee, when the method of payment for the Exercise Price is from the sale by a stockbroker pursuant to Section 6.7(b)(ii), herein, of the Stock acquired through the Option exercise, then the tax withholding shall be satisfied out of the proceeds. For administrative purposes in determining the amount of taxes due, the sale price of such Stock shall be deemed to be the Fair Market Value of the Stock.

If permitted by the Committee, prior to the end of any Performance Period a Participant may elect to have a greater amount of Stock withheld from the distribution of Performance Shares to pay withholding taxes; provided, however, the Committee may prohibit or limit any individual election or all such elections at any time.

Alternatively, or in combination with the foregoing, the Committee may require Withholding Taxes to be paid in cash by the Participant or by the sale of a portion of the Stock being distributed in connection with an Award, or by a combination thereof.

Article 14.    Successors.

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article. 15    Legal Construction.

15.1	Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

15.2	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.3	Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.4	Errors. At any time AT&T may correct any error made under the Plan without prejudice to AT&T. Such corrections may include, among other things, changing or revoking an issuance of an Award.

15.5	Elections and Notices. Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind shall be made on forms prepared by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates or shall be made in such other manner as permitted or required by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates, including but not limited to elections or notices through electronic means, over the Internet or otherwise. An election shall be deemed made when received by AT&T (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form. AT&T may limit the time an election may be made in advance of any deadline.

Where any notice or filing required or permitted to be given to AT&T under the Plan, it shall be delivered to the principal office of AT&T, directed to the attention of the Senior Executive Vice President-Human Resources of AT&T or his or her successor. Such notice shall be deemed given on the date of delivery.

Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant’s work or home address as shown on the records of AT&T or, at the option of AT&T, to the Participant’s e-mail address as shown on the records of AT&T.

It is the Participant’s responsibility to ensure that the Participant’s addresses are kept up to date on the records of AT&T. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants’ work locations.

15.6	Governing Law. To the extent not preempted by Federal law, the Plan, and all awards and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Texas, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

15.7	Venue. Because awards under the Plan are granted in Texas, records relating to the Plan and awards thereunder are located in Texas, and the Plan and awards thereunder are administered in Texas, the Company and the Participant to whom an award under this Plan is granted, for themselves and their successors and assigns, irrevocably submit to the exclusive and sole jurisdiction and venue of the state or federal courts of Texas with respect to any and all disputes arising out of or relating to this Plan, the subject matter of this Plan or any awards under this Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any awards or the terms and conditions of this Plan. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Plan, and to ensure consistency in application and interpretation of the Governing Law to the Plan, the parties agree that (a) sole and exclusive appropriate venue for any such action shall be an appropriate federal or state court in Dallas County, Texas, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Texas court, and no other, (c) such Texas court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto and (d) that the parties waive any and all objections and defenses to bringing any such action before such Texas court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

15.8	409A Compliance. Awards under the Plan may be structured to be exempt from or be subject to Section 409A of the Code. To the extent that Awards granted under the Plan are subject to Section 409A of the Code, the Plan will be construed and administered in a manner that enables the Plan and such Awards to comply with the provisions of Section 409A of the Code.

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone. Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

•	Log on to the Internet and go to www.envisionreports.com/att

•	Follow the steps outlined on the secured website.
Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card/Voting Instruction Card

To vote by using the proxy card below, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Randall L. Stephenson	☐	☐	☐	05 - Jaime Chico Pardo	☐	☐	☐	09 - John B. McCoy	☐	☐	☐

02 - Gilbert F. Amelio	☐	☐	☐	06 - James P. Kelly	☐	☐	☐	10 - Joyce M. Roché	☐	☐	☐

03 - Reuben V. Anderson	☐	☐	☐	07 - Jon C. Madonna	☐	☐	☐	11 - Matthew K. Rose	☐	☐	☐

04 - James H. Blanchard	☐	☐	☐	08 - Lynn M. Martin	☐	☐	☐	12 - Laura D’Andrea Tyson	☐	☐	☐

Director Proposals — The Board of Directors recommends a vote FOR Items 2 through 4, and every 3 YRS for Item 5.

	For	Against	Abstain			For	Against	Abstain
2. Ratification of appointment of independent auditors.	☐	☐	☐	4. Advisory vote on executive compensation.		☐	☐	☐

	For	Against	Abstain		3 Yrs	2 Yrs	1 Yr	Abstain
3. Approve 2011 Incentive Plan.	☐	☐	☐	5. Advisory vote on frequency of vote	☐	☐	☐	☐
on executive compensation.

Stockholder Proposals — The Board of Directors recommends a vote AGAINST Items 6 through 8.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
6. Political contributions.	☐	☐	☐	7. Special stockholder meetings.	☐	☐	☐	8. Written consent.	☐	☐	☐

1UPX

AT&T Inc. 2011 Annual Meeting of Stockholders	Admission Ticket

Friday, April 29, 2011 Doors open at 8:00 a.m. local time Meeting begins at 9:00 a.m. local time	Upon arrival, please present this admission ticket and photo ID at the registration desk.

The Statehouse Convention Center

Wally Allen Ballroom

1 Statehouse Plaza

Little Rock, Arkansas

The meeting will be held in the Wally Allen

Ballroom. Complimentary parking is available at

 Second & Main Parking Garage (at 2nd

and Main). If the garage is full, then go to ‚

Little Rock Municipal Garage (at Markham and

Spring). Upon entering garage, take a ticket.

When you leave, turn in your ticket and tell the

attendant you were at the AT&T meeting.

To vote by using the proxy card below, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 29, 2011.

The undersigned hereby appoints Randall L. Stephenson and Richard G. Lindner, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in AT&T Inc. at the Annual Meeting of Stockholders to be held on April 29, 2011, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares (except for shares held in the employee benefit plans noted below) in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR all nominees, FOR Items 2 - 4 and every 3 Years on Item 5, and AGAINST each of the stockholder proposals (Items 6 - 8) listed on the reverse side of this card (each of which is described in the proxy statement). The Board of Directors knows of no other matters that are to be presented at the meeting.

Please sign below and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone, through the Internet or mail it to Computershare, PO Box 43115, Providence RI 02940.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the (a) plan administrator for any shares held on your behalf pursuant to The DirectSERVICE Investment Program (dividend reinvestment plan) and (b) plan administrator or trustee for any shares held on your behalf under any of the following employee benefit plans: the AT&T Savings Plan, the AT&T Savings and Security Plan, the AT&T Long Term Savings and Security Plan, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the AT&T Puerto Rico Savings Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Shares in each of the foregoing employee benefit plans for which voting instructions are not received will not be voted, subject to the trustee’s fiduciary obligations. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 26, 2011.

Non-Voting Items

Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your instructions to be executed.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.